UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HAGGAR CORP.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Two Colinas Crossing
11511 Luna Road
Dallas, Texas  75234

October 3, 2005

Dear Stockholder:

The board of directors of Haggar Corp. (the “Company”) has approved a merger providing for the acquisition of the Company by Texas Clothing Holding Corp., an entity affiliated with Infinity Associates LLC, Perseus, L.L.C. and Grand Wealth Group Limited. If the merger is completed, you will receive $29.00 in cash, without interest, for each share of the Company’s common stock you own.

You will be asked, at a special meeting of the Company’s stockholders, to approve and adopt the merger agreement. The board of directors has approved and adopted the merger agreement and determined the merger and the merger agreement to be advisable and in the best interests of the Company and the Company’s stockholders. The board of directors recommends that the Company’s stockholders vote “FOR” the approval and adoption of the merger agreement.

The special meeting of stockholders of the Company will be held on Tuesday, November 1, 2005, at 9:00 a.m., Central Time, at the Haggar Corp. Conference Center, 11511 Luna Road, Dallas, Texas  75234.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of the Company’s stockholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK YOU OWN. BECAUSE THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE COMPANY’S OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE THEREON AS OF THE RECORD DATE FOR THE SPECIAL MEETING, A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER. ACCORDINGLY, YOU ARE REQUESTED TO SUBMIT YOUR PROXY BY PROMPTLY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED OR TO SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET PRIOR TO THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

Submitting your proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting and vote your shares in person.

Thank you for your cooperation and continued support.

Very truly yours,

J.M. Haggar, III
Chairman of the Board of Directors and
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED OCTOBER 3, 2005
AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT OCTOBER 5, 2005.

Two Colinas Crossing
11511 Luna Road
Dallas, Texas 75234

October 3, 2005

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 1, 2005

Dear Stockholder:

A special meeting of stockholders of Haggar Corp., a Nevada corporation (“Haggar” or the “Company”), will be held on Tuesday, November 1, 2005, at 9:00 a.m., Central Time, at the Haggar Corp. Conference Center, 11511 Luna Road, Dallas, Texas  75234 for the following purposes:

1.                To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 31, 2005 (as it may be amended from time to time, the “merger agreement”), among the Company, Texas Clothing Holding Corp. (“Parent”) and Nevada Clothing Acquisition Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, upon the merger becoming effective, each outstanding share of common stock, par value $0.10 per share, of the Company (the “common stock”) (other than shares held in the treasury of the Company or owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent or the Company) will be converted into the right to receive $29.00 in cash, without interest;

2.                To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve and adopt the merger agreement; and

3.                To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only stockholders of record on September 29, 2005, are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

The approval and adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of common stock entitled to vote thereon as of the record date for the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy in the envelope provided, or submit your proxy by telephone or the Internet prior to the special meeting, and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval and adoption of the merger agreement and in favor of the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the approval and adoption of the merger agreement. If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

The Haggar board of directors recommends that stockholders vote FOR the approval and adoption of the merger agreement at the special meeting, FOR the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies and FOR the authorization of the proxies to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

By order of the board of directors,

Marc W. Joseph
Secretary
October 3, 2005

i

ANNEX A	Agreement and Plan of Merger, dated as of August 31, 2005, among Texas Clothing Holding Corp., Nevada Clothing Acquisition Corp. and Haggar Corp.
ANNEX B	Opinion of Bear, Stearns & Co. Inc.

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Haggar Corp. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement. In this proxy statement, the terms “Haggar,” “Company,” “we,” “our,” “ours,” and “us” refer to Haggar Corp. and its subsidiaries.

Q:             What is the proposed transaction?

A:             The proposed transaction is the acquisition of the Company by an entity affiliated with Infinity Associates LLC, Perseus Market Opportunity Fund, L.P. (an affiliate of Perseus, L.L.C.) and Grand Wealth Group Limited (collectively, the “Sponsors”) pursuant to an Agreement and Plan of Merger, dated as of August 31, 2005 (the “merger agreement”), among the Company, Texas Clothing Holding Corp. (“Parent”) and Nevada Clothing Acquisition Corp., a wholly-owned subsidiary of Parent (“Merger Sub”). Once the merger agreement has been approved and adopted by the Company’s stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Haggar (the “merger”). Haggar will be the surviving corporation in the merger (the “surviving corporation”) and will become a wholly-owned subsidiary of Parent.

Q:             What will I receive in the merger?

A:             Upon completion of the merger, you will receive $29.00 in cash, without interest and less any required tax withholding, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $2,900.00 in cash in exchange for your shares of common stock, less any required tax withholding. You will not own shares in the surviving corporation.

Q:             Where and when is the special meeting?

A:             The special meeting will take place at the Haggar Corp. Conference Center, 11511 Luna Road, Dallas, Texas 75234, on Tuesday, November 1, 2005, at 9:00 a.m., Central Time.

Q:             Who is eligible to vote?

A:             All stockholders of record on the close of business on September 29, 2005 will be eligible to vote.

Q:             What vote of our stockholders is required to approve and adopt the merger agreement?

A:             For us to complete the merger, stockholders holding at least a majority of our common stock outstanding at the close of business on the record date must vote “FOR” the approval and adoption of the merger agreement. Accordingly, a failure to vote, an abstention or a broker non-vote will have the same effect as a vote against approval and adoption of the merger agreement.

Each of J.M. Haggar, III, chairman of our board of directors and chief executive officer of Haggar; Frank D. Bracken, president and chief operating officer of Haggar; John C. Tolleson, a member of Haggar’s board of directors; and Kahn Brothers & Co., Inc., an affiliate of Thomas G. Kahn, a member of Haggar’s board of directors, has entered into a stock voting agreement, pursuant to which they have agreed to vote shares in favor of the approval and adoption of the merger agreement and against any competing transaction proposed to the Company’s stockholders, unless the merger agreement is terminated in accordance with its terms. As of the record date, an aggregate of 1,428,544 shares (excluding options), representing approximately 20.1% of our outstanding common stock, were subject to these stock voting agreements.

Q:             Am I entitled to appraisal or dissenters’ rights?

A:             Under the Nevada Revised Statutes Chapter 92A, you are not entitled to any dissenters’ rights with respect to the merger.

Q:             How does the Company’s board of directors recommend that I vote?

A:             Our board of directors recommends that our stockholders vote “FOR” the approval and adoption of the merger agreement. You should read “The Merger—Reasons for the Merger” for a discussion of the factors that our board of directors considered in deciding to recommend the approval and adoption of the merger agreement.

Q:             What was the opinion of the Company’s financial advisor?

A:             Our board of directors received an opinion from its financial advisor, Bear, Stearns & Co. Inc., that, as of August 31, 2005, the merger consideration of $29.00 per share is fair, from a financial point of view, to the stockholders of Haggar (excluding Parent, Merger Sub and those stockholders that have entered into stock voting agreements with respect to their shares of Haggar common stock). Please read “The Merger—Opinion of Bear Stearns” for information about the opinion of Bear, Stearns & Co. Inc.

Q:             What do I need to do now?

A:             We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. If you are a stockholder of record, then you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•       telephone, using the toll-free number listed on each proxy card (if you are a registered stockholder, that is if you hold your stock in your name) or vote instruction card (if your shares are held in “street name,” meaning that your shares are held in the name of a broker, bank or other nominee and your bank, broker or nominee makes telephone voting available);

•       the Internet, at the address provided on each proxy card (if you are a registered stockholder) or vote instruction card (if your shares are held in “street name” and your bank, broker or nominee makes Internet voting available); or

•       mail, by completing, signing, dating and mailing each proxy card or vote instruction card and returning it in the envelope provided.

Q:             If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:             Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the merger.

Q:             Can I change my vote?

A:             Yes, you can change your vote at any time before your proxy is voted at the special meeting. If you are a registered stockholder, you may revoke your proxy (a) by filing with or transmitting to the Company’s Secretary at the Company’s principal executive offices an instrument or transmission of revocation or (b) by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person; simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in “street name” and you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

Q:             What does it mean if I get more than one proxy card or vote instruction card?

A:             If your shares are registered differently or are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards or vote instruction cards you receive (or submit your proxy by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:             What is a quorum?

A:             A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Q:             How are votes counted?

A:             For the proposal relating to the approval and adoption of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but, because stockholders holding at least a majority of Company common stock outstanding on the record date must vote FOR the approval and adoption of the merger agreement, an abstention or broker non-vote has the same effect as if you vote AGAINST the approval and adoption of the merger agreement.

For the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Because only a majority of the votes actually cast is required to approve the proposal to adjourn or postpone the meeting, if necessary or appropriate, abstentions and broker non-votes will have no effect on such proposal.

Q.              Who will bear the cost of this solicitation?

A:             We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile or similar means, by our directors, officers or employees without additional compensation. In addition, D.F. King & Co., Inc. will provide solicitation services to us for a fee of approximately $7,500 plus out-of-pocket expenses. We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record.

Q:             When do you expect the merger to be completed?

We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in November 2005. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived (as permitted by law). See “The Merger Agreement—Conditions to the Merger” and “The Merger Agreement—Effective Time.”

Q:             Should I send in my stock certificates now?

A:             No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:             Who can help answer my other questions?

A:             If you have more questions about the merger, or if you need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, you should contact D.F. King & Co., Inc., our proxy solicitation agent, at (212) 269-5550 (collect) or toll free at (800) 949-2583. If your broker holds your shares, you should also call your broker for additional information.

SUMMARY

The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties to the Merger (Page 16)

Haggar Corp.
11511 Luna Road
Dallas, Texas 75234
(214) 352-8481

Haggar Clothing Co., a wholly-owned subsidiary of Haggar Corp., is a leading marketer of casual and dress men’s and women’s apparel products, with global headquarters in Dallas, Texas. Haggar markets in the United States, Canada, Mexico, and the United Kingdom. Haggar also holds licenses to use the Claiborne®, Kenneth Cole New York®, and Kenneth Cole Reaction® trademarks to source and market men’s pants and shorts.

Texas Clothing Holding Corp.
c/o Perseus, L.L.C.
1325 Avenue of the Americas, 25th Floor
New York, New York 10019
(212) 651-6400

Parent is a Delaware corporation affiliated with the Sponsors. Parent was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Nevada Clothing Acquisition Corp.
c/o Perseus, L.L.C.
1325 Avenue of the Americas, 25th Floor
New York, New York 10019
(212) 651-6400

Merger Sub is a Nevada corporation and a wholly-owned subsidiary of Parent. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Parent and Merger Sub are each entities affiliated with Infinity Associates LLC, Perseus, L.L.C. and Grand Wealth Group Limited. Infinity Associates LLC is an investment company specializing in the acquisition of leading brands in the consumer soft goods industry. Perseus, L.L.C. is a merchant bank and private equity fund management company with offices in Washington, D.C. and New York City. Grand Wealth Group Limited is an investment holding company. Symphony Holdings Limited is the controlling shareholder of Grand Wealth Group Limited and is a manufacturing company that is publicly listed on the Hong Kong Stock Exchange.

The Special Meeting

Time, Place and Date (Page 17)

The special meeting will be held on Tuesday, November 1, 2005, starting at 9:00 a.m., Central Time, at the Haggar Corp. Conference Center, 11511 Luna Road, Dallas, Texas 75234.

Purpose (Page 17)

You will be asked to consider and vote upon approval and adoption of the merger agreement. The merger agreement provides that Merger Sub will be merged with and into the Company, and each outstanding share of the Company’s common stock (other than shares held in the treasury of the Company or owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent or the Company) will be converted into the right to receive $29.00 in cash, without interest.

The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.

Record Date and Quorum (Page 17)

You are entitled to vote at the special meeting if you owned shares of the Company’s common stock at the close of business on September 29, 2005, the record date for the special meeting. You will have one vote for each share of the Company’s common stock that you owned on the record date. As of the record date, there were 7,098,833 shares of the Company’s common stock entitled to be voted.

A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Required Vote (Page 17)

For us to complete the merger, stockholders holding at least a majority of our common stock outstanding at the close of business on the record date must vote “FOR” the approval and adoption of the merger agreement. All of our stockholders are entitled to one vote per share. A failure to vote your shares of the Company’s common stock, an abstention or a broker non-vote will have the same effect as a vote against the merger.

Each of J.M. Haggar, III, chairman of our board of directors and chief executive officer of Haggar; Frank D. Bracken, president and chief operating officer of Haggar; John C. Tolleson, a member of Haggar’s board of directors; and Kahn Brothers & Co., Inc., an affiliate of Thomas G. Kahn, a member of Haggar’s board of directors, has entered into a stock voting agreement, pursuant to which they have agreed to vote shares in favor of the approval and adoption of the merger agreement and against any competing transaction proposed to the Company’s stockholders, unless the merger agreement is terminated in accordance with its terms. As of the record date, an aggregate of 1,428,544 shares (excluding options), representing approximately 20.1% of our outstanding common stock, were subject to these stock voting agreements.

Share Ownership of Directors and Executive Officers (Page 66)

As of the record date, the directors and current executive officers of Haggar beneficially owned in the aggregate 1,611,225 shares (excluding options), representing approximately 22.7% of the shares of the Company’s common stock entitled to vote at the special meeting.

Voting and Proxies (Page 18)

Any Haggar stockholder of record entitled to vote may submit a proxy by telephone or the Internet or by returning the enclosed proxy card by mail, or may vote in person by appearing at the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not provide your broker with instructions, your shares will not be voted and that will have the same effect as a vote against the merger.

Revocability of Proxy (Page 18)

Any Haggar stockholder of record who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted in any one of the following ways:

•       filing with or transmitting to the Company’s Secretary at the principal executive offices of the Company, at or before the special meeting, an instrument or transmission of revocation that is dated a later date than the proxy;

•       sending a later-dated proxy relating to the same shares to the Company’s Secretary, at or before the special meeting;

•       submitting a later-dated proxy by the Internet or by telephone, at or before the special meeting; or

•       attending the special meeting and voting in person by ballot.

Simply attending the special meeting will not constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

When the Merger Will be Completed (Page 49)

We are working to complete the merger as soon as possible. We anticipate completing the merger in November 2005, subject to the approval and adoption of the merger agreement by the Company’s stockholders and the satisfaction or waiver of the other closing conditions.

Effects of the Merger (Page 49)

If the merger agreement is approved and adopted by the Company’s stockholders and the other conditions to closing are satisfied, Merger Sub will be merged with and into the Company, with the Company being the surviving corporation. Upon completion of the merger, the Company’s common stock will be converted into the right to receive $29.00 per share, without interest and less any required tax withholding. Following the completion of the merger, we will no longer be a public company and you will cease to have any ownership interest in the Company and will not participate in any future earnings and growth of the Company.

Board Recommendation (Page 29)

After careful consideration, our board of directors has:

•       determined that the merger and the merger agreement are advisable and in the best interests of the Company and its stockholders;

•       approved and adopted the merger agreement; and

•       recommended that Haggar’s stockholders vote “FOR” the approval and adoption of the merger agreement.

In reaching its decision, our board of directors continuously consulted with our management team and advisors in considering the proposed merger agreement. Members of management generally participated in meetings of our board of directors. In considering the recommendation of the Company’s board of directors with respect to the merger, you should be aware that some of the Company’s directors and executive officers who participated in meetings of our board of directors have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. See “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.” For the factors considered by our board of directors in reaching its decision to approve and adopt the merger agreement, see “The Merger—Reasons for the Merger.”

Stock Voting Agreements (Page 64)

Each of J.M. Haggar, III, chairman of our board of directors and chief executive officer of Haggar; Frank D. Bracken, president and chief operating officer of Haggar; John C. Tolleson, a member of Haggar’s board of directors; and Kahn Brothers & Co., Inc., an affiliate of Thomas G. Kahn, a member of Haggar’s board of directors, has entered into a stock voting agreement, pursuant to which they have agreed to vote shares in favor of the approval and adoption of the merger agreement and against any competing transaction proposed to the Company’s stockholders, unless the merger agreement is terminated in accordance with its terms, and have delivered an irrevocable proxy to Parent for the purpose of voting such shares. The stock voting agreements will terminate upon the earlier of (i) the termination of the merger agreement and (ii) the effective time of the merger.

Opinion of Bear Stearns (Page 30 and Annex B)

Bear, Stearns & Co. Inc. (“Bear Stearns”) has delivered its opinion to the Company’s board of directors that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration of $29.00 in cash per share to be received by stockholders of Haggar pursuant to the merger agreement is fair, from a financial point of view, to such stockholders (excluding Parent, Merger Sub and those stockholders that have entered into stock voting agreements with respect to their shares of Haggar common stock).

The opinion of Bear Stearns is addressed to the Company’s board of directors for its benefit and use, is directed only to the consideration to be paid in the merger and does not constitute a recommendation to the board of directors or any of our stockholders as to how to vote in connection with the merger agreement. The opinion of Bear Stearns does not address the Company’s underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for the Company, the financing of the merger or the effects of any other transaction in which the Company might engage. The full text of the written opinion of Bear Stearns, dated August 31, 2005, which sets forth the procedures followed, limitations on the review undertaken, matters considered and assumptions made in connection with such opinion, is attached as Annex B to this proxy statement. We recommend that you read the opinion carefully in its entirety. Pursuant to the terms of the engagement letter with Bear Stearns, the Company has agreed to pay to Bear Stearns a fee in the event the merger is consummated.

Financing (Page 37)

The Company and the Sponsors estimate that the total amount of funds necessary to consummate the merger and related transactions (including payment of the aggregate merger consideration, payments with respect to benefits under the Supplemental Executive Retirement Plan and all related fees and expenses) will be approximately $240,000,000.

Infinity Associates LLC has received a commitment from Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., with respect to a $195,500,000 senior secured loan facility, consisting of (a) a $140,000,000 revolving loan facility, (b) a $30,500,000 term loan and (c) a $25,000,000 second-lien term loan. The facilities contemplated by the debt financing commitment are conditioned on the merger being consummated, as well as other conditions being satisfied, as described in further detail under “The Merger—Financing—Debt Financing,” on or prior to December 31, 2005. The closing of the merger is conditioned on the receipt by Parent of the financing contemplated by the debt commitment letter or, if it is unavailable, alternate financing.

In addition, Parent and Merger Sub have obtained an aggregate of $102,000,000 in equity commitments from Infinity Associates LLC, Perseus Market Opportunity Fund, L.P. and Grand Wealth Group Limited.

Treatment of Stock Options (Page 49)

The merger agreement provides that all outstanding Company stock options issued pursuant to the Company’s stock option and incentive plans, whether or not vested or exercisable, will, as of the effective time of the merger, become fully exercisable and thereafter represent the right to receive an amount in cash, less applicable tax withholding and without interest, equal to the product of:

•       the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by

•       the excess, if any, of $29.00 over the exercise price per share of common stock subject to such option.

Treatment of Restricted Stock (Page 49)

The merger agreement provides that, immediately prior to the effective time of the merger, the restrictions applicable to each share of restricted stock will lapse and, at the effective time of the merger, each outstanding share of our restricted stock will become fully vested and will be converted into the right to receive $29.00 in cash, without interest and less applicable tax withholding.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 40)

Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•       our directors and executive officers will have their vested and unvested stock options and restricted stock cashed out in connection with the merger, meaning that they will receive cash payments for each share of common stock subject to such option equal to the excess, if any, of $29.00 per share over the exercise price per share of their options, without interest and less applicable tax withholding, and they will receive $29.00 per share for each share of their restricted stock, without interest and less applicable tax withholding;

•       each of our current executive officers has an employment agreement that provides certain severance payments and benefits in the case of his or her termination of employment under certain circumstances and, in addition, the agreements provide that in the event any benefit received by the executive officer gives rise to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, for the executive officer, the executive officer is also entitled to a “gross-up” payment in an amount that would place the executive officer in the same after-tax position that he or she would have been in if no excise tax had applied;

•       the merger agreement provides for indemnification arrangements for each of our current and former directors and officers that will continue for six years following the effective time of the merger as well as insurance coverage covering his or her service to the Company as a director or officer;

•       benefits under the Haggar Corp. Supplemental Executive Retirement Plan (the “SERP”) payable to J. M. Haggar, III and Frank D. Bracken will become 100% vested upon a change of control under the SERP (including the merger) and the present value of Mr. Bracken’s benefit that was not vested as of December 31, 2004, reduced by 10%, and 100% of the present value of Mr. Haggar’s benefit, reduced by 10%, will be paid in a single lump sum at the closing of the merger regardless of whether the participant’s employment is terminated; and

•       although no agreements have been entered into as of the date of this proxy statement, the Sponsors have indicated that they are exploring retaining certain members of our existing management team with the surviving corporation after the merger is completed, and in that respect, certain members of management currently are engaged in discussions with representatives of Parent; as a result, it is possible that these persons will enter into new arrangements with Parent, Merger Sub or their affiliates regarding employment with, and possibly the right to purchase or participate in the equity of, the surviving corporation, although such matters are subject to further negotiation and discussion and no terms or conditions have been finalized.

Material United States Federal Income Tax Consequences (Page 46)

If you are a U.S. holder of our common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of the Company’s common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder of our common stock, the merger generally will not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. You should consult your own tax advisor for a full understanding of how the merger will affect your taxes.

Regulatory Approvals (Page 48)

Except for the filing of articles of merger in Nevada at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Procedure for Receiving Merger Consideration (Page 50)

As soon as practicable after the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to you and the other Haggar stockholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates or book-entry shares in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

No Solicitation of Transactions (Page 56)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with third parties regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain limited circumstances required for our board of directors to comply with its fiduciary duties, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition, change its recommendation of the merger and terminate the merger agreement and enter into an agreement with respect to a superior proposal after paying the termination fee specified in the merger agreement.

Conditions to Closing (Page 59)

Before we can complete the merger, a number of conditions must be satisfied. These include:

•       the receipt of Company stockholder approval;

•       the absence of governmental orders that have the effect of making the merger illegal or that otherwise prohibit the closing;

•       performance by each of the parties of its covenants under the merger agreement in all material respects;

•       the receipt by Parent of the financing contemplated by the debt commitment letter or, if it is unavailable, alternate financing;

•       no material adverse effect with respect to the Company having occurred after the date of the merger agreement that is continuing as of the closing date, and no occurrence of any events, changes, circumstances or developments that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect with respect to the Company; and

•       the accuracy of the Company’s representations and warranties in the merger agreement, except to the extent the failure of such representations and warranties to be true and correct would not constitute a material adverse effect with respect to the Company.

Other than the conditions pertaining to the Company stockholder approval and the absence of governmental orders, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may elect to waive conditions to their respective performance and complete the merger. None of the Company, Parent or Merger Sub, however, has any intention to waive any condition as of the date of this proxy statement.

Termination of the Merger Agreement (Page 61)

Haggar, Parent and Merger Sub may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of Haggar have approved and adopted the merger agreement. The merger agreement may also be terminated at any time prior to the effective time of the merger in certain other circumstances, including:

•       by either Parent or the Company if:

•        a final, non-appealable governmental order prohibits the merger;

•        the Company stockholders do not approve and adopt the merger agreement at the special meeting or any postponement or adjournment thereof;

•        the closing has not occurred on or before December 31, 2005, provided that if at December 31, 2005 all conditions precedent to the closing have been satisfied or waived, except for the condition that Parent will have received its debt financing, then Parent has the right to extend the closing by up to thirty days; or

•        there is a material breach by the non-terminating party of its representations, warranties, covenants or agreements in the merger agreement such that the closing conditions would not be satisfied;

•       by Parent if:

•        our board of directors withdraws or adversely modifies its recommendation of the merger;

•        the Company does not include its recommendation of the merger in this proxy statement;

•        our board of directors recommends or approves another acquisition proposal;

•        any of the Company or its officers or directors breaches the non-solicitation provisions of the merger agreement in any material respect;

•        our board of directors fails to reaffirm publicly and unconditionally its recommendation of the merger within five business days of any written request from Parent; or

•        we suffer a material adverse effect;

•       by the Company:

•        in order to accept a superior proposal, but only if:

•       we have provided Parent a three business day period to revise the terms and conditions of the merger agreement;

•       we have complied with our non-solicitation requirements;

•       our board determines that the failure to take such action would violate its fiduciary obligations; and

•      we pay the termination fee described below; or

•        if Parent suffers a material adverse effect.

Termination Fees and Expenses (Page 62)

The Company has agreed to pay Parent a fee of $7,000,000 in cash if Parent terminates the merger agreement because:

•       the board of directors of the Company has withdrawn, modified or changed, in any manner that is adverse to Parent, its recommendation that the Company’s stockholders approve and adopt the merger agreement;

•       the Company has failed to include its recommendation of the merger in this proxy statement;

•       the board of directors of the Company has approved or recommended to the Company’s stockholders another acquisition proposal;

•       any of the Company or its officers or directors has breached in any material respect the non-solicitation provisions applicable to it, him or her; or

•       the board of directors of the Company has failed to reaffirm publicly and unconditionally its recommendation of the merger within five business days of any written request from Parent.

The Company has also agreed to pay Parent a fee of $7,000,000 in cash if the Company terminates the merger agreement in order to accept a superior acquisition proposal.

In addition, the Company has agreed to pay Parent a fee of $7,000,000 in cash if:

•       the merger agreement is terminated by either Parent or the Company because of failure of the Company’s stockholders to approve and adopt the merger agreement or because the effective time of the merger has not occurred by December 31, 2005 (or by a later date up to January 30, 2006 if Parent exercises its right to extend the termination date under circumstances described in the merger agreement);

•       prior to the termination of the merger agreement there is another publicly announced acquisition proposal; and

•       within twelve months after the date of the termination, the Company consummates another acquisition proposal or enters into a definitive agreement relating to another acquisition proposal.

In the event the $7,000,000 fee is payable in connection with a termination of the merger agreement, then Parent is entitled to receive from the Company (in addition to such termination fee) its documented fees and expenses incurred in connection with the merger agreement (not to exceed $1,000,000). If the merger agreement is terminated by Parent or the Company due to a breach by the other party or due to a material adverse effect with respect to such other party, then the terminating party is entitled to receive, in addition to any damages to which it may be entitled, from the non-terminating party its documented fees and expenses incurred in connection with the merger agreement (not to exceed $1,000,000).

In the event that either the Company or Parent terminates the merger agreement because the effective time of the merger has not occurred by December 31, 2005 (or by a later date up to January 30, 2006 if Parent exercises its right to extend the termination date under circumstances described in the merger agreement), and all conditions precedent to completion of the merger have been satisfied or waived, except for the condition that Parent will have received its debt financing (and the failure of the debt financing to fund is not the result of the failure of any of the lenders’ conditions set forth in the commitment letter to be satisfied), then Parent is required to pay the Company a termination fee equal to $7,000,000 and to reimburse the Company for its fees and expenses incurred in connection with the merger agreement, up to a maximum of $1,000,000.

Performance Guarantees (Page 39)

In connection with the merger agreement, each of Perseus Market Opportunity Fund, L.P. and Symphony Holdings Limited (an affiliate of Grand Wealth Group Limited) entered into separate performance guarantees, pursuant to which each of them guaranteed the punctual and complete payment when due of all obligations of Parent and Merger Sub under the merger agreement, up to a limited amount for the guarantors collectively.

Amendment to the Company’s Rights Agreement (Page 46)

Immediately prior to the execution of the merger agreement, the Company and Mellon Investor Services LLC, the rights agent under the Company’s rights agreement, entered into an amendment of the rights agreement that provides that neither the execution of the merger agreement or the stock voting agreements nor the consummation of the merger will trigger the provisions of the rights agreement.

Market Price of Haggar Stock (Page 65)

Our common stock is quoted on the Nasdaq National Market (“Nasdaq”) under the symbol “HGGR”. On August 31, 2005, which was the last trading day before we announced the merger, the Company’s common stock closed at $23.14 per share. On September 30, 2005, which was the last trading day before the date of this proxy statement, the Company’s common stock closed at $28.43 per share.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “The Merger,” “The Merger—Certain Financial Projections,” “The Merger—Opinion of Bear Stearns” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•       Considerations Relating to the Merger Agreement and the Merger:

•        the failure to satisfy the conditions to consummate the merger, including the receipt of the required stockholder approvals;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•        the failure of the merger to close for any other reason;

•        the outcome of legal proceedings that may be instituted against us and others in connection with the merger agreement;

•        the amount of the costs, fees, expenses and charges related to the merger;

•       Political and General Economic Conditions:

•        current political and general economic conditions or changes in such conditions;

•        the effect of war, terrorism or catastrophic events;

•        political, social, economic, or other events resulting in the short or long-term disruption in business at the Company’s stores, distribution centers or offices;

•       General Business Conditions:

•        changes in the retail environment;

•        changes in the performance of the retail sector in general and the apparel industry in particular;

•        changes in the Company’s relationships with its key customers;

•       Merchandise Procurement and Supply Chain Considerations:

•        changes in the Company’s relationships with designers, vendors and other sources of merchandise, including adverse changes in their financial viability;

•        delays in receipt of merchandise ordered by the Company due to work stoppages and/or other causes of delay in connection with either the manufacture or shipment of such merchandise;

•        changes in foreign currency exchange rates;

•       Industry and Competitive Factors:

•        competitive responses to the Company’s marketing, merchandising and promotional efforts;

•        seasonality of the retail business;

•        changes in retailer and consumer acceptance of new products and the success of advertising, marketing, and promotional campaigns;

•        changes in consumer preferences or fashion trends;

•        adverse weather conditions or natural disasters, particularly during peak selling seasons;

•        delays in anticipated store openings;

•       Employee Considerations:

•        changes in key management personnel;

•        changes in labor relations;

•       Legal and Regulatory Issues:

•        changes in government or regulatory requirements that increase the Company’s costs of operations;

•        litigation that may have an adverse effect on the financial results or reputation of the Company;

•       changes in laws and other regulatory actions; and

•       Other Factors:

•        risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (the “SEC”) (which reports and documents should be read in conjunction with this proxy statement; see “Where You Can Find Additional Information”).

THE PARTIES TO THE MERGER

Haggar Corp.

Haggar Clothing Co., a wholly-owned subsidiary of Haggar Corp., is a leading marketer of casual and dress men’s and women’s apparel products, with global headquarters in Dallas, Texas. Haggar markets in the United States, Canada, Mexico, and the United Kingdom. Haggar also holds licenses to use the Claiborne®, Kenneth Cole New York®, and Kenneth Cole Reaction® trademarks to source and market men’s pants and shorts.

Haggar Corp. is incorporated in the state of Nevada with its principal executive offices at 11511 Luna Road, Dallas, Texas 75234. Haggar’s telephone number is (214) 352-8481.

Texas Clothing Holding Corp.

Parent is a Delaware corporation with its principal executive offices at c/o Perseus, L.L.C., 1325 Avenue of the Americas, 25th Floor, New York, New York 10019. Parent’s telephone number is (212) 651-6400. Parent was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Nevada Clothing Acquisition Corp.

Merger Sub is a Nevada corporation and a wholly-owned subsidiary of Parent. Merger Sub’s principal executive offices are located at c/o Perseus, L.L.C., 1325 Avenue of the Americas, 25th Floor, New York, New York 10019. Merger Sub’s telephone number is (212) 651-6400. Merger Sub was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Merger Sub will merge with and into us. The Company will survive the merger and Merger Sub will cease to exist.

Parent and Merger Sub are each entities affiliated with Infinity Associates LLC, Perseus, L.L.C. and Grand Wealth Group Limited. Infinity Associates LLC is an investment company specializing in the acquisition of leading brands in the consumer soft goods industry. Perseus, L.L.C. is a merchant bank and private equity fund management company with offices in Washington, D.C. and New York City. Grand Wealth Group Limited is an investment holding company. Symphony Holdings Limited is the controlling shareholder of Grand Wealth Group Limited and is a manufacturing company that is publicly listed on the Hong Kong Stock Exchange.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on Tuesday, November 1, 2005, starting at 9:00 a.m., Central Time, at the Haggar Corp. Conference Center, 11511 Luna Road, Dallas, Texas 75234 or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon the approval and adoption of the merger agreement. Our stockholders must approve and adopt the merger agreement for the merger to occur. If the stockholders fail to approve and adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about October 5, 2005.

Record Date and Quorum

The holders of record of the Company’s common stock as of the close of business on September 29, 2005, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 7,098,833 shares of the Company’s common stock outstanding.

The holders of a majority of the outstanding shares of the Company’s common stock on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of the Company’s common stock held in treasury by the Company or by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

Completion of the merger requires the approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of the Company’s common stock outstanding on the record date. Each outstanding share of the Company’s common stock on the record date entitles the holder to one vote at the special meeting. Abstentions and broker non-votes will have the effect of votes against the approval and adoption of the merger agreement.

As of September 29, 2005, the record date, the directors and current executive officers of Haggar beneficially owned (excluding options), in the aggregate, 1,611,225 shares of the Company’s common stock, representing approximately 22.7% of our outstanding common stock on the record date.

Each of J.M. Haggar, III, chairman of our board of directors and chief executive officer of Haggar; Frank D. Bracken, president and chief operating officer of Haggar; John C. Tolleson, a member of Haggar’s board of directors; and Kahn Brothers & Co., Inc., an affiliate of Thomas G. Kahn, a member of Haggar’s board of directors, has entered into a stock voting agreement with respect to, as of the record date, an aggregate of 1,428,544 shares (excluding options), representing approximately 20.1% of our outstanding common stock. These holders have agreed to vote all of these shares in favor of the approval and adoption of the merger agreement and against any competing transaction proposed to the Company’s stockholders, unless the merger agreement is terminated in accordance with its terms, and have delivered an irrevocable proxy to Parent for the purpose of voting such shares. The stock voting agreements will terminate upon the earlier of (i) the termination of the merger agreement and (ii) the effective time of the merger.

No Dissenters’ Rights

Under Nevada Revised Statutes Chapter 92A, the holders of the Company’s common stock are not entitled to any dissenters’ rights with respect to the merger. Under the Nevada Revised Statutes, dissenters’ rights are not available for shares of any class of stock which, on the applicable record date for the stockholder vote on a merger, are included as Nasdaq securities and which are to be converted to cash as a result of the merger. The Company’s common stock was included as Nasdaq securities on the record date and will be converted into cash on the effective date of the merger. Accordingly, holders of the Company’s common stock will not be entitled to dissenters’ rights in connection with the merger.

Proxies; Revocation

If you are a stockholder of record and submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If no instructions are indicated on your proxy card, your shares of the Company’s common stock will be voted “FOR” the approval and adoption of the merger agreement and “FOR” any postponement or adjournment of the special meeting, if necessary or appropriate to solicit additional proxies.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and your broker will give you directions on how to vote your shares. Shares of Company common stock held by persons attending the special meeting but not voting, or shares for which the Company has received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either (a) file with or transmit to our Secretary at the principal executive offices of the Company an instrument or transmission of revocation, (b) submit a proxy by telephone, the Internet or mail dated after the date of the proxy you wish to revoke or (c) attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Please note that if you have instructed your broker to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change these instructions.

Haggar does not expect that any matter other than the approval and adoption of the merger agreement (and to approve the adjournment or postponement of the meeting, if necessary or appropriate to solicit additional proxies) will be brought before the special meeting. If, however, any such other matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Submitting Proxies Via the Internet or by Telephone

Stockholders of record and many stockholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions via the Internet or by telephone. There are separate arrangements for using the Internet and telephone to submit your proxy depending on whether you are a stockholder of record or your shares are held in “street name” by your broker. If your shares are held in “street name,” you should check the voting instruction card provided by your broker to see which options are available and the procedures to be followed.

In addition to submitting the enclosed proxy card by mail, Haggar stockholders of record may submit their proxies:

•       via the Internet by visiting a website established for that purpose at http://www.proxyvoting.com/hggr and following the instructions on the website; or

•       by telephone by calling the toll-free number 1-866-540-5760 in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice by announcement at the special meeting of the new date, time and place of the special meeting; provided that, if the meeting is adjourned to a date more than 60 days later than the original meeting date, the board must set a new record date for the meeting. Whether or not a quorum exists, holders of a majority of the shares of the Company’s common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Abstentions and broker non-votes will have no effect on a proposal to adjourn or postpone the meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

This solicitation is made by the Company, and the Company will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Haggar may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Haggar will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. The Company has retained D.F. King & Co., Inc. to assist it in the solicitation of proxies for the special meeting and will pay D.F. King & Co., Inc. a fee of approximately $7,500, plus reimbursement of out-of-pocket expenses.

THE MERGER

Background of the Merger

As part of its ongoing evaluation of the Company’s business and strategic direction, the Company’s board of directors and members of management have evaluated from time to time the Company’s strategic alternatives and prospects for continued operations as an independent company, particularly in light of increasing consolidation of both apparel suppliers and retailers and the impact on the industry of changing sourcing networks. Discussions regarding the Company’s strategic direction from time to time covered whether the Company should pursue an acquisition strategy to grow the Company or, if such an acquisition strategy was not to be pursued, whether a sale of the Company would be in the best interests of the Company’s stockholders. In connection with the ongoing analysis of the Company’s strategic direction, the Company maintains a written strategic plan that is updated and revised from time to time, which, among other things, recommended that the Company use meaningful efforts during fiscal years 2004 through 2007 to acquire other companies.

On April 27, 2004, at a regular meeting of the board of directors of Haggar, the board selected Kurt Salmon Associates (“KSA”), an outside consulting firm, to conduct a review and analysis of the Company’s operations and strategic positioning and planning, including a review and critique of the strategic plan referenced above. The Company also engaged KSA pursuant to a requirement set forth in a settlement agreement entered into by the Company to settle a potential proxy contest in connection with the Company’s annual meeting in February 2003.

On November 3, 2004, at a regular meeting of the board of directors, Mr. Jim Neal of KSA presented KSA’s report to the board, pertinent portions of which had been incorporated into the Company’s strategic plan, which plan was also reviewed by the board at the meeting. KSA confirmed the challenges facing the Company’s business, including:

•       dependence on a narrow set of brands, including the Haggar brand, which accounts for a majority of sales;

•       increasing competition from private label brands that makes growth in the pants business difficult;

•       price deflation driven by private label brands and improved sourcing capabilities of competitors and retailers;

•       the loss of market share by department stores and national chains, which are key distribution channels for the Company;

•       increasing emphasis by department stores and national chains on private label and exclusive brands; and

•       growth in retailers’ direct sourcing capabilities, which limits opportunities for the Company’s private label business.

KSA recommended that Haggar, in order to address these challenges:

•       transform itself into a multi-faceted apparel brand portfolio company by aggressively pursuing acquisitions and licensing of brands to diversify outside its core pants business and segmenting brands to target growing channels and consumer groups;

•       focus on the Company’s women’s apparel business to leverage the Haggar brand and pursue high value initiatives;

•       concentrate its private label business on a few key accounts; and

•       accelerate the previously planned transition of the Company’s sourcing network from a network primarily based in the Western Hemisphere to a fully global network.

These strategies were largely consistent with the strategies contained in the Company’s strategic plan.

At the November 3, 2004 board meeting and during other conversations among the board members and members of management, the directors and members of management discussed the challenges posed to the Company’s business and the difficulties of executing the recommended strategy to meet those challenges, including aggressively pursuing acquisitions, which the board and management viewed as the primary means to address such challenges. The directors and members of management discussed that the Company’s management had from time to time investigated various potential acquisitions that had not materialized, including in the summer of 2004, when the Company had considered partnering with a private equity firm to pursue the acquisition of another apparel brand. The acquisition never occurred, but in the process of discussing terms of a transaction with the potential private equity fund partner, representatives of the Company conducted an informal market check regarding the valuation of the Company, and a sale of the Company was discussed. The board and management further noted that, since the Company’s acquisition of Jerell, Inc. in 1999, the Company had not completed an acquisition of another business. Given that the Company’s efforts to pursue acquisitions in the recent past had been unsuccessful, and because of the competitive landscape of the industry in which the Company operates, the Company’s size relative to advantageous acquisition targets and other factors, the board determined that the Company was likely to continue to encounter difficulties in successfully completing meaningful acquisitions notwithstanding its strategic plan to do so. As a result, and given the challenges to the Company, the board began seriously to consider a sale of the Company, and, after various discussions among the directors, determined to hire an investment banking firm to assist the Company in exploring the sale process.

On January 24, 2005, the board created an investment banking selection committee composed of outside directors Richard W. Heath, John C. Tolleson and Donald E. Godwin, which thereafter interviewed investment banking firms. At a special meeting of the executive session of the board held on February 23, 2005, which meeting was attended by outside directors Richard W. Heath, Rae F. Evans, John C. Tolleson, Donald E. Godwin and Thomas G. Kahn, the directors continued their discussions regarding the possible sale of the Company and, after much deliberation regarding the factors described above, concluded that it would be in the best interests of the Company’s stockholders to pursue such a sale. At that meeting, the investment banking selection committee recommended that Bear Stearns be engaged by the Company to pursue such a sale, and the directors at such meeting unanimously resolved to engage Bear Stearns for such purpose. The directors further resolved that management of Haggar would negotiate with Bear Stearns the terms of such engagement, subject to the approval of the board.

On March 11, 2005, representatives of Bear Stearns met with Haggar’s management to discuss timing and responsibilities for the sale process, potential buyers, compilation of due diligence materials for potential buyers and a draft executive summary to be provided to potential buyers.

After Company management negotiated the terms and conditions of the engagement of Bear Stearns, the Haggar board unanimously consented to that engagement on March 30, 2005, in accordance with those terms and conditions. An agreement containing such terms and conditions was executed by Haggar and Bear Stearns as of that same date. By that agreement, Bear Stearns agreed, among other things, to render, if requested, an opinion as to the fairness, from a financial point of view, of the consideration to be received in a proposed transaction.

On March 31, 2005, an article appeared in the New York Post reporting on speculation that the Company was pursuing a sale and that the Company had engaged Bear Stearns to assist it in the sale process. The Company did not publicly comment on the March 31, 2005 article.

Between March 12 and May 5, 2005, Haggar’s management and Bear Stearns finalized the executive summary and performed internal financial due diligence.

At a regularly scheduled board meeting on May 4, 2005, representatives of Bear Stearns outlined the sale process to the board of directors, including its plans for marketing the Company and a timetable for completion of the sale.

Thereafter, Bear Stearns contacted or was contacted by 84 potential buyers, including financial sponsors and domestic and international strategic buyers, regarding the potential buyers’ interest in pursuing a transaction with Haggar. Between May 5 and June 22, 2005, the Company and Bear Stearns negotiated and executed confidentiality agreements with 25 interested parties that requested confidential information relevant to a potential transaction with Haggar.

Between May 13 and June 24, 2005, Bear Stearns distributed to each interested party that had entered into a confidentiality agreement an executive summary, Haggar’s Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended September 30, 2004, and Haggar’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. Bear Stearns then sent an instruction letter to each bidder requesting that each bidder submit a preliminary indication of interest containing such bidder’s initial indication of purchase price and information regarding its financing sources. The instruction letter also outlined a timetable for the transaction and the process to sign a merger agreement.

On June 10, 2005, Bear Stearns received from five interested parties initial indications of interest to purchase Haggar and was informed by two other interested parties that their initial indications of interest would be submitted by June 15, 2005. On June 13, 2005, Bear Stearns received an initial indication of interest from a sixth interested party, and then on June 15, 2005, Bear Stearns received an initial indication of interest from a seventh interested party.

On June 15, 2005, at a special meeting of the board, representatives of Bear Stearns described the marketing process conducted to date, including the number of parties contacted and the number of confidentiality agreements executed. Representatives of Bear Stearns informed the board that seven initial proposal letters had been received from interested parties, described the material terms of each proposal and provided information regarding each potential acquirer. Representatives of Bear Stearns noted that all of the bids were clustered in a close price range, and, consequently, Bear Stearns recommended that all seven bidders be invited to participate in the second round of the sale process. The board unanimously agreed with Bear Stearns’ recommendation that all seven bidders should be included in the next round.

During the same meeting, representatives of Bear Stearns described to the board of directors the next steps in the process, including a timetable for reaching a definitive sale agreement with one of the potential acquirers. Also at the June 15, 2005 meeting, a representative from the Company’s special Nevada counsel, Schreck Brignone, provided the board with a detailed oral summary of the corporate law of Nevada relating to the fiduciary obligations of directors in general and in the context of a sale of the Company in particular.

On June 17, 2005, Bear Stearns distributed letters to each of the seven bidders outlining the next steps in the bidding process (the “Bidding Procedures Letter”). Thereafter, on or about June 22, 2005, an eighth bidder emerged and provided an initial indication of interest. The eighth bidder was invited into the second round and, like the others, received a Bidding Procedures Letter.

On June 17, 2005, Haggar provided to interested parties initial access to an online data room, through which each of the eight bidders could conduct comprehensive due diligence on the Company. During the process each of the bidders was provided access to new information that was added to the online data room subsequent to June 17, 2005.

Between June 27, 2005 and July 22, 2005, Haggar management made presentations to each of the eight bidders. Of the eight bidders, two could be described as strategic buyers and six could be described as financial sponsors. All eight bidders were invited to meet with senior members of Haggar’s management as well as to visit Haggar’s headquarters, Haggar’s customer service center, and one or more Haggar retail locations in the Dallas area. The management presentations included presentations by the following Haggar officers: J.M. Haggar, III, chairman and chief executive officer; Frank D. Bracken, president and chief operating officer; Alan C. Burks, executive vice president and chief marketing officer; David G. Roy, executive vice president of operations; and John W. Feray, senior vice president and chief accounting officer. Representatives of Bear Stearns attended each management presentation. The management presentations included a general overview of the Company and discussions about the Company’s strategic initiatives, supply chain initiatives, and financial information. Pursuant to the Bidding Procedures Letter, bidders were instructed to complete their due diligence review prior to August 18, 2005 (other than with respect to limited issues that related to the confidentiality of the process including, but not limited to, contacting customers, conducting certain confirmatory accounting and legal due diligence and determining whether certain consents related to two licenses could be obtained), submit equity and debt financing commitment letters by August 15, 2005, and submit final bids with a best and final purchase price by August 18, 2005.

On July 23, 2005, Bear Stearns provided to each interested party a form of merger agreement, rights agreement amendment, stock voting agreement, and performance guaranty, each of which had been prepared by Vinson & Elkins L.L.P., Haggar’s legal counsel (“V&E”).

During the week of August 15, 2005, Bear Stearns, V&E and Haggar received mark-ups of the merger agreement, along with debt and equity financing commitment letters, from potential buyers.

On August 18, 2005, Bear Stearns, V&E and Haggar received offers to acquire Haggar from five bidders, four of which could be described as financial sponsors and one of which could be described as a strategic buyer. Four of the bids were all-cash offers, and one bid offered part-cash and part-stock consideration. The offers ranged from $23.50 per share to $28.50 per share of Haggar common stock.

On August 23, 2005, the board held a special meeting. At the meeting, representatives of Bear Stearns reviewed the marketing process conducted to date, including the number of parties contacted, the number of confidentiality agreements executed, and the number of bids received. Representatives of Bear Stearns discussed the chronology of events leading up to the bids and the timing of a possible closing of the transaction. Representatives of Bear Stearns then outlined the basic terms and the economics of each of the five bids received, including the purchase price stated in each of the bids. Representatives of Bear Stearns described the financing and other conditions of each proposal, including the estimated amount of time it would take the bidders to complete their due diligence and other open items and be in a position to sign a definitive agreement.

During that meeting representatives of Bear Stearns noted that two of the bids—one bid offered by Bidder #1 for $26.50 per share of Haggar common stock that was subsequently increased to $28.00 per share and another bid offering $28.50 per share from a group led by Infinity Associates LLC (the “Infinity Group”)—were both higher than the other bids, and that both parties had informed Bear Stearns that their due diligence review was substantially complete and that they were in a position to negotiate a definitive agreement, subject to limited outstanding due diligence issues. Representatives of Bear Stearns stated that the Infinity Group believed it could complete its due diligence and be ready to sign an agreement in five days. Representatives of Bear Stearns reported that, in Bidder #1’s initial proposal, in which it had offered $26.50 per share, Bidder #1 had stated that it would complete its due diligence by August 22, 2005; however, in Bidder #1’s subsequent offer letter raising its offer to $28.00 per share, Bidder #1 had indicated that it would complete its due diligence promptly. Bidder #2 offered $25.00 per share, subject to several key issues; Bidder #3 offered $26.00 per share, consisting of cash and stock, subject to several key issues; and Bidder #4 offered $23.50 per share, subject to several key issues.

At the board meeting, V&E reviewed the material terms of each of the proposals, including, among other things, the (i) purchase price, (ii) definition of material adverse effect, (iii) funding condition, (iv) closing conditions, (v) termination fee, (vi) guaranty of performance, (vii) financing commitment, (viii) treatment of dividends, (ix) employee benefits, (x) severance, retention and SERP payments and payment of bonuses, (xi) management arrangements, (xii) treatment of options, (xiii) payment of the bidder’s expenses, and (xiv) required signatories to the stock voting agreements.

Given the relative values, amount of required due diligence to be completed and willingness to work on a non-exclusive basis, the board of directors decided that the Company, Bear Stearns and V&E should focus on assisting the two highest bidders with completing their due diligence on the Company as quickly as possible by, among other things, forwarding them requested information and arranging conference calls and facility tours. The directors reached their decision to concentrate on the two highest bidders after discussing the merits of each of the two highest proposals and the potential risks associated with concentrating their efforts on the two highest bids. Representatives of V&E stated that they would send revised drafts of the proposed agreements to the two highest bidders.

During the days following the board meeting, V&E distributed revised drafts of the merger agreement to the two highest bidders. Over the next several days, representatives of V&E engaged in negotiations with outside counsel to each of Bidder #1 and the Infinity Group to identify aspects of their proposals that raised issues for the Company and to attempt to narrow the legal issues presented in the merger agreements and related transaction agreements. In addition, after Bidder #2 raised its offer price on August 26 from $25.00 per share to $29.00 per share, V&E distributed a revised draft of the merger agreement to Bidder #2 on August 27. However, Bidder #2 required that, prior to conducting any additional due diligence or engaging in any negotiations with the Company or its representatives on the merger agreement or related documents, the Company enter into an exclusivity arrangement with such bidder for at least 14 days with an automatic 15-day extension that would preclude any further due diligence or negotiations with the other bidders. On August 28 and August 29, 2005, Bear Stearns confirmed with Bidder #2 its unwillingness to proceed with due diligence and negotiations with the Company or its representatives on a non-exclusive basis.

On August 29 and August 30, 2005, Bear Stearns approached the Infinity Group, Bidder #1 and Bidder #2 and instructed them to submit their best and final offer at which they would be prepared to enter into a definitive agreement prior to the opening of the stock market on September 1, 2005. On August 30, 2005, the Infinity Group raised its offer to $29.00 per share, and Bidder #1 raised its offer to $28.50 per share. The legal documentation and due diligence for the Infinity Group and Bidder #1 were essentially complete at such time. Bidder #2 did not increase its offer. In addition, late on August 30, 2005, Bidder #3 provided Bear Stearns with a revised offer by which it increased its bid from $26.00 per share to $29.00 per share under the same terms and conditions as expressed under its $26.00 per share bid, which included completion of confirmatory financial, accounting and legal due diligence, obtaining consents of two licensors and execution of a definitive agreement. Bidder #4 did not submit any revised subsequent proposal.

On August 31, 2005, the Haggar board held a special meeting during which representatives of Bear Stearns and V&E updated the board on the four highest final bids. Bear Stearns explained that the part-cash, part-stock bid of Bidder #3 was subject to completion of due diligence (in particular with regard to certain contingent liabilities that could adversely impact the price proposed), negotiation of definitive documents and obtaining the consents of two of the Company’s licensors to the transaction (one of which, due to such licensor’s specific contractual prohibition against the Company doing business under Bidder #3’s primary brand, was uncertain to be obtained). In addition, Bidder #3 informed Bear Stearns that its inability to obtain such licensor’s consent to the transaction would result in a downward purchase price adjustment of approximately $15,000,000, or approximately $2.12 per share. Representatives of Bear Stearns and V&E also noted that Haggar’s stockholders would not receive tax deferral on the stock portion of the consideration offered by Bidder #3.

Representatives of Bear Stearns explained that Bidder #2’s bid for $29.00 per share was contingent on the bidder being granted an exclusivity period so that the bidder could complete due diligence (and, because of the demand for exclusivity, the legal documents for such bid had not been negotiated). Representatives of Bear Stearns had also been informed by Bidder #2 that it had not completed its due diligence on the Company.

Representatives of Bear Stearns reported that Bidder #1’s bid was $28.50 per share and that Bidder #1’s legal documentation and due diligence were essentially complete.

Representatives of Bear Stearns then summarized for the board various aspects of the Infinity Group proposal, which was for $29.00 per share, including an analysis of the premium to the Company’s current stock price represented by the Infinity Group’s offer, the Company’s valuation implied by the offer, financial analysis of the Company and of companies comparable to the Company and analysis of transactions that Bear Stearns viewed as comparable to a sale of the Company. Representatives of Bear Stearns responded to questions from the Company’s board of directors regarding the sale process and Bear Stearns’ analyses of the Infinity Group’s proposal and the other bids received. Representatives of Bear Stearns and management also discussed with the board background information regarding the Infinity Group and the other three highest bidders.

Representatives of V&E reviewed for the board in detail the terms of the merger agreement and other legal aspects of the proposal by the Infinity Group, including a detailed discussion of its financing commitments and the performance guaranty offered by Perseus Market Opportunity Fund, L.P. and Symphony Holdings Limited. Representatives of V&E also compared the Infinity Group’s definitive documents to the definitive documents proposed by other bidders, particularly Bidder #1, which had negotiated the documents substantially to completion but whose price was $28.50 per share. Representatives of V&E and Bear Stearns discussed the advantages and disadvantages of each such bid’s legal terms at length, including but not limited to the funding condition that appeared in the Infinity Group’s documents but not in Bidder #1’s documents and the definition of “material adverse effect” in the Infinity Group’s documents, which was not as favorable to the Company as Bidder #1’s definition. The directors and their advisors discussed the terms of the funding condition in the Infinity Group’s bid and the debt commitment letter that the Infinity Group had secured. Representatives of V&E and Bear Stearns discussed with the board that the debt commitment letter was a strong commitment and contained limited contingencies. The board weighed the risks presented by the funding condition and the less favorable “material adverse effect” definition against the higher price presented by the Infinity Group’s offer.

After further discussions, the board requested that Bear Stearns render an opinion as to whether the proposed merger consideration to be received by holders of the Company’s common stock from the Infinity Group was fair from a financial point of view to the Company’s stockholders. Bear Stearns then delivered to the Company’s board of directors an opinion that, as of such date and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be received by the holders of the Company’s common stock was fair, from a financial point of view, to the stockholders of the Company (excluding Parent, Merger Sub and those stockholders of Haggar who would be entering into stock voting agreements with respect to their shares of Haggar common stock). During the course of Bear Stearns’ presentation and rendering of its opinion, representatives of Bear Stearns responded to questions from members of the Company’s board of directors confirming or clarifying their understanding of the analyses performed by Bear Stearns and the opinion rendered by Bear Stearns, as described in more detail under “The Merger—Opinion of Bear Stearns.” The full text of the written opinion of Bear Stearns, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex B to this proxy statement. Following additional discussion and deliberation, the board of directors unanimously (except for Donald E. Godwin, who due to scheduling conflicts was unable to attend the meeting in person or by telephone) approved and adopted the merger agreement, the stock voting agreements and the other related agreements and the transactions contemplated by each agreement and resolved to recommend that the Company’s stockholders vote to approve and adopt the merger agreement.

The merger agreement was subsequently executed by the Company, Parent and Merger Sub and the related agreements were subsequently executed by the parties thereto, in each case, as of August 31, 2005. On September 1, 2005, prior to the opening of trading on the Nasdaq, the Company issued a press release announcing the transaction.

Reasons for the Merger

After careful consideration, the Company’s board of directors (excluding Donald E. Godwin, who due to scheduling conflicts was unable to attend the August 31, 2005 meeting in person or by telephone) by unanimous vote of those directors present at the meeting of the board of directors called for that purpose, approved and determined the merger agreement advisable and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement, on the terms and conditions set forth in the merger agreement, are fair to and in the best interests of the Company and its stockholders. The absence of Mr. Godwin from the August 31 meeting did not represent Mr. Godwin’s disapproval of the merger agreement or Mr. Godwin’s determination not to recommend that the Company’s stockholders vote for the approval and adoption of the merger agreement. Prior to the date of the meeting, Mr. Godwin, along with the other directors, received a draft of the merger agreement between the Company, Parent and Merger Sub and the other materials reviewed by the board at the August 31, 2005 meeting. After reviewing such materials, Mr. Godwin expressed his support of the merger, the merger agreement and the transactions contemplated by the merger agreement. In reaching its decision to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement and to recommend that the Company’s stockholders vote to approve and adopt the merger agreement, the board of directors of the Company consulted with management and its financial and legal advisors. The board of directors considered the following factors and potential benefits of the merger, each of which it believed supported its decision:

•       the current and historical market prices of the Company’s common stock, and the fact that the $29.00 per share to be paid for each share of the Company’s common stock in the merger represents a substantial premium to those historical trading prices, a premium of 25.3% to the closing price on August 31, 2005, the last trading day before the Company announced the merger, a premium of 38.2% to the average closing price for the three months ended August 31, 2005, and a premium of 45.8% to the average closing price for the twelve months ended August 31, 2005;

•       the recent evaluation by the board of directors of the challenges posed to the Company’s business that were described in the Company’s strategic plan, which incorporated pertinent portions of the report by KSA, and the difficulties of executing the Company’s recommended strategy to meet those challenges, including aggressively pursuing sufficiently sized acquisitions, which the board and management viewed as the primary means to address such challenges;

•       the possible alternatives to the sale of the Company, including continuing to operate the Company on a stand-alone basis, and the risks associated with such alternatives, each of which the board of directors determined not to pursue in light of its belief, and the belief of the Company’s management, that the merger maximized stockholder value and was more favorable to the stockholders than any other alternative reasonably available to the Company and its stockholders;

•       the extensive sale process conducted by the Company, with the assistance of Bear Stearns, which involved engaging in discussions with 84 parties to determine their potential interest in a business combination transaction with the Company, entering into confidentiality agreements with 25 parties and the receipt of five definitive proposals to acquire the Company;

•       the fact that the price proposed by Parent represented the highest price that the Company had received for the acquisition of the Company that was not subject to further due diligence or other uncertainties;

•       the fact that the merger consideration is all cash, so that the transaction will allow the Company’s stockholders to immediately realize a fair value, in cash, for their investment and will provide such stockholders certainty of value for their shares;

•       the presentation of Bear Stearns, including its opinion that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in such opinion, the consideration to be received by the holders (other than Parent, Merger Sub and the stockholders who are parties to the stock voting agreements with respect to their shares of Haggar common stock) of the Company’s common stock in the proposed merger is fair, from a financial point of view, to such holders (see “The Merger—Opinion of Bear Stearns” and Annex B to this proxy statement);

•       the financial and other terms and conditions of the merger agreement as reviewed by our board of directors and the fact that they were the product of arm’s-length negotiations between the parties;

•       the terms of the merger agreement, including without limitation:

•        the limited number and nature of the conditions to Parent and Merger Sub’s obligation to consummate the merger and the limited risk of non-satisfaction of such conditions, including that for purposes of the merger agreement the condition regarding accuracy of the Company’s representations and warranties will be deemed satisfied as long as any inaccuracies, individually or in the aggregate, have not resulted in, and would not reasonably be expected to result in, a material adverse effect with respect to the Company;

•        the provisions of the merger agreement that allow the board of directors, under certain limited circumstances if required to comply with its fiduciary duties under applicable law, to change its recommendation that the Company’s stockholders vote in favor of the approval and adoption of the merger agreement;

•        the provisions of the merger agreement that allow the Company, under certain limited circumstances if required by the board of directors to comply with its fiduciary duties under applicable law, to furnish information to and conduct negotiations with third parties;

•        the provisions of the merger agreement that provide the board of directors the ability to terminate the merger agreement in order to accept a financially superior proposal (subject to certain conditions contained in the merger agreement, paying Parent the $7,000,000 termination fee and reimbursing Parent for up to $1,000,000 of its expenses);

•        the conclusion of the board of directors that both the $7,000,000 termination fee (and the circumstances when such fee is payable) and the requirement to reimburse Parent for certain expenses, up to a limit of $1,000,000, in the event that the merger agreement is terminated under certain circumstances, were reasonable in light of the benefits of the merger, the auction process conducted by the Company with the assistance of Bear Stearns and commercial practice;

•        the obligation of Parent to pay the Company a $7,000,000 termination fee and reimburse the Company for up to $1,000,000 of its expenses if the Company or Parent terminates the merger agreement because the effective time of the merger has not occurred by December 31, 2005 (or by a later date up to January 30, 2006 if Parent exercises its right to extend the termination date under circumstances described in the merger agreement), and all conditions precedent to completion of the merger have been satisfied or waived, except for the condition that Parent will have received its debt financing (and the failure of the debt financing to fund is not the result of the failure of any of the lender’s conditions in the debt commitment letter to be satisfied);

•       the ability of the Company to seek damages from Perseus Market Opportunity Fund, L.P. and Symphony Holdings Limited pursuant to performance guarantees in certain circumstances in which Parent or Merger Sub fail to close or breach the merger agreement;

•       the strength of the debt commitment letter obtained by Infinity Associates LLC, including the absence of “market outs”; and

•       the experience of the Sponsors and their affiliates in completing transactions in the Company’s and other industries.

The board of directors also considered and balanced against the potential benefits of the merger the following potentially adverse factors concerning the merger:

•       the risk that the merger might not be completed in a timely manner or at all, including the risk that the merger will not occur if the financing contemplated by the debt commitment letter is not obtained;

•       the fact that the funding of the financing contemplated by the debt commitment letter issued to Infinity Associates LLC or, if it is unavailable, alternate financing, is a condition to Parent and Merger Sub’s obligation to complete the merger;

•       the interests of the Company’s executive officers and directors in the merger (see “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger”);

•       the fact that we will no longer exist as an independent, publicly traded company;

•       the fact that the Company’s stockholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in the value of the Company;

•       the fact that the Company was entering into a merger agreement with newly formed entities with essentially no assets and, accordingly, that the Company’s recourse for a failure by Parent or Merger Sub to close or for a breach of the merger agreement was to seek recovery under the performance guarantees, which are limited in amount;

•       the restrictions on the conduct of the Company’s business prior to completion of the merger, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations or Parent’s consent, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•       the fact that the merger consideration consists of cash and will therefore be taxable to our stockholders for U.S. federal income tax purposes;

•       the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company and the requirement that the Company pay Parent a $7,000,000 termination fee (plus up to $1,000,000 as reimbursement of Parent’s expenses) in order for the board of directors to accept a superior proposal;

•       the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

•       the possibility of management and employee disruption associated with the merger.

After taking into account all of the factors set forth above, as well as others, the board of directors agreed that the benefits of the merger outweigh the risks and that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the Company and its stockholders. The board of directors has approved and adopted the merger agreement and recommends that the Company’s stockholders vote to approve and adopt the merger agreement at the special meeting.

The board of directors did not assign relative weights to the above factors or the other factors considered by it. In addition, the board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the board of directors may have given different weights to different factors.

Recommendation of the Company’s Board of Directors

After careful consideration, the Company’s board of directors:

•       has determined that the merger and the merger agreement are advisable and in the best interests of the Company and its stockholders;

•       has approved and adopted the merger agreement; and

•       recommends that Haggar’s stockholders vote “FOR” the approval and adoption of the merger agreement.

Certain Financial Projections

In connection with the due diligence process during negotiations with the bidders, the Company provided the bidders with a set of projections for fiscal years 2005 and 2006. The projections were also provided to Bear Stearns for use in preparation of its fairness opinion. The projections are summarized below.

	2005		2006
Projected Revenue (in millions)	$462.8		$495.9
Projected Net income (in millions)	$9.6		$18.3
Projected Earnings per share—diluted	$1.3	5	$2.5	4
Projected Capital expenditures (in millions)	$5.7		$5.4

The Company makes public only very limited information as to future performance and does not provide specific or detailed information as to earnings or performance over an extended period. The foregoing projections are included in this proxy statement only because this information was provided to the bidders during negotiations and to Bear Stearns for use in preparation of its fairness opinion. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles (“GAAP”), and our independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. The internal financial forecasts (upon which these projections were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments.

The projections also reflect numerous assumptions made by management including assumptions with respect to general business, economic, market and financial conditions and other matters including effective tax rates and interest rates and the anticipated amount of borrowings, all of which are difficult to predict and many of which are beyond the Company’s control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. There will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections in this proxy statement should not be regarded as an indication that the Company or its representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such.

We believe that the projections prepared were prepared in good faith at the time they were made; however, you should not assume that the projections continue to be accurate or reflective of management’s current view. The projections were disclosed to the bidders and their representatives at their request as a matter of due diligence and to Bear Stearns for use in preparation of its fairness opinion, and are included in this proxy statement on that account. None of the Company or any of its representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error.

Opinion of Bear Stearns

Under a letter agreement dated April 8, 2005, the board of directors of Haggar engaged Bear Stearns to render a fairness opinion in connection with a possible sale transaction. The board of directors of Haggar selected Bear Stearns for the engagement based on Bear Stearns’ experience and expertise in similar transactions. Bear Stearns, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

At the August 31, 2005 meeting of Haggar’s board of directors, Bear Stearns delivered its oral opinion, subsequently confirmed in writing, that, as of August 31, 2005, and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the consideration to be received in the merger of $29.00 per share is fair, from a financial point of view, to the stockholders of Haggar excluding Parent, Merger Sub and those stockholders who have entered into a stock voting agreement with respect to their shares of Haggar common stock.

We have attached as Annex B to this document the full text of Bear Stearns’ written opinion and urge you to read the opinion in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications and limitations on the review undertaken by Bear Stearns, and is incorporated herein by reference. The summary of Bear Stearns’ opinion set forth below is qualified in its entirety by reference to the full text of such opinion. In reading the discussion of the fairness opinion set forth below, the stockholders of Haggar should be aware that Bear Stearns’ opinion:

•       was provided to Haggar’s board of directors for its benefit and use;

•       did not constitute a recommendation to the board of directors of Haggar as to how to vote in connection with the merger;

•       does not constitute a recommendation to any Haggar stockholder as to how to vote in connection with the merger;

•       did not address Haggar’s underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Haggar, the financing of the merger or the effects of any other transaction in which Haggar might engage; and

•       does not express any opinion as to the price or range of prices at which the shares of Haggar common stock may trade subsequent to the announcement of the merger.

Although Bear Stearns evaluated the fairness, from a financial point of view, of the consideration to be received by the stockholders of Haggar excluding Parent, Merger Sub and those stockholders who have entered into a stock voting agreement with respect to their shares of Haggar common stock, the consideration to be received itself was determined by Haggar and Parent through arms-length negotiations. Haggar did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

Bear Stearns Opinion

In connection with rendering its opinion, Bear Stearns, among other things:

•       reviewed a draft of the merger agreement dated August 30, 2005;

•       reviewed Haggar’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended September 30, 2002, 2003 and 2004, its Quarterly Reports on Form 10-Q for the periods ended December 31, 2004, March 31, 2005 and June 30, 2005, and its Current Reports on Form 8-K for the three years ended August 31, 2005;

•       reviewed certain operating and financial information relating to Haggar’s business and prospects, including a forecast for the fiscal year ended September 30, 2005 and selected estimates for the fiscal year ended September 30, 2006, all as prepared and provided to Bear Stearns by Haggar’s management;

•       met with certain members of Haggar’s senior management to discuss Haggar’s business, operations, historical and projected financial results and future prospects;

•       reviewed the historical prices, trading multiples and trading volume of the shares of Haggar common stock;

•       reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Haggar;

•       reviewed the terms of recent mergers and acquisitions of companies which Bear Stearns deemed generally comparable to Haggar; and

•       conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

In preparing its opinion, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information (including the calculation of Haggar’s current liability pursuant to its Supplemental Executive Retirement Plan effective October 1, 1999), provided to Bear Stearns by Haggar including, without limitation, the forecast and estimates. With respect to Haggar’s projected financial results, Bear Stearns relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Haggar as to the expected future performance of Haggar. Bear Stearns has not assumed any responsibility for the independent verification of any such information or of the forecast/estimates provided to it, and Bear Stearns has further relied upon the assurances of the senior management of

Haggar that they are unaware of any facts that would make the information and forecast/estimates provided to it incomplete or misleading. Bear Stearns assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after August 31, 2005, the date of the Bear Stearns opinion.

In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Haggar, nor was Bear Stearns furnished with any such appraisals. Bear Stearns has assumed that the merger will be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Haggar or the consideration to be received.

Summary of Analyses

The following is a brief summary of the material analyses performed by Bear Stearns and presented to the Haggar board of directors in connection with rendering its fairness opinion.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Bear Stearns’ financial analyses.

Comparison of Merger Consideration to Historical Stock Prices

Bear Stearns compared the consideration to be received by the stockholders of Haggar of $29.00 per share to Haggar’s stock price on August 29, 2005, Haggar’s 52-week high, Haggar’s stock price one month, three months, six months, and one year preceding August 29, 2005, Haggar’s stock price as of March 30, 2005 (the day prior to a New York Post article stating that Haggar was seeking strategic alternatives including a potential sale), and Haggar’s tangible book value per share. “Tangible book value per share” is defined as book equity value less goodwill divided by net fully diluted shares based on Haggar’s Form 10-Q dated June 30, 2005 and Form 10-K dated September 30, 2004.

The table below summarizes the analysis.

Premium of the Consideration to be Received Relative to:

Stock Price as of August 29, 2005 of $22.89	27%
52-Week High of $23.50	23%
Stock Price One Month Prior of $22.50	29%
Stock Price Three Months Prior of $18.46	57%
Stock Price Six Months Prior of $19.81	46%
Stock Price One Year Prior of $18.25	59%
Unaffected Stock Price as of March 30, 2005 of $16.89	72%
Tangible Book Value per Share of $22.32	30%

Calculation of Haggar’s Enterprise Value at the Merger

Bear Stearns calculated the enterprise value for Haggar for purposes of analyzing the consideration to be received, referred to in this summary as “Enterprise Value”, by adding the equity value of Haggar’s common stock (including calculating the value of in-the-money options with a deduction for the exercise prices), Haggar’s total debt outstanding as of June 30, 2005 based on Haggar’s Form 10-Q dated June 30, 2005, Haggar’s unfunded Supplemental Employee Retirement Plan liability based on actuarial estimates provided to Bear Stearns by Haggar management, and subtracting Haggar’s four quarter average cash balance based on Haggar’s Form 10-Q dated June 30, 2005, March 31, 2005 and December 31, 2004 and Form 10-K dated September 30, 2004.

Bear Stearns calculated multiples of Haggar’s Enterprise Value to Haggar’s earnings before interest, taxes, depreciation and amortization, referred to in this summary as “EBITDA”, for the latest twelve months ending June 30, 2005, referred to in this summary as “LTM EBITDA”, and estimated EBITDA for the fiscal years ending September 30, 2005 and September 30, 2006 adjusted for selected potential non-recurring and one-time items. Bear Stearns calculated multiples of Haggar’s Enterprise Value to Haggar’s LTM EBITDA and estimated EBITDA for the fiscal year ending September 30, 2005 excluding the financial impact of ForeverNewTM and the UK operations based on information provided to Bear Stearns by Haggar management, including expected cost savings from closure of manufacturing facilities provided to Bear Stearns by Haggar management, and adjusted for selected potential non-recurring and one-time items, referred to in this summary as “Pro Forma Adjusted EBITDA”.

Comparable Company Analysis

Bear Stearns analyzed selected historical and projected operating information provided by Haggar management, stock price performance data and valuation multiples for Haggar and compared this data to that of 17 publicly traded companies deemed by Bear Stearns to be generally comparable to Haggar. Bear Stearns utilized the earnings forecasts for these companies from publicly available data, First Call and selected Wall Street equity research reports. In conducting its analysis, Bear Stearns analyzed the multiples in the following subsets of comparable companies.

•       Selected companies with a market capitalization greater than approximately $2 billion referred to herein as “Large-Cap”; and

•       Selected companies with a market capitalization less than approximately $2 billion, referred to herein as “Small-Cap”.

The companies included in the Bear Stearns analysis were:

Large-Cap

•        Jones Apparel Group, Inc.

•        Liz Claiborne, Inc.

•        Polo Ralph Lauren Corporation

•        V. F. Corporation

Small-Cap

•        Ashworth, Inc.

•        Columbia Sportswear Company

•        Cutter & Buck Inc.

•        Guess? Inc.

•        Hartmarx Corporation

•        Kellwood Company

•        Oxford Industries, Inc.

•        Perry Ellis International, Inc.

•        Phillips-Van Heusen Corporation

•        Quiksilver, Inc.

•        Russell Corporation

•        The Warnaco Group, Inc.

•        Tommy Hilfiger Corporation

Bear Stearns reviewed, among other things, the comparable companies’ (i) Enterprise Value as a multiple of LTM EBITDA, estimated EBITDA for the calendar year ending 2005, referred to in this summary as “CY 2005E EBITDA”, and estimated EBITDA for the calendar year ending 2006, referred to in this summary as “CY 2006E EBITDA” and (ii) price as a multiple of earnings estimated for the calendar year ending 2005, referred to in this summary as “CY 2005E EPS” and earnings estimated for the calendar year ending 2006, referred to in this summary as “CY 2006E EPS”. The multiples were based on closing stock prices for the comparable companies on August 29, 2005.

The table below summarizes the analysis.

	Enterprise Value/						Price/
	LTM EBITDA		CY 2005E EBITDA		CY 2006E EBITDA		CY 2005E EPS		CY 2006E EPS
Large Cap Peers
High	8.8	x	9.0	x	8.1	x	17.5	x	15.3	x
Low	7.3		7.3		6.6		11.7		10.6
Harmonic Mean	7.9		7.9		7.2		13.5		12.3
Small Cap Peers
High	11.8	x	9.8	x	8.6	x	20.7	x	17.4	x
Low	5.6		6.2		5.3		10.8		10.1
Harmonic Mean	8.3		8.1		7.1		15.0		13.5
Overall Harmonic Mean	8.2	x	8.0	x	7.5	x	14.6	x	13.2	x

“Harmonic Mean” is calculated based on the average of the reciprocals of the multiples and gives equal weight to equal dollar investments in the securities whose ratios are being averaged.

Bear Stearns compared the multiples implied in the merger of 9.6x 2005 LTM EBITDA, 9.0x 2005 estimated EBITDA, 5.5x 2006 estimated EBITDA, 21.0x 2005 estimated EPS, 17.2x 2006 estimated EPS, 21.5x-23.2x management’s 2005 projected EPS range, and 11.4x management’s 2006 projected EPS with the range and harmonic mean of the Large-Cap, Small-Cap and total of the Large-Cap and Small-Cap.

Comparable Precedent Transactions Analysis

Bear Stearns analyzed 27 merger and acquisition transactions involving companies in the apparel industry which Bear Stearns deemed generally comparable to Haggar and the merger. Transaction values range from $67 million to $3.7 billion and include completed transactions announced from January 2001 to August 2005. Bear Stearns reviewed, among other things, the ratio of the target companies’ enterprise value implied in the respective transactions to target companies’ LTM EBITDA and estimated EBITDA for the targets companies’ calendar year in the year in which the transaction was announced.

The precedent transactions in the Bear Stearns analysis were:

Most Relevant

•        Oshkosh B’Gosh / Carters, Inc.

•        Tropical Sportswear International / Perry Ellis International, Inc.

•        Ben Sherman Limited / Oxford Industries, Inc.

•        Joseph Abboud Apparel Corp. / J.W. Childs Associates, L.P.

•        Phat Fashions, LLC / Kellwood Company

•        ENYCE Holding LLC / Liz Claiborne, Inc.

•        Kasper A.S.L., Ltd. / Jones Apparel Group, Inc.

•        Nautica Enterprise, Inc. / VF Corporation

•        McNaughton Apparel Group / Jones Apparel Group, Inc.

Less Relevant

•        Reebok International, LLC / Adidas-Salomon AG

•        Joe Boxer Co. LLC / Iconix Brand Group

•        Reef Holdings / VF Corporation

•        Bennett Footwear / Brown Shoe Company, Inc.

•        C&C California / Liz Claiborne Inc.

•        Spyder Active Sports Inc. / Apax Partners Ltd.

•        Maxwell Shoe Company Inc. / Jones Apparel Group, Inc.

•        Vans Inc. / VF Corporation

•        Maidenform Inc. / Ares Management LLC

•        DC Shoes Inc. / Quiksilver, Inc.

•        Converse Inc. / Nike, Inc.

•        Tommy Bahama / Oxford Industries, Inc.

•        Juicy Couture / Liz Claiborne Inc.

•        Calvin Klein Industries, Inc. / Phillips-Van Heusen Corp.

•        Ellen Tracy, Inc. / Liz Claiborne Inc.

•        R.S.V. Sport, Inc. / Jones Apparel Group Inc.

•        Mexx Group B.V / Liz Claiborne Inc.

•        Earl Jean Inc. / Nautica Enterprise, Inc.

The table below summarizes the analysis.

	Enterprise Value/ LTM EBITDA						Enterprise Value/ CY EBITDA
	High		Low		Mean		High		Low		Mean
Most Relevant Transactions	9.7	x	5.6	x	6.8	x	10.1	x	5.8	x	7.6	x
Less Relevant Transactions	20.8		5.4		9.9		10.4		4.9		7.7
Total Selected Transactions	20.8		5.4		8.9		10.4		4.9		7.6

Bear Stearns compared the multiple implied in the transaction of 9.6x LTM EBITDA and 9.0x 2005 estimated EBITDA with the range and mean of the precedent transactions.

Miscellaneous

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns’ opinion. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support Bear Stearns’ opinion. In arriving at its opinion, Bear Stearns considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. With respect to the analysis of comparable companies summarized above, no public company utilized as a comparison is identical to Haggar. In addition, none of the precedent transactions or the companies they involve are identical to the merger or Haggar. Accordingly, an analysis of publicly traded comparable companies and comparable precedent transactions is not mathematical; rather, it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the public trading values of Haggar and the companies and precedent transactions to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future. In addition, the Bear Stearns opinion was just one of the many factors taken into consideration by Haggar’s board of directors. Consequently, Bear Stearns’ analysis should not be viewed as determinative of the decision of Haggar’s board of directors or Haggar’s management with respect to the fairness of the consideration to be received, from a financial point of view, to the stockholders of Haggar excluding Parent, Merger Subsidiary and those stockholders who entered into a stock voting agreement.

Pursuant to the terms of its engagement letter with Bear Stearns, Haggar has agreed to pay Bear Stearns an advisory fee, the principal portion of which is to be paid upon consummation of the merger. In addition, Haggar has agreed to reimburse Bear Stearns for all reasonable out-of-pocket expenses incurred by Bear Stearns in connection with its engagement and the merger. Bear Stearns has been previously engaged by Haggar to provide certain investment banking and financial advisory services for which Bear Stearns received customary fees. Haggar has also agreed to indemnify Bear Stearns against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws. In addition, Bear Stearns has represented affiliates of Infinity Associates LLC in the past and has received customary fees with respect to such representation.

In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Haggar for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

Effects on the Company if the Merger is Not Completed

In the event that the merger agreement is not approved and adopted by the Company’s stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain an independent public company and its common stock will continue to be listed and traded on Nasdaq. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that the Company’s stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the apparel industry on which the Company’s business largely depends, and general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. From time to time, the Company’s board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of the Company, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger agreement is not approved and adopted by the Company’s stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered or that the business, prospects or results of operations of the Company will not be adversely impacted. If the merger agreement is terminated under certain circumstances, the Company will be obligated to pay a termination fee of $7,000,000 and up to $1,000,000 of Parent’s expenses incurred in connection with the merger agreement. See “The Merger Agreement—Termination.”

Financing

The Company and the Sponsors estimate that the total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $240 million, which includes approximately:

•       $212 million to be paid out to the Company’s stockholders and option holders;

•       $14 million to be paid by the Company with respect to benefits under the Supplemental Executive Retirement Plan; and

•       $14 million to pay related fees and expenses in connection with the merger, the financing arrangements and the transactions described in this paragraph.

These payments are expected to be funded by a combination of equity contributions from the Sponsors, debt financing, and available cash of the Company.

Equity Financing

Pursuant to an equity commitment letter delivered to Parent by Infinity Associates LLC, Perseus Market Opportunity Fund, L.P. and Symphony Holdings Limited (the “Equity Partners”), the Equity Partners have agreed to contribute an aggregate of $102,000,000 in cash to Parent to fund part of the merger consideration. Any Equity Partner may assign all or a portion of its obligations to fund its commitment to affiliated entities; provided, however, that any such assignment will not relieve such Equity Partner of its obligations under the commitment letter. Subsequent to the execution of the equity commitment letter, Symphony Holdings Limited assigned its rights and obligations under the commitment letter to its affiliate, Grand Wealth Group Limited. The commitments pursuant to the equity commitment letter are as follows:

Equity Investor	Commitment
Infinity Associates LLC	$2,000,000
Perseus Market Opportunity Fund, L.P.	$50,000,000
Grand Wealth Group Limited	$50,000,000

The equity commitment letter provides that the equity funds will be contributed to Parent as of the effective time of the merger and that the equity commitment is subject to the satisfaction or waiver of each of the conditions precedent to Parent’s and Merger Sub’s obligation to consummate the merger set forth in the merger agreement (other than the condition that the debt financing be funded if the failure of such condition to be satisfied is because the funding of all or a portion of the equity commitments does not occur). The equity commitment letter will terminate upon the earlier to occur of (a) the termination of the merger agreement and (b) the closing of the merger.

Debt Financing

General.   Infinity Associates LLC has received a debt commitment letter dated as of August 18, 2005 from Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc. (“Merrill Lynch”), with respect to a $195,500,000 senior secured loan facility, consisting of (a) a $140,000,000 senior secured first-lien revolving loan facility (the “Revolving Loan Facility”) with a $45,000,000 letter of credit subfacility, (b) a $30,500,000 senior secured first-lien term loan (the “First-Lien Term Loan Facility”) and (c) a $25,000,000 senior secured second-lien term loan (the “Second-Lien Term Loan Facility,” and together with the Revolving Loan Facility and the First-Lien Term Loan Facility, the “Facilities”).

Conditions.   The Facilities are conditioned on the merger being consummated on or prior to December 31, 2005, as well as other customary conditions being satisfied on or prior to that date, including, among others:

•       satisfaction with business and legal due diligence not previously disclosed as of August 30, 2005;

•       the execution of satisfactory definitive financing documents;

•       receipt of a solvency opinion for the Company, after giving effect to the merger and the financing;

•       no term or condition of the merger agreement having been amended, waived or modified without the prior consent of Merrill Lynch;

•       receipt by the lenders of all fees and other amounts payable on or prior to the closing of the Facilities;

•       the absence of a Company material adverse effect (as such term is defined in the merger agreement) since the date of the commitment letter;

•       the Company’s having minimum borrowing availability under the Facilities at closing, determined based on specified percentages of the value of eligible accounts receivable and eligible inventory;

•       all transactions to occur in connection with the closing of the Facilities having been consummated in accordance with applicable laws and regulations;

•       all governmental and third party approvals necessary in connection with the closing of the Facilities having been obtained; and

•       the receipt by the administrative agent of a copy of the fairness opinion obtained by the board of directors of the Company with respect to the merger consideration.

Parent has agreed to use commercially reasonable efforts to obtain debt financing on the terms and conditions described in the debt commitment letter. In the event that any portion of the financing contemplated by the debt commitment letter will not be available to Parent to consummate the transactions contemplated by the merger agreement, Parent must use its commercially reasonable efforts to arrange alternate financing for the transactions contemplated by the merger agreement, provided that the terms and conditions of such alternate financing in the aggregate are not materially less favorable to Parent than those contemplated by the debt commitment letter. See “The Merger Agreement—Financing” and “The Merger Agreement—Fees and Expenses.”

The closing of the merger is conditioned on receipt of the debt financing by Parent. The funding of the financing under the debt commitment letters cannot be assured. No alternative financing arrangements or alternative financing plans have been made in the event that the Facilities are not available as anticipated.

Availability.   Availability under the Revolving Loan Facility will be limited to a borrowing base determined based on specified percentages of the value of eligible accounts receivable and eligible inventory. Availability under the First-Lien Term Loan Facility will be limited to the lesser of (a) the aggregate First-Lien Term Loan Facility commitments, and (b) an amount based on the appraised fair market value of the Company’s owned real estate plus an additional amount for certain real property of the Company held for sale.

Interest.   Interest on all loans under the Facilities will accrue at a reference rate equal to, at the borrower’s option, (a) the prime rate plus an applicable margin equal to 1% for the Revolving Loan Facility, 2% for the First-Lien Term Loan Facility and 6% for the Second-Lien Term Loan Facility or (b) LIBOR (London interbank offer rate) plus an applicable margin equal to 2% for the Revolving Loan Facility, 3% for the First-Lien Term Loan Facility and 7% for the Second-Lien Term Loan Facility. An unused line fee at a rate per annum equal to 0.375% will be payable on the daily unutilized portion of the Revolving Loan Facility. Upon the occurrence and during the continuance of an event of default, the loans will bear interest at a rate of 2% in excess of the otherwise applicable rate.

Prepayments.   The Company will be permitted to make voluntary prepayments of the Revolving Loan Facility and the First-Lien Term Loan Facility at any time, without penalty. The Company will be permitted to make voluntary prepayments of the Second-Lien Term Loan Facility at any time following the second anniversary of the closing date, without penalty, or earlier, subject to the payment of certain prepayment premiums. The Company is required to make mandatory prepayments of loans under the Facilities with (a) insurance or condemnation proceeds received in connection with a casualty event, condemnation or loss, (b) the net cash proceeds from the issuance of equity or debt securities, and (c) the net cash proceeds of asset sales or other dispositions, in each case subject to customary exceptions and customary reinvestment rights, as applicable.

Guarantors.   The Facilities will be guaranteed jointly and severally by all existing and future direct and indirect U.S. subsidiaries of the Company and by any holding company formed to hold the Company’s equity securities.

Security.   The Facilities will be secured by a first and, solely with respect to the Second-Lien Term Loan Facility, second priority perfected security interest in all existing and after-acquired assets of Parent, the Company and each of the Company’s U.S. subsidiaries. In addition, the Facilities will be secured by a first and, solely with respect to the Second-Lien Term Loan Facility, second priority perfected pledge of all of the equity securities of the Company and each of its U.S. subsidiaries and a pledge of 65% of the equity securities of each first tier non-U.S. subsidiary of the Company and its U.S. subsidiaries.

Other Terms.   The Facilities will contain customary representations and warranties, affirmative and negative covenants, and events of default. The documentation governing the Facilities has not been finalized and, accordingly, the actual terms of the Facilities may differ from those described in this proxy statement.

Performance Guarantees

In connection with the merger agreement, each of Perseus Market Opportunity Fund, L.P. (“Perseus Fund”) and Symphony Holdings Limited (“Symphony”), an affiliate of Grand Wealth Group Limited, entered into separate performance guarantees. Pursuant to the performance guarantees, each of Perseus Fund and Symphony guaranteed the punctual and complete payment when due of all obligations of Parent and Merger Sub under the merger agreement, up to an aggregate amount for Perseus Fund and Symphony collectively of $50,000,000. Each performance guaranty will remain in full force and effect until the earliest to occur of:

•       the payment in full of all of Parent’s and Merger Sub’s obligations under the merger agreement;

•       immediately following the closing of the merger;

•       the second anniversary of the termination of the merger agreement (provided that the performance guarantees will survive beyond such second anniversary with respect to any obligations of Parent and Merger Sub under the merger agreement with respect to which a claim has been delivered by the Company to Perseus Fund or Symphony prior to such second anniversary); and

•       Parent’s payment to the Company of a termination fee equal to $7,000,000 and reimbursement of the Company for its fees and expenses incurred in connection with the merger agreement, up to a maximum of $1,000,000, because either the Company or Parent terminates the merger agreement because the closing has not occurred by December 31, 2005 (or by a later date up to January 30, 2006 if Parent exercises its right to extend the termination date under circumstances described in the merger agreement), and all conditions precedent to the closing have been satisfied or waived as of such date, except for the condition that Parent will have received the required debt financing (and the failure of the debt financing to fund is not the result of the failure of any of the lender’s conditions to be satisfied).

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Company’s board of directors with respect to the merger, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Company’s board of directors was aware of these interests and considered them, among other matters, in approving and adopting the merger agreement.

Treatment of Stock Options

As of the record date, there were 351,400 shares of our common stock subject to stock options granted under our 1992 Long Term Incentive Plan and 2003 Long Term Incentive Plan (together, the “Company Stock Plans”) to our current executive officers and directors. Each outstanding stock option that remains outstanding as of the completion of the merger, whether or not the option is vested or exercisable, shall (if not then fully exercisable) become fully exercisable and shall thereafter represent the right to receive a cash payment, without interest and less applicable tax withholding, equal to the product of:

•       the number of shares of our common stock subject to the option as of the effective time of the merger, multiplied by

•       the excess, if any, of $29.00 over the exercise price per share of common stock subject to such option.

The following table summarizes the vested and unvested options with exercise prices of less than $29.00 per share held by our executive officers and directors as of September 30, 2005 and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options:

	No. of Shares Underlying Vested and Unvested Options	Weighted Average Exercise Price of Vested and Unvested Options	Resulting Consideration(1)
Directors:
J. M. Haggar, III(2)	135,000	$11.69	$2,336,250
Frank D. Bracken(3)	130,000	$12.88	$2,096,250
Rae F. Evans	7,200	$18.43	$76,110
Donald E. Godwin	13,200	$17.02	$158,184
Richard W. Heath	15,000	$14.60	$216,030
Thomas G. Kahn	6,000	$19.34	$57,960
James Neal Thomas	6,000	$19.34	$57,960
John C. Tolleson	24,000	$13.70	$367,305
Executive Officers:
Alan C. Burks	0	N/A	$0
David G. Roy	15,000	$11.00	$270,000
John W. Feray	0	N/A	$0

(1)          The amounts set forth in this “Resulting Consideration” column are calculated based on the actual exercise prices underlying the related options, as opposed to the weighted average exercise price per share of vested and unvested options.

(2)          Mr. Haggar also serves as the chairman of the board of directors and chief executive officer of the Company.

(3)          Mr. Bracken also serves as the president and chief operating officer of the Company.

Treatment of Restricted Stock

As of the record date, there were 119,000 shares of our common stock represented by restricted stock held by our executive officers and directors under our Company Stock Plans. Under the terms of the merger agreement, immediately prior to the effective time of the merger, the restrictions applicable to each share of restricted stock shall lapse and, at the effective time of the merger, the holder of each share of restricted stock will receive a cash payment of $29.00 per share of restricted stock, without interest and less any applicable tax withholding.

The following table summarizes the restricted stock held by our executive officers and directors as of September 30, 2005 and the consideration that each of them will receive pursuant to the merger agreement in connection with such shares of restricted stock:

	No. of Shares of Restricted Stock	Resulting Consideration
Directors:
J. M. Haggar, III(1)	33,000	$957,000
Frank D. Bracken(2)	33,000	$957,000
Rae F. Evans	5,000	$145,000
Donald E. Godwin	5,000	$145,000
Richard W. Heath	5,000	$145,000
Thomas G. Kahn	5,000	$145,000
James Neal Thomas	8,000	$232,000
John C. Tolleson	5,000	$145,000
Executive Officers:
Alan C. Burks	10,000	$290,000
David G. Roy	10,000	$290,000
John W. Feray	0	$0

(1)          Mr. Haggar also serves as the chairman of the board of directors and chief executive officer of the Company.

(2)          Mr. Bracken also serves as the president and chief operating officer of the Company.

Severance Arrangements

Each of our current executive officers has employment agreements with us that contain change of control termination protection provisions. Under each of the employment agreements, if the officer’s employment is terminated by us without “cause” or the officer resigns for “good reason” (which includes, among other things, our failure to comply with any material provision of the officer’s employment agreement, a relocation greater than 20 miles from the officer’s current principal place of business or a diminution in the officer’s title, primary reporting relationship, duties or responsibilities) within two years following a change of control, the officer will be entitled to receive a lump sum severance payment equal to 2.99 times the officer’s “base amount” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

If an officer becomes entitled to receive this severance amount, the officer will also be entitled to the following:

•       any accrued and unpaid base salary through the date of termination; and

•       continuing coverage for him and his family under the Company’s group health and welfare benefit plans for one year after such termination at benefit levels at least equal to the benefits provided under such plans prior to the change in control.

Each employment agreement also contains a tax gross-up provision whereby if the officer incurs any excise tax by reason of his or her receipt of any payment that constitutes an “excess parachute payment” as defined in Section 280G of the Code, the officer will receive a gross-up payment in an amount that would place the officer in the same after-tax position that he or she would have been in if no excise tax had applied.

The following table shows the amount of potential cash severance payable to our current executive officers, based on an assumed termination date prior to December 31, 2005. The table also shows the estimated value of continuing coverage and other benefits under the Company’s group health, dental and life insurance plans to each such officer. The estimates are subject to change based on the date of termination of the executive officer.

	Amount of Potential Cash Severance Payment(1)	Estimated Value of Benefits
Executive Officers:
J. M. Haggar, III	$4,109,278	$11,245
Frank D. Bracken	$3,428,741	$7,358
Alan C. Burks	$1,760,636	$11,245
David G. Roy	$1,291,777	$7,085
John W. Feray	$643,707	$9,236

(1)          Excludes the value of acceleration and vesting of equity awards, as reported separately herein, amounts payable pursuant to the Supplemental Executive Retirement Plan, and any accrued and unpaid base salary as of the date of termination.

Supplemental Executive Retirement Plan

The Company established the SERP in order to provide supplemental retirement benefits and pre-retirement death benefits to select executive officers. Currently, the only two participants in the SERP are Mr. Haggar and Mr. Bracken.

At normal retirement age, as defined under individual participation agreements between the participants and the Company, each participant is entitled to a life annuity benefit (if married, a joint and 50% survivor annuity) equal to 65% of the participant’s average total compensation (base salary plus bonus) during the three fiscal years prior to termination, reduced by one-third of the annuitized value of the participant’s accumulated account balance under the Company’s Bonus Savings Plan. A participant may also receive an actuarially-reduced early retirement benefit prior to normal retirement age. The benefits payable under the SERP are subject to a vesting schedule. A participant becomes 50% vested in his benefit five years prior to attaining normal retirement age, and continues to vest in annual increments of 10% to become 100% vested at normal retirement age.

Upon a change of control (including the merger), as defined in the SERP, a participant becomes 100% vested in his SERP benefit. In order to comply with certain changes in federal income tax law, the participation agreements under the SERP were amended to provide that, with respect to approximately 10% of Mr. Bracken’s benefit and 100% of Mr. Haggar’s benefit (each the “Amended Benefit”), upon a change of control (including the merger) the present value of the then-remaining Amended Benefit, reduced by 10%, will be paid in a single lump sum as soon as administratively feasible following the change of control. This amount will be paid irrespective of whether the participant’s employment is terminated.

If a participant dies before retirement, his surviving spouse or other beneficiary is entitled to receive a death benefit equal to $400,000 per year payable annually for 10 years. If terminated, Mr. Bracken, or his beneficiary, may elect, subject to approval by the compensation committee of the board of directors of the Company or as a matter of right at any time following one year after a change of control (including the merger), to receive the actuarial present value of the then-remaining portion of his benefit (other than the Amended Benefit) under the SERP in a single lump-sum payment, reduced by 10%. Mr. Bracken may not elect a lump-sum payment of his Amended Benefit.

The SERP is an unfunded compensation arrangement that is not subject to the annual reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974. The Company has established a trust to pay benefits under the SERP to which the Company is contributing cash to purchase variable life insurance policies insuring each participant. The Company contributed $261,000 and $617,000, respectively, to the trust for the payment of 2004 premiums on variable life policies insuring Messrs. Haggar and Bracken, respectively.

The normal retirement age for Mr. Haggar under his participation agreement is 60, and the normal retirement age for Mr. Bracken under his participation agreement is 65. The Company estimates that Mr. Haggar will be entitled to an annual SERP benefit equal to approximately $780,155 at age 60, and Mr. Bracken will be entitled to an annual SERP benefit equal to approximately $643,174 at age 65. These estimates assume that 65% of the amount of the average base salary plus bonus for each of Messrs. Haggar and Bracken during the three years prior to his retirement is approximately $858,619 and $695,220, respectively, and that one-third of the annuitized value of the participant’s accumulated account balance under the Bonus Savings Plan for each of Messrs. Haggar and Bracken at that time is approximately $78,464 and $52,046, respectively.

Mr. Haggar’s lump sum accrued benefit determined using FAS 87 assumptions, as of September 15, 2005, and assuming a payment on October 1, 2005, with a 10% reduction triggered by the lump sum payment would be $6,249,880. The Company previously purchased and holds as a general asset a life insurance policy to secure partial funding for this benefit, which policy had a cash surrender value as of July 31, 2005 equal to $1,434,158.50. Mr. Bracken’s combined immediate lump sum SERP benefit and the present value of the annuity stream of his remaining benefit is $6,797,819, determined using FAS 87 assumptions, as of September 15, 2005, and assuming a lump sum payment of the portion of his unvested accrued benefit as of December 31, 2004 paid on October 1, 2005, reduced by 10%, plus the present value of the annuity stream of his remaining accrued benefit as of October 1, 2005. The Company has partially secured funding for Mr. Bracken’s benefit through the purchase of a life insurance policy held as a general asset of the Company with a cash surrender value as of July 31, 2005 of $4,005,459.06. In addition, the “rabbi” trust established to secure benefits under the SERP requires that upon a change of control (including the merger), the Company must pay into the trust an amount equal to 110% of the present value of the portion of Mr. Bracken’s accrued SERP benefit that is not paid in a lump sum. This will result in payment by the Company to the trust, based on the assumptions set forth herein, equal to $6,260,390.

Employee Confidential Information and Invention Assignment Agreements

Concurrently with the execution of the merger agreement, at the request of the Sponsors, each of J.M. Haggar, III, chairman of our board of directors and chief executive officer, and Frank D. Bracken, our president and chief operating officer, entered into separate Employee Confidential Information and Invention Assignment Agreements with the Company, which will become effective upon the effective time of the merger. Pursuant to these agreements:

•       Mr. Haggar agreed, among other things, not to compete with the surviving corporation for a period of two years following the termination of his employment by the Company;

•       Mr. Bracken agreed not to compete with the surviving corporation for one year following his termination of employment by the Company; and

•       Mr. Haggar acknowledged that the Company owns the HAGGAR trademark and agreed not to use his surname as a trademark, or for endorsement purposes, in a manner that infringes upon the Company’s trademark rights.

These agreements will at the effective time of the merger supersede the non-competition provisions in Mr. Haggar’s and Mr. Bracken’s employment agreements with the Company.

New Management Arrangements

As of the date of this proxy statement, no member of our management has entered into any amendments or modifications to existing employment agreements with us or our subsidiaries in connection with the merger. In addition, as of the date of this proxy statement, no member of our management has entered into any agreement, arrangement or understanding with Parent, Merger Sub or their affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation. The Sponsors have indicated that they are exploring retaining certain members of our existing management team with the surviving corporation after the merger is completed. In that respect, members of management currently are engaged in discussions with representatives of Parent regarding post-closing terms of employment. In addition to revised terms of employment, the Sponsors may offer members of management the opportunity to convert a portion of their current equity interests in the Company into equity in the surviving corporation, and they may also set up equity-based incentive compensation plans for management of the surviving corporation. Arrangements between members of our management team and Parent, Merger Sub or their affiliates regarding employment with, and the right to purchase or participate in the equity of, the surviving corporation are subject to further negotiations and discussion and no terms or conditions have been finalized.

Indemnification and Insurance

The merger agreement provides that, without limiting any additional rights that any employee may have under any employment agreement, indemnification agreement or otherwise, from and after the effective time of the merger, Parent and the surviving corporation will, jointly and severally, indemnify and hold harmless each person who is (as of the execution of the merger agreement) or has been at any time prior to the execution of the merger agreement, or who becomes prior to the effective time of the merger, a director or officer of the Company or any of its subsidiaries or who acts as a fiduciary under any employee benefit plan of the Company or its subsidiaries against all losses, claims, damages, costs and expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments incurred in connection with any claim arising out of actions taken by them in their capacity as officers, directors, employees, fiduciaries or agents of the Company or any of our subsidiaries or any actions arising out of or pertaining to matters existing or occurring at or prior to the effective time, to the fullest extent permitted under applicable law. In this regard, Parent and the surviving corporation will also be required to advance expenses to an indemnified officer, director or employee, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that the person is not entitled to indemnification.

The merger agreement provides that for a period of six years after the effective time of the merger, the articles of incorporation and bylaws of the surviving corporation will continue to contain provisions with respect to indemnification that are no less favorable than those set forth in our articles of incorporation and bylaws as of the date of the merger agreement.

In addition, the merger agreement provides that prior to the effective time of the merger, we will obtain and fully pay (up to a maximum cost of 300% of the current annual premium paid by us for our existing coverage in the aggregate) for “tail” insurance policies with a claims period of at least six years from the effective time of the merger from an insurance carrier with the same or better credit rating as our current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as our existing policies with respect to matters existing or occurring at or prior to the effective time of the merger. In addition, Parent will, and will cause the surviving corporation to, honor and perform under any indemnification agreements entered into by the Company or any of our subsidiaries.

Amendment to the Company’s Rights Agreement

On October 10, 2002, the Company entered into a rights agreement with Mellon Investor Services LLC, as rights agent, in order to ensure that any strategic transaction undertaken by the Company would be one in which all Haggar stockholders can receive fair and equal treatment and to guard against coercive or other abusive takeover tactics that might result in unequal treatment of Haggar stockholders. In general, the rights agreement imposes a significant penalty upon any person or group that acquires 15% or more of the Company’s outstanding common stock without the approval of our board of directors.

On August 31, 2005, immediately prior to the execution of the merger agreement, the Company and the rights agent entered into an amendment to the rights agreement that provides that neither the execution of the merger agreement or the stock voting agreements nor the consummation of the merger will trigger the provisions of the rights agreement.

The amendment to the rights agreement also provides that the rights agreement will terminate immediately prior to the effective time of the merger.

Material United States Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences of the merger to holders of our common stock. We base this summary on the provisions of the Code, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•       a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•       a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•       a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•       an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

This discussion assumes that a holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, stockholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, corporations subject to anti-inversion rules, stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, or stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. Holders are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

U.S. Holders

The receipt of cash in the merger by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•       the amount of cash received in exchange for such common stock; and

•       the U.S. holder’s adjusted tax basis in such common stock.

If the holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of our common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock.

Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger unless such U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received, unless a U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•       the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•       the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•       we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of the Company’s common stock at any time during the five years preceding the merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the U.S.

We believe we are not, have not been and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Information reporting and, under certain circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received in the merger, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code) or such owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals

Except for the filing of articles of merger in Nevada at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

THE MERGER AGREEMENT

The following summarizes material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and incorporated by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety because the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The description of the merger agreement in this proxy statement has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the Company, Parent and Merger Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract, including qualifications set forth on the disclosure schedules to the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Effective Time

The effective time of the merger will occur at the time that we file articles of merger with the Secretary of State of the state of Nevada on the closing date of the merger (or such later time as provided in the articles of merger so long as it is within 90 days of the date of filing). The closing date will occur no later than the second business day after all of the conditions to the merger set forth in the merger agreement have been satisfied or waived (or such other date as Parent and the Company may agree).

Structure

At the effective time of the merger, Merger Sub will merge with and into us. Haggar will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of Parent. All of the Company’s and Merger Sub’s properties, assets, rights, privileges, immunities, powers and franchises, and all of their debts, liabilities and duties, will become those of the surviving corporation. Following completion of the merger, the Company’s common stock will no longer be quoted on Nasdaq, will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will no longer be publicly traded. The Company will be a privately held corporation and the Company’s current stockholders will cease to have any ownership interest in the Company or rights as Company stockholders. Therefore, such current stockholders of the Company will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company.

Treatment of Stock and Options

Company Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and will cease to exist and will be converted into the right to receive $29.00 in cash, without interest and less any required tax withholding, other than shares of Company common stock:

•       held in the Company’s treasury immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration; and

•       owned by Merger Sub, Parent or any wholly-owned direct or indirect subsidiary of the Company or Parent immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration.

After the effective time of the merger, each of our outstanding stock certificates or book-entry shares representing shares of common stock converted in the merger will represent only the right to receive the merger consideration without any interest. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate or book-entry share.

Company Stock Options

At the effective time of the merger, each outstanding option, whether or not vested or exercisable, to acquire our common stock will become fully exercisable and thereafter represent the right to receive an amount in cash, without interest and less applicable tax withholding, equal to the product of:

•       the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by

•       the excess, if any, of $29.00 over the exercise price per share of common stock subject to such option.

Restricted Shares

Immediately prior to the effective time of the merger, the restrictions applicable to each share of restricted stock will lapse, and at the effective time of the merger, each outstanding share of our restricted stock will become fully vested, free of such restrictions and will be converted into the right to receive $29.00 in cash, without interest and less any applicable tax withholding.

Exchange and Payment Procedures

As of the effective time of the merger, Parent will deposit, or will cause to be deposited, in trust an amount of cash sufficient to pay the merger consideration to each holder of shares of our common stock and each optionholder with Mellon Investor Services LLC or another entity (the “paying agent”) reasonably acceptable to us. Promptly after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and the other stockholders and an option surrender agreement to the optionholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates or shares you may hold represented by book entry in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (or book-entry shares) to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates (or book-entry shares). The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, they will be canceled and exchanged for the merger consideration.

None of the paying agent, Parent or the surviving corporation will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of our common stock for twelve months after the effective time of the merger, will be delivered, upon demand, to the surviving corporation. Stockholders who have not received the merger consideration prior to the delivery of such funds to Parent may only look to Parent or the surviving corporation for the payment of the merger consideration. Any portion of the merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled to the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to comply with the replacement requirements established by the paying agent, including, if necessary, the posting of a bond in a customary amount sufficient to protect the surviving corporation against any claim that may be made against it with respect to that certificate.

Representations and Warranties

We make various representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•       our and our subsidiaries’ proper organization, good standing and qualification to do business;

•       our articles of incorporation and bylaws;

•       our capitalization, including in particular the number of shares of our common stock and stock options;

•       our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•       the absence of violations of or conflicts with our and our subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•       the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•       our SEC filings since September 30, 2002, including the financial statements contained therein;

•       accuracy and compliance as to form with applicable securities law of this proxy statement;

•       the absence of a “material adverse effect” and certain other changes or events related to us or our subsidiaries since September 30, 2004;

•       the absence of undisclosed liabilities;

•       the absence of defaults or violations under our and our subsidiaries’ governing documents, certain agreements and applicable laws;

•       compliance with applicable legal requirements;

•       legal proceedings and governmental orders;

•       taxes;

•       employment and labor matters affecting us or our subsidiaries, including matters relating to our and our subsidiaries’ employee benefit plans;

•       intellectual property;

•       real property;

•       environmental matters;

•       our and our subsidiaries’ insurance policies;

•       the receipt by us of a fairness opinion from Bear Stearns;

•       the required vote of our stockholders in connection with the approval and adoption of the merger agreement;

•       the absence of undisclosed broker’s fees;

•       material contracts; and

•       the amendment of our stockholders rights plan and the inapplicability of anti-takeover statutes to the merger.

For the purposes of the merger agreement, a “material adverse effect” with respect to us means any result, occurrence, condition, fact, change, violation, event or effect that, individually or in the aggregate, (a) is or is reasonably likely to be materially adverse to the condition (financial or otherwise), business, assets, liabilities or results of operations of us and our subsidiaries, taken as a whole or (b) will or is reasonably likely to materially impair our ability to timely consummate the transactions contemplated by the merger agreement.

A “material adverse effect” will not have occurred, however, as a result of any of the following results, occurrences, conditions, facts, changes, violations, event or effects:

•       a general deterioration in the economy or in the economic conditions prevalent in the industry in which we and our subsidiaries operate (which deteriorations in each case do not disproportionately affect us and our subsidiaries in any material respect relative to other participants in the industry in which we and our subsidiaries operate);

•       the disclosure of the fact that Parent is the prospective acquirer of the Company;

•       the announcement or pendency of the transactions contemplated by the merger agreement, including the termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any of our or our subsidiaries’ customers, suppliers, distributors, partners or employees due solely to the announcement or pendency of the transactions contemplated by the merger agreement;

•       the announcement of our intention to review the possibility of selling the Company;

•       any change in accounting requirements or principles imposed upon us or our subsidiaries or our respective businesses by rule or regulation or any change in law;

•       actions taken by Parent or any of its affiliates; or

•       compliance with the terms of, or the taking of any action required by, the merger agreement.

You should be aware that these representations and warranties are made by the Company to Parent and Merger Sub, may be subject to important limitations and qualifications set forth in the merger agreement and the disclosure schedules thereto and do not purport to be accurate as of the date of this proxy statement. See “Where You Can Find Additional Information.”

The merger agreement also contains various representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•       their organization, valid existence and good standing;

•       their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•       the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•       the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•       the accuracy of information supplied for this proxy statement;

•       the absence of litigation affecting the ability of Parent to consummate the merger;

•       debt and equity financing commitments;

•       solvency of the surviving corporation after the merger;

•       the required vote of stockholders of Parent and Merger Sub in connection with the approval and adoption of the merger and the merger agreement; and

•       their purpose of formation and prior activities.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions and unless Parent gives its prior written consent, between August 31, 2005 and the completion of the merger:

•       we and our subsidiaries will conduct our business in the usual, regular and ordinary course of business;

•       we will pay our debts and taxes and perform our other obligations when due; and

•       we will use commercially reasonable efforts to preserve intact our business organization, keep available the services of our current officers and employees and preserve our current relationships with customers, suppliers and other persons with which we have business dealings.

We have also agreed that during the same time period, and again subject to certain exceptions or unless Parent gives its prior written consent, we and our subsidiaries will not:

•       declare or pay any dividends on or make other distributions in respect of any of our capital stock (except in accordance with our past practice of paying a quarterly cash dividend not to exceed $0.05 per share of Company common stock);

•       split, combine or reclassify any of our capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock;

•       repurchase, redeem or otherwise acquire, or permit any of our subsidiaries to purchase, redeem or otherwise acquire, any shares of our capital stock, except as required by any of our employee benefit plans or employment agreements existing as of the date of the merger agreement;

•       amend the terms of any outstanding stock options to purchase Company common stock or shares of restricted Company common stock;

•       issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of our capital stock, any voting debt or other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such securities, other than issuance of common stock upon the exercise of stock options outstanding as of the date of the merger agreement;

•       amend or propose to amend our articles of incorporation or bylaws;

•       enter into any line of business outside of the apparel industry or open any new retail stores;

•       acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof;

•       enter into any joint venture, strategic partnership, alliance or similar arrangement that is material to any of our divisions or business;

•       sell, lease, encumber or otherwise dispose of any assets or properties other than (a) as may be necessary to secure governmental antitrust approvals, (b) sales or other dispositions of inventory in the ordinary course of business consistent with past practice, or (c) sales or other dispositions of assets (other than inventory) in the ordinary course of business consistent with past practice that are not material, individually or in the aggregate, to us and our subsidiaries, taken as a whole;

•       make any loans, advances or capital contributions to, or investments in, any other person, other than employee advances for travel and entertainment expenses and intercompany loans in the ordinary course of business consistent with past practice;

•       authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its subsidiaries;

•       make any changes in accounting methods, except as required by applicable law, rule or regulation or GAAP;

•       enter into any agreement or arrangement with any affiliates, other than wholly-owned subsidiaries of the Company, on terms less favorable than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s-length basis;

•       fail to maintain insurance with financially responsible insurance companies in at least such amounts and against at least such risks and losses as are consistent with past practice;

•       make, change or rescind any material express or deemed election relating to taxes;

•       settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material taxes;

•       file any amendment to a material tax return;

•       change in any material respect any methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of federal income tax returns that have been filed for prior taxable years, except as may be required by law;

•       grant any increases in compensation of any directors, officers or employees, except increases made in the ordinary course of business and in accordance with past practices in an amount, per individual, not in excess of 5% of the compensation payable to such person prior to such increase, and provided that the payment of bonuses to officers and employees not exceeding an aggregate amount of $3,500,000 in accordance with certain methodologies will not be prohibited or restricted;

•       pay or agree to pay to any director, officer or employee, whether past or present, any pension, retirement allowance or other employee benefit not expressly required by any of the Company’s existing employee benefit plans;

•       enter into any new, or amend any existing, employment, severance, retention, change of control or termination agreement with any director, officer or employee;

•       hire or offer to hire any employee with an annual salary in excess of $150,000;

•       become obligated under any new employee benefit plan that was not in existence or approved by the Company’s board of directors prior to the date of the merger agreement, or amend any employee benefit plan in existence as of the date of the merger agreement;

•       transfer, sell, gift or otherwise dispose of any records, archives, accounts, personal or real property, rights or other effects to any director, officer or employee;

•       settle any pending or threatened claims, actions, proceedings or litigation, except any such claims, actions, proceedings or litigation for money damages in an amount less than $150,000 in any one case or $300,000 in the aggregate, or cancel, compromise, waive or release any right or claim either involving more than $150,000 in any one case or $300,000 in the aggregate or outside the ordinary course of business, or commence any legal proceedings other than in the ordinary course of business;

•       incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt or debt securities of others, except for regular borrowings under existing credit facilities made in the ordinary course of business consistent with past practice;

•       except in the ordinary course of business consistent with past practice, create any mortgages, liens, security interests or other similar encumbrances on the assets or property of the Company or any of its subsidiaries in connection with any indebtedness thereof;

•       enter into or renew any agreements containing, or that otherwise subject the Company or any of its subsidiaries to, any non-competition, exclusivity or other material restriction on its business;

•       make or commit to make any capital expenditures in excess of $40,000 individually and $100,000 in the aggregate, unless expressly provided for in the capital expenditures budget provided by the Company to Parent;

•       modify, terminate or amend in any material respect any material contract or enter into any material contract;

•       purchase any inventory outside of the ordinary course of business consistent with past practice;

•       approve any marketing, advertising or public relations expenditure or plans outside of existing marketing, advertising or public relations plans;

•       make or own any investments other than cash, overnight bank deposits and interests in money market funds substantially all of the assets of which consist of securities that are investment grade rated and have maturities of not more than 180 days from the date of acquisition;

•       enter into any foreign exchange contract, currency swap contract, futures contract, option contract or other similar agreement or arrangement, in each case for the purpose of managing or hedging foreign currency risk;

•       waive, write-off or compromise any account receivable other than in the ordinary course of business consistent with past practice in excess of $30,000 individually or $100,000 in the aggregate, or factor or otherwise sell any account receivable; or

•       agree in writing or otherwise to take any action inconsistent with any of the foregoing.

No Solicitation of Transactions

We have agreed that we, our subsidiaries and our respective directors, officers and employees will not, and we are required to direct our affiliates, agents, accountants, consultants, financial advisors, attorneys and other representatives not to, directly or indirectly:

•       solicit, initiate, facilitate or encourage any inquiries or the making of any acquisition proposal;

•       participate or engage in any discussions or negotiations concerning, or furnish to any person nonpublic information or provide access to our and our subsidiaries’ business, properties, assets, books or records relating to an acquisition proposal;

•       withdraw, modify or amend in a manner adverse to Parent our board of directors’ recommendation of the merger;

•       approve, endorse or recommend an acquisition proposal other than the merger;

•       grant any waiver or release under any standstill agreement with respect to any class of equity security of the Company; or

•       enter into any agreement in principle, arrangement, understanding or contract relating to an acquisition proposal other than the merger.

An “acquisition proposal” is:

•       any inquiry, offer or proposal relating to any transaction or series of related transactions involving any purchase of more than 20% of the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person, entity or group beneficially owning 20% or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company;

•       any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 20% of the assets of the Company and its subsidiaries, taken as a whole; or

•       any liquidation or dissolution of the Company or any of its subsidiaries.

Notwithstanding the foregoing restrictions, prior to approval and adoption of the merger agreement by our stockholders:

•       if the Company receives an unsolicited, bona fide, written acquisition proposal that our board of directors has in good faith concluded (following the receipt of the advice of its outside legal counsel and its financial advisor) is, or is reasonably likely to result in, a superior proposal, it may then take the following actions, provided, that prior to taking any such action, the board of directors, following the receipt of advice of its outside legal counsel, determines in good faith that the failure to take such action would be a violation of its fiduciary obligations to the Company’s stockholders under applicable law:

•        furnish nonpublic information to the party making the acquisition proposal, provided that:

•       at least 24 hours prior to furnishing any such nonpublic information to such party, it gives Parent written notice of its intention to furnish such nonpublic information,

•       it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic information furnished to such third party on its behalf, and

•       contemporaneously with furnishing any nonpublic information to such third party, it furnishes such nonpublic information to Parent;

•        engage in negotiations with the third party with respect to the acquisition proposal, provided that at least 24 hours prior to entering into such negotiations it gives Parent written notice of its intention to enter into such negotiations; and

•        grant a waiver or release with respect to the third party making the acquisition proposal under a standstill or similar agreement.

For purposes of the merger agreement, a “superior proposal” means any acquisition proposal:

•       that is for more than 50% of the equity interest in, or more than 50% of the consolidated assets of, the Company and its subsidiaries; and

•       that our board of directors has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial advisor), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person, entity or group making the proposal, to be more favorable, from a financial point of view, to the Company’s stockholders than the terms of the merger and is reasonably capable of being consummated.

Our board of directors is permitted, at any time prior to the approval and adoption of the merger agreement by our stockholders, in response to an unsolicited, bona fide, written acquisition proposal, to approve or recommend, or propose to approve or recommend, any such acquisition proposal and, in connection therewith, to withdraw, modify or change in a manner adverse to Parent the recommendation of the merger, but only if:

•       the board of directors concludes in good faith after consultation with its financial advisors that such acquisition proposal constitutes a superior proposal, and following the receipt of advice of its outside legal counsel, determines in good faith that the failure to take such action would be a violation of its fiduciary obligations to the Company’s stockholders under applicable law;

•       the Company has delivered to Parent a written notice that advised Parent that the Company has received a superior proposal and includes information regarding the superior proposal; and

•       either:

•        before the expiration of the three business day period following the delivery of such notice to Parent, Parent does not make a written offer in response to such superior proposal, or

•        following receipt of a written offer from Parent in response to the superior proposal within the requisite three-business day period, our board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, after taking into consideration Parent’s revised proposal, that the superior proposal continues to be a superior proposal.

We have also agreed:

•       to terminate immediately any discussions or negotiations regarding acquisition proposals that were being conducted before the merger agreement was signed;

•       to notify Parent within 24 hours of our receipt of an acquisition proposal, including the material terms and conditions of the acquisition proposal and the identity of the third party making the proposal; and

•       to keep Parent reasonably informed of the status and material terms and conditions of any proposals or offers.

Access to Information

The Company has agreed that it will give Parent reasonable access to the properties, books, records, files, tax returns and directors, officers, employees and counsel of the Company and each of its subsidiaries (provided that Parent and its representatives will not have access for purposes of conducting any environmental sampling or testing) and all other information with respect to their respective businesses for the purpose of familiarizing Parent with the Company and its subsidiaries.

Stockholders Meeting

The Company agreed to call, hold and convene a meeting of its stockholders, to solicit from its stockholders proxies in favor of the merger, and to take all other action necessary or advisable to secure the vote or consent of our stockholders required by the rules of Nasdaq or applicable state law to obtain such approvals. In addition, the Company agreed that, unless the board withdraws, modifies or changes its recommendation of the merger pursuant to the terms and conditions outlined in the merger agreement, the board of directors would recommend that the Company’s stockholders vote in favor of the approval and adoption of the merger agreement. The Company also agreed to adjourn or postpone the stockholders meeting to the extent necessary to ensure that any necessary supplement or amendment to the proxy statement is provided to its stockholders in advance of a vote on the merger or, if there are insufficient shares of Company common stock represented to constitute a quorum. Notwithstanding the foregoing, if the Company’s board of directors withdraws its recommendation of the merger and the merger agreement is terminated in accordance with the agreement, then the Company is not required to call the stockholders meeting and may cancel any scheduled stockholders meeting.

Employee Matters

Parent has agreed that from the effective time of the merger until one year thereafter, officers and employees of the Company and its subsidiaries who remain in the employ of the Company or its subsidiaries after the effective time of the merger will be provided employee benefits, plans and programs which, in the aggregate, are not materially less favorable than those made available immediately prior to the effective time of the merger except that Parent will have no obligation to maintain any equity compensation programs after the effective time of the merger. Parent also agreed to maintain the Company’s severance plan in place for a period of twelve months after closing and to make retention and severance payments at closing for certain employees whose employment is terminated at closing. In addition, Parent has agreed to make payments at closing to Mr. Haggar and Mr. Bracken under the SERP.

Solvency Letter

Parent has agreed to use commercially reasonable efforts to cause a counterpart of the solvency opinion required to be delivered to the agent under its debt commitment letter, or in the event Parent is required to seek alternative financing, to the lender under the alternative financing, to be delivered to the Company and the Company’s board of directors, with such solvency letter either being expressly addressed to such persons or being in such form and manner as may be required in order that such persons shall be entitled to rely upon such solvency letter as if such solvency letter were expressly addressed to such persons.

Financing

Parent has agreed to use commercially reasonable efforts to obtain the debt financing under the debt commitment letter provided to Infinity Associates LLC from Merrill Lynch, including using commercially reasonable efforts to:

•       satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the financing set forth in the debt commitment letter (including by consummating the financing pursuant to the terms of the equity commitment letter); and

•       enter into definitive agreements with respect to the debt financing on the terms and conditions contemplated by the debt commitment letter or on other terms and conditions that in the aggregate are not materially less favorable to Parent.

In the event that any portion of the financing contemplated by the debt commitment letter is not available to Parent to consummate the transactions contemplated by the merger agreement, Parent has agreed to:

•       promptly notify the Company of such fact; and

•       use its commercially reasonable efforts to obtain alternate financing for the merger, provided that the terms and conditions of such alternate financing in the aggregate are not materially less favorable to Parent than those contemplated by the debt commitment letter.

The Company has agreed to cause its senior management to cooperate with all reasonable requests by Parent in connection with such efforts by Parent, including causing such persons to attend meetings with prospective members of and participants in any syndicate of financial institutions being assembled to provide such financing; provided that:

•       any expenses incurred by the Company and its senior management in connection with such cooperation will be paid by Parent promptly upon request; and

•       such cooperation will not materially interfere with the business of the Company and its subsidiaries.

Conditions to the Merger

Conditions to Each Party’s Obligation to Effect the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•       the merger agreement will have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon;

•       all filings required to be made with, and all consents, approvals, permits and authorizations required to be obtained prior to the effective time of the merger from, any governmental entity in connection with the merger will have been made or obtained; and

•       no injunction, legal restraint or prohibition will be in effect preventing or making illegal the merger, and no proceeding pursuant to which a governmental entity seeks any such injunction, legal restraint or prohibition will be pending.

Conditions to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•       each of the representations and warranties of the Company set forth in the merger agreement must be true and correct as of the date of the merger agreement and (except to the extent such representations and warranties speak as of a particular date, which representations must be true and correct as of such date) as of the closing date as though made on the closing date; provided, however, that this condition will be deemed to have been satisfied if the individual or aggregate impact of all inaccuracies of such representations and warranties have not resulted in, and would not reasonably be expected to result in, a material adverse effect on the Company;

•       the Company must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date;

•       no material adverse effect with respect to the Company will have occurred after the date of the merger agreement and be continuing as of the closing date, and there will not have occurred any events, changes, circumstances or developments that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect with respect to the Company;

•       Parent will have received the financing contemplated by the debt commitment letter or, if it is unavailable, alternate financing; and

•       each of the consents to the transaction provided by certain licensors to the Company must be in full force and effect as of the closing date.

Conditions to Obligations of the Company

The obligation of the Company to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•       each of the representations and warranties of Parent and Merger Sub set forth in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and (except to the extent such representations and warranties speak as of a particular date, which representations must be true and correct as of such date) as of the closing date as though made on the closing date; provided, however, that this condition will be deemed to have been satisfied if the individual or aggregate impact of all inaccuracies of such representations and warranties have not resulted in, and would not reasonably be expected to result in, a material adverse effect on Parent;

•       Parent and Merger Sub each must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date; and

•       the solvency letter must have been delivered to the Company and the Company’s board of directors.

Other than the mutual conditions to the parties’ obligation to complete the merger listed above, either the Company or Parent may elect to waive conditions to their respective performance and complete the merger. As of the date of this proxy statement neither the Company nor Parent is aware of any material uncertainty as to any of the conditions to the completion of the merger.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•       by mutual written consent of the Company and Parent, or by mutual action of their respective boards of directors;

•       by either the Company or Parent:

•        if any governmental entity has issued any injunction, legal restraint or prohibition or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such injunction or other action has become final and nonappealable;

•        if the approval and adoption of the merger agreement by the Company’s stockholders is not obtained by reason of the failure to obtain the required vote at the stockholders meeting or any adjournment of the stockholders meeting; provided that such right to terminate will not be available to the Company if the failure to obtain such approval is caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach of the merger agreement;

•        if the effective time of the merger has not have occurred by December 31, 2005 (the “termination date”) (provided that, if at the termination date all conditions to completion of the merger have been satisfied or waived except for the condition that Parent will have received the debt financing required to complete the merger, then Parent will be entitled to extend the termination date by up to 30 days); provided, however, that such right to terminate will not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement has been the cause of or resulted in the failure of the effective time of the merger to occur on or before such date; or

•        in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in the merger agreement which would give rise to the failure of closing conditions in the merger agreement regarding accuracy of representations and warranties or compliance with covenants, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach;

•       by Parent if:

•        the board of directors of the Company has withdrawn, modified or changed, in any manner that is adverse to Parent, its recommendation that the Company’s stockholders approve and adopt the merger agreement;

•        the Company has failed to include its recommendation of the merger in this proxy statement;

•        the board of directors of the Company has approved or recommended to the Company’s stockholders another acquisition proposal;

•        any of the Company or its officers or directors has breached in any material respect the non-solicitation provisions applicable to it, him or her;

•        the board of directors of the Company has failed to reaffirm publicly and unconditionally its recommendation of the merger within five business days of any written request from Parent; or

•        a material adverse effect with respect to the Company will have occurred and be continuing since the date of the merger agreement;

•       by the Company:

•        in order to accept a superior proposal, provided that:

•       the Company complies with the non-solicitation provisions of the merger agreement;

•       the Company’s board of directors, following the receipt of advice of its outside legal counsel, has determined in good faith that the failure to take such action would be a violation of its fiduciary obligations to the Company’s stockholders under applicable law; and

•       the Company pays the termination fee described below; or

•        if a material adverse effect with respect to Parent will have occurred and be continuing since the date of the merger agreement.

Fees and Expenses

The Company has agreed to pay Parent a fee of $7,000,000 in cash if Parent terminates the merger agreement because:

•       the board of directors of the Company has withdrawn, modified or changed, in any manner that is adverse to Parent, its recommendation that the Company’s stockholders approve and adopt the merger agreement;

•       the Company has failed to include its recommendation of the merger in this proxy statement;

•       the board of directors of the Company has approved or recommended to the Company’s stockholders another acquisition proposal;

•       any of the Company or its officers or directors has breached in any material respect the non-solicitation provisions applicable to it, him or her; or

•       the board of directors of the Company has failed to reaffirm publicly and unconditionally its recommendation of the merger within five business days of any written request from Parent.

The Company has also agreed to pay Parent a fee of $7,000,000 in cash if the Company terminates the merger agreement in order to accept a superior acquisition proposal.

In addition, the Company has agreed to pay Parent a fee of $7,000,000 in cash if:

•       the merger agreement is terminated by either Parent or the Company because of failure of the Company’s stockholders to approve and adopt the merger agreement or because the effective time of the merger has not occurred by the Termination Date;

•       prior to the termination of the merger agreement there is another publicly announced acquisition proposal; and

•       within twelve months after the date of the termination, the Company consummates another acquisition proposal or enters into a definitive agreement relating to another acquisition proposal.

In the event the $7,000,000 fee is payable in connection with a termination of the merger agreement, then Parent is entitled to receive from the Company (in addition to such termination fee) its documented fees and expenses incurred in connection with the merger agreement (not to exceed $1,000,000). If the merger agreement is terminated by Parent or the Company due to a breach by the other party or due to a material adverse effect with respect to such other party, then the terminating party is entitled to receive, in addition to any damages to which it may be entitled, from the non-terminating party its documented fees and expenses incurred in connection with the merger agreement (not to exceed $1,000,000).

If the Company or Parent terminates the merger agreement because the effective time of the merger has not occurred by the Termination Date, and at the time of termination all conditions to completion of the merger have been satisfied or waived except for the condition that Parent will have received funding required to complete the merger, then Parent has agreed to pay the Company a fee of $7,000,000 plus up to $1,000,000 of the Company’s documented fees and expenses incurred in the connection with the merger agreement (provided that if the funding has not occurred solely because of a failure of a condition that is specifically described in the debt commitment letter to be satisfied or because of the failure of a condition to the alternate financing to be satisfied (in each case, other than the funding under the equity commitment letter), then no amount will be payable pursuant to this provision).

Amendment and Waiver

The merger agreement may be amended by the parties thereto at any time before or after approval and adoption of the merger agreement by the stockholders of the Company, but, after any such approval and adoption, no amendment will be made that by law requires further approval by the Company’s stockholders without first obtaining such approval.

Until the effective time of the merger, the parties may, to the extent legally allowed:

•       extend the time for the performance of any of the obligations or other acts of the other parties in the merger agreement;

•       waive any inaccuracies in the representations and warranties contained in the merger agreement; and

•       waive compliance with any of the agreements or conditions contained in the merger agreement.

STOCK VOTING AGREEMENTS

Each of J.M. Haggar, III, chairman of our board of directors and chief executive officer of the Company; Frank D. Bracken, president and chief operating officer of the Company; John C. Tolleson, a member of the Company’s board of directors; and Kahn Brothers & Co., Inc., an affiliate of Thomas G. Kahn, a member of our board of directors, has entered into a stock voting agreement. As of the date of the stock voting agreements, an aggregate of 587,480 shares of Haggar common stock and currently exercisable options to purchase an additional 284,600 shares of our common stock were subject to the stock voting agreements of Mr. Haggar, Mr. Bracken, and Mr. Tolleson. In addition, as of the date of the stock voting agreements, Kahn Brothers & Co., Inc., a registered investment advisor, had entered into investment advisory agreements with various persons or entities pursuant to which it has the right to vote or dispose of 842,564 shares of Haggar common stock, subject to the right of the owners of such shares to terminate the rights of Kahn Brothers & Co., Inc. with respect to such shares. The shares of these holders subject to the stock voting agreements (not including shares purchasable upon the exercise of currently exercisable stock options held by such holders) represent approximately 20.1% of the Company’s outstanding common stock as of the record date.

Pursuant to the stock voting agreements, these holders have agreed to vote, and have executed proxies in favor of Parent so that their shares may be voted at the special meeting:

•       in favor of the approval and adoption of the merger agreement;

•       against any action or agreement that would result in the breach of any covenant, representation or warranty or other obligation of the Company under the merger agreement or the stock voting agreements; and

•       except as otherwise agreed to in writing in advance by Parent, against:

•        any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries (other than the merger contemplated by the merger agreement);

•        a sale, lease or transfer of a material amount of the Company’s or its subsidiaries’ assets;

•        any change in a majority of the persons who constitute the board of directors of the Company;

•        any change in the present capitalization of the Company or any amendment to the Company’s organizational documents;

•        any other material change to the Company’s corporate structure or business; and

•        any other action that is intended, or that could reasonably be expected, to impede, interfere with, delay, postpone or adversely affect in any material respect the merger and the transactions contemplated by the merger agreement.

In addition, under the stock voting agreements, the holders have agreed not to transfer or encumber, prior to the termination of such agreements, any of their shares of Haggar common stock; provided that, in the case of the stock voting agreement with Kahn Brothers & Co., Inc., the rights of the owners of the shares to transfer or encumber their shares are not restricted by such stock voting agreement.

The stock voting agreements terminate upon the earlier of (a) the effective time of the merger and (b) termination of the merger agreement in accordance with its terms.

MARKET PRICE OF THE COMPANY’S STOCK

Our common stock is quoted on Nasdaq under the symbol “HGGR.” The following table sets forth the high and low sales prices per share of our common stock on Nasdaq for the periods indicated and the dividends announced and paid in respect of Haggar’s common stock, on a per share basis for the periods indicated.

Market Information

Fiscal Year Ended	Fiscal Quarter
September 30, 2005	1st	2nd	3rd	4th*
High	$24.00	$23.46	$22.68	$28.74
Low	$15.53	$16.05	$17.24	$19.79
Dividend	$0.05	$0.05	$0.05	N/A

Fiscal Year Ended	Fiscal Quarter
September 30, 2004	1st	2nd	3rd	4th
High	$19.91	$22.60	$20.74	$20.49
Low	$15.03	$17.92	$17.51	$16.70
Dividend	$0.05	$0.05	$0.05	$0.05

Fiscal Year Ended	Fiscal Quarter
September 30, 2003	1st	2nd	3rd	4th
High	$13.78	$12.90	$12.50	$15.53
Low	$9.20	$9.90	$9.99	$12.26
Dividend	$0.05	$0.05	$0.05	$0.05

*                    Through September 30, 2005.

The closing sale price of our common stock on Nasdaq on August 31, 2005, which was the last trading day before we announced the merger, was $23.14 per share. On September 30, 2005, the last trading day before the date of this proxy statement, the closing price for the Company’s common stock on Nasdaq was $28.43 per share. You are encouraged to obtain current market quotations for the Company’s common stock in connection with voting your shares.

As of September 30, the last trading day before the date of this proxy statement, there were 162 registered holders of Haggar common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Company’s common stock as of September 30, 2005, by:

•       each current director of the Company;

•       each executive officer of the Company;

•       all executive officers and directors of the Company as a group; and

•       each other person known to the Company to own beneficially more than five percent of the outstanding Common Stock.

Unless otherwise indicated, all stockholders set forth below have the same principal business address as the Company.

The Company has determined beneficial ownership in accordance with the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock of the Company that are subject to stock options that are either currently exercisable or exercisable within 60 days following the date of this proxy statement. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person. However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, to the Company’s knowledge, each stockholder has sole voting and dispositive power with respect to the securities beneficially owned by that stockholder. As of September 30, 2005, there were 7,098,833 shares of common stock of the Company outstanding.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
J. M. Haggar, III(1)	652,549	9.0%
Frank D. Bracken(2)	188,186	2.6
Alan C. Burks	7,729	*
David G. Roy(3)	25,100	*
John W. Feray	400	*
Rae F. Evans(4)	12,200	*
Donald E. Godwin(5)	20,697	*
Richard W. Heath(6)	20,800	*
Thomas G. Kahn(7)	900,164	12.7
James Neal Thomas(8)	13,000	*
John C. Tolleson(9)	89,600	*
All executive officers and directors as a group (11 persons)(10)	1,930,425	26.0
Kahn Brothers & Co., Inc.(11)	841,064	11.8
Wellington Management Company, LLP(12)	737,900	10.4
Franklin Resources, Inc.(13)	420,000	5.9
Dimensional Fund Advisors, Inc.(14)	382,695	5.4

*                    Represents beneficial ownership of less than 1%.

(1)          Includes 2,299 shares over which Mr. Haggar shares voting and dispositive power with his wife, 39,213 shares over which he otherwise shares voting and dispositive power as a trustee of various trusts, 16,743 shares over which he shares voting and dispositive power as a director of a private charitable foundation and 135,000 shares which may be acquired upon exercise of stock options that are currently exercisable.

(2)          Includes 130,000 shares which may be acquired upon exercise of stock options that are currently exercisable.

(3)          Includes 15,000 shares which may be acquired upon exercise of stock options that are currently exercisable.

(4)          Includes 2,200 shares which may be acquired upon exercise of stock options that are currently exercisable.

(5)          Includes 4,600 shares which may be acquired upon exercise of stock options that are currently exercisable.

(6)          Includes 5,000 shares over which Mr. Heath shares voting and dispositive power with his wife and 10,800 shares which may be acquired upon exercise of stock options that are currently exercisable.

(7)          Includes 500 shares over which Mr. Kahn shares voting and dispositive power with his wife, 841,064 shares over which he shares voting and dispositive power as an officer of Kahn Brothers & Co., Inc. (see note 11, below), 34,300 shares over which he shares voting and dispositive power as a trustee of various trusts, 1,000 shares over which he shares voting and dispositive power as a director of a private charitable foundation and 1,000 shares which may be acquired upon exercise of stock options that are currently exercisable.

(8)          Includes 1,000 shares which may be acquired upon exercise of stock options that are currently exercisable.

(9)          Includes 19,600 shares which may be acquired upon exercise of stock options that are currently exercisable.

(10)   Includes 940,119 shares over which voting and dispositive power is shared and 319,200 shares which may be acquired upon exercise of stock options exercisable currently or within 60 days following the date of this proxy statement.

(11)   Includes 781,064 shares owned by certain of its clients and over which Kahn Brothers & Co., Inc. has shared voting and dispositive power. Based on information contained in a Form 4 filed with the SEC on April 29, 2005, by Thomas G. Kahn. The address of Kahn Brothers & Co., Inc. is 555 Madison Avenue, 22nd Floor, New York, New York 10022.

(12)   Based on information contained in a Form 13F filed with the SEC on August 15, 2005, by Wellington Management Company, LLP, whose address is 75 State Street, Boston, Massachusetts 02109.

(13)   Based on information contained in a Form 13F filed with the SEC on August 15, 2005, by Franklin Resources, Inc., whose address is One Franklin Parkway, San Mateo, California 94403.

(14)   Based on information contained in a Form 13F filed with the SEC on July 21, 2005, by Dimensional Fund Advisors, Inc., whose address is 1299 Ocean Avenue, 11th floor, Santa Monica, California 90401.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2006 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2006 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the proxy statement and form of proxy for the 2006 annual meeting pursuant to Rule 14a-8, proposals of stockholders must have been received by us no later than September 12, 2005 and must comply with Rule 14a-8.

In addition, pursuant to the Company’s bylaws, in order to nominate persons for election to the board of directors at the 2006 annual meeting of the Company’s stockholders, or to bring other business constituting a proper matter for stockholder action under applicable law before the 2006 annual meeting, a stockholder must deliver written notice to the Secretary of the Company at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the 2005 annual meeting; provided, however, that in the event that the date of the 2006 annual meeting is more than 30 days before or more than 70 days after such anniversary date, the notice must be delivered not earlier than 120 days prior to the 2006 annual meeting and not later than the later of (a) 90 days prior to such meeting or (b) the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. If the board, however, proposes to increase the number of directors at the 2006 annual meeting and there is no public announcement by the Company naming the nominees for the additional directorships at least 10 days prior to the last date that a stockholder notice may be timely delivered pursuant to the immediately preceding sentence, then a stockholder’s notice must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than 10 days following the date of such public announcement. A stockholder’s notice described in this paragraph must set forth the information required by the Company’s bylaws.

With respect to proxies submitted for the 2006 annual meeting of the Company’s stockholders, the Company’s management will have discretionary authority to vote on any matter of which the Company does not receive notice by the date specified in the advance notice provisions of the Company’s bylaws described above, pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Haggar Corp., 11511 Luna Road, Dallas, Texas 75234, (214) 352-8481, Attention: Investor Relations. If you would like to request documents, please do so by October 18, 2005, in order to receive them before the special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated October 3, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

TEXAS CLOTHING HOLDING CORP.

NEVADA CLOTHING ACQUISITION CORP.

and

HAGGAR CORP.

Dated as of August 31, 2005

TABLE OF CONTENTS

ARTICLE I THE MERGER		2
1.1	The Merger; Effective Time of the Merger	2
1.2	Closing	2
1.3	Effect of the Merger	2
1.4	Articles of Incorporation and Bylaws	2
1.5	Directors and Officers	2
ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB; EXCHANGE OF CERTIFICATES		3
2.1	Effect of the Merger on Capital Stock	3
2.2	Treatment of Company Stock Options	3
2.3	Treatment of Restricted Company Common Stock	4
2.4	Payment for Securities	4
ARTICLE III REPRESENTATIONS AND WARRANTIES		7
3.1	Representations and Warranties of the Company	7
3.2	Representations and Warranties of Parent and Merger Sub	23
ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER		26
4.1	Conduct of Business by the Company Pending the Merger	26
4.2	No Solicitation by the Company.	29
ARTICLE V ADDITIONAL AGREEMENTS		32
5.1	Preparation of Proxy Statement	32
5.2	Access to Information	33
5.3	Stockholders Meeting	33
5.4	HSR and Other Approvals	34
5.5	Employee Matters	35
5.6	Indemnification; Directors’ and Officers’ Insurance	37
5.7	Agreement to Defend; Reasonable Efforts; Notification	38
5.8	Public Announcements	39
5.9	Advice of Changes; SEC Filings	39
5.10	Conveyance Taxes	39
5.11	Investigation and Agreement by Parent and Merger Sub; No Other Representations or Warranties	39
5.12	Solvency Letter	40
5.13	No Control of Other Party’s Business	41
5.14	Audit	41
5.15	Rights Plan	41
5.16	Financing	41
ARTICLE VI CONDITIONS PRECEDENT		42
6.1	Conditions to Each Party’s Obligation to Effect the Merger	42
6.2	Conditions to Obligations of Parent and Merger Sub	42
6.3	Conditions to Obligations of the Company	43

ARTICLE VII TERMINATION AND AMENDMENT

44

i

7.1	Termination	44
7.2	Effect of Termination	45
7.3	Amendment	46
7.4	Extension; Waiver	46
7.5	Return of Information	46
ARTICLE VIII GENERAL PROVISIONS		47
8.1	Payment of Expenses	47
8.2	Nonsurvival of Representations, Warranties and Agreements	47
8.3	Notices	47
8.4	Rules of Construction	48
8.5	Counterparts	49
8.6	Entire Agreement; No Third Party Beneficiaries	49
8.7	Governing Law	50
8.8	Severability	50
8.9	Assignment	50
8.10	Affiliate Liability	50
8.11	Schedule Definitions	50
8.12	Joint Liability	50
8.13	Enforcement	50
8.14	Waiver of Jury Trial	51

EXHIBITS:

Exhibit A	Rights Agreement Amendment
Exhibit B	Form of Stock Voting Agreement
Exhibit C	Performance Guaranty
Exhibit D-1	Form of Non-Competition Agreement
Exhibit D-2	Form of Non-Competition Agreement

DISCLOSURE SCHEDULES:

Company Disclosure Schedule:

Schedule 3.1(a)	Significant Subsidiaries
Schedule 3.1(b)	Options; Subsidiary Ownership
Schedule 3.1(c)	Conflicts
Schedule 3.1(d)	Financial Statements
Schedule 3.1(f)	Certain Changes or Events
Schedule 3.1(g)	Undisclosed Liabilities
Schedule 3.1(h)	Knowledge of the Company
Schedule 3.1(i)	Compliance with Laws
Schedule 3.1(j)	Litigation
Schedule 3.1(k)	Tax Information
Schedule 3.1(l)	Employee Benefits Information
Schedule 3.1(m)	Labor Matters
Schedule 3.1(n)	Intellectual Property
Schedule 3.1(o)	Properties
Schedule 3.1(p)	Environmental Matters
Schedule 3.1(q)	Insurance

Schedule 3.1(u)	Contracts
Schedule 4.1	Conduct of Business
Schedule 5.5(c)	Severance Plans
Schedule 5.5(d)	Employment and Retention Agreements
Schedule 5.5(e)	Severance, Retention and Other Payments

Parent Disclosure Schedule:

Schedule 3.2(b)	Conflicts
Schedule 3.2(d)	Litigation
Schedule 4.1(c)	Consent Procedures

INDEX OF DEFINED TERMS

Definition	Section
Alternative Financing	5.16
Acquisition Proposal	4.2(g)
Affiliate	4.1(b)(xi)
Aggregated Group	3.1(l)(i)(A)
Agreement	Preamble
Antitrust Division	5.4(b)
Antitrust Laws	5.4(b)
Articles of Merger	1.1
Book-Entry Shares	2.4(b)(i)(A)
Certificates	2.4(b)(i)(A)
Closing	1.1
Closing Date	1.2
Code	3.1(l)(i)(A)
Company	Preamble
Company Affiliate	8.10
Company Articles of Incorporation	3.1(a)
Company Bylaws	3.1(a)
Company Common Stock	2.1
Company Contract	3.1(u)(iii)
Company Disclosure Schedule	3.1
Company Intellectual Property	3.1(n)(i)
Company Material Adverse Effect	3.1(a)
Company Permits	3.1(i)
Company Preferred Stock	3.1(b)
Company Products	3.1(n)(ii)
Company Registered Intellectual Property	3.1(n)(iii)
Company Rights Agreement	Recitals
Company SEC Documents	3.1(d)
Company Series B Preferred Stock	2.1(b)
Company Stock Option	2.2
Company Stock Plans	2.2
Confidentiality Agreement	5.2
Contract	3.1(b)
D&O Indemnified Liabilities	5.6(a)
D&O Indemnified Persons	5.6(a)
Debt Commitment Letter	3.2(e)
Divestiture Action	5.4(b)
Effective Time	1.1
Employee Agreement	3.1(l)(iii)
Employee Benefit Plan	3.1(l)(i)
Encumbrances	3.1(b)
Environmental Laws	3.1(p)(ii)(A)
Equity Commitment Letter	3.2(e)
ERISA	3.1(l)(i)
Exchange Act	3.1(d)
Fairness Opinion	3.1(r)
FTC	5.4(b)

GAAP	3.1(d)
Governmental Entity	3.1(c)(iii)
Guarantor	Recitals
Hazardous Materials	3.1(p)(ii)(B)
Hazardous Materials Activities	3.1(p)(ii)(C)
HSR Act	3.1(c)(iii)
Injunction	6.1(c)
Intellectual Property	3.1(n)(i)
IRS	3.1(k)(vii)
Key Brand	3.1(n)(ii)
knowledge	3.1(i)
Laws	3.1(i)
Leased Real Property	3.1(o)(ii)
Letter of Transmittal	2.4(b)(i)(A)
Life Insurance Policies	3.1(l)(v)(B)
Matching Bid	4.2(d)(iii)
Material Breach	7.1(b)(iv)
Merger	Recitals
Merger Consideration	2.1(b)
Merger Sub	Preamble
Nasdaq	3.1(c)(iii)
Non-Competition Agreements	Recitals
Notice of Superior Proposal	4.2(d)(ii)
NRS	1.1
Option Consideration	2.2
Option Surrender Agreement	2.4(b)(i)(B)
Owned Real Property	3.1(o)(i)
Parent	Preamble
Parent Disclosure Schedule	3.2
Parent Litigation	3.2(d)
Parent Material Adverse Effect	3.2(a)
Paying Agent	2.4(a)
Payment Fund	2.4(a)
Proxy Statement	3.1(c)(iii)
Real Property Lease	3.1(o)(ii)
Recommendations	5.3
Registered Intellectual Property	3.1(n)(iii)
Release	3.1(p)(ii)(D)
Remedial Action	3.1(p)(ii)(E)
Right	3.1(c)(iii)
SEC	3.1(d)
Securities Act	3.1(d)
SERP	3.1(l)(v)(B)
Solvency Letter	5.12
Stock Voting Agreements	Recitals
Stockholders’ Meeting	5.3
Subsidiary	3.1(a)
Superior Proposal	4.2(g)
Surviving Corporation	1.3

v

Tax Returns	3.1(k)(x)
Taxes	3.1(k)(x)
Termination Date	7.1(b)(iii)
Termination Fee	7.2(b)
Voting Debt	3.1(b)
Year End Audit	5.14

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 31, 2005 (this “Agreement”), among Texas Clothing Holding Corp., a Delaware corporation (“Parent”), Nevada Clothing Acquisition Corp., a Nevada corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Haggar Corp., a Nevada corporation (the “Company”).

WHEREAS, the Company and Parent have determined to engage in a business combination whereby Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in such merger as a direct wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, in furtherance thereof, the respective Boards of Directors of Parent, Merger Sub and the Company have unanimously determined that the Merger and this Agreement are advisable and in the best interests of their respective stockholders, and have approved this Agreement and the transactions contemplated hereby (including the Merger);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and an inducement to Parent’s and Merger Sub’s entering into this Agreement and incurring the obligations set forth herein, the Company is entering into an amendment to the Rights Agreement (the “Company Rights Agreement”), dated as of October 10, 2002, by and between the Company and Mellon Investor Services LLC, as Rights Agent, in the form attached hereto as Exhibit A;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s entering into this Agreement and incurring the obligations set forth herein, each of J.M. Haggar, III, Frank D. Bracken, John C. Tolleson and Kahn Brothers & Co., Inc. are entering into separate Stock Voting Agreements with Parent substantially in the form attached hereto as Exhibit B (the “Stock Voting Agreements”), pursuant to which each such stockholder has irrevocably agreed to, among other things, vote its shares of Company Common Stock (as defined in Section 2.1) in favor of this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s entering into this Agreement and incurring the obligations set forth herein, each of Perseus Market Opportunity Fund, L.P. and Symphony Holdings Limited (each, a “Guarantor”) is entering into a Performance Guaranty in the form attached hereto as Exhibit C;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s entering into this Agreement, each of Messrs. J.M.H, III and F.B is entering into a Non-Competition Agreement with Parent in the form attached hereto as Exhibit D-1 and Exhibit D-2, respectively (the “Non-Competition Agreements”).

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

1.1   The Merger; Effective Time of the Merger.   Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation in such merger as a direct wholly owned subsidiary of Parent, in accordance with the Nevada Revised Statutes Chapter 92A (the “NRS”). As soon as practicable at or after the closing of the Merger (the “Closing”), articles of merger prepared and executed in accordance with the relevant provisions of the NRS (the “Articles of Merger”) shall be filed with the Nevada Secretary of State. The Merger shall become effective upon the filing of the Articles of Merger with the Nevada Secretary of State, or at such later time specified in the Articles of Merger (the “Effective Time”).

1.2   Closing.   The Closing shall take place at 9:30 a.m., Dallas, Texas time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction (or waiver in accordance with this Agreement) of the latest to occur of the conditions set forth in ARTICLE VI (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived on the Closing Date), at the offices of Vinson & Elkins L.L.P. in Dallas, Texas, unless another date or place is agreed to in writing by the parties (such date on which the Closing occurs, the “Closing Date”).

1.3   Effect of the Merger.   At the Effective Time: (i) Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the Company is sometimes referred to herein as the “Surviving Corporation”); and (ii) the name of the Surviving Corporation shall be “Haggar Corp.”  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the NRS. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

1.4   Articles of Incorporation and Bylaws.   At the Effective time, the Articles of Incorporation and Bylaws of the Company shall be amended and restated to be identical to the Articles of Incorporation and Bylaws of Merger Sub in effect immediately prior to the Effective Time, which shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended in accordance with their respective terms and applicable law.

1.5   Directors and Officers.   From and after the Effective Time, the directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

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ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
THE COMPANY AND MERGER SUB; EXCHANGE OF CERTIFICATES

2.1   Effect of the Merger on Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of any party or the holder of any shares of common stock of the Company, par value $0.10 per share (“Company Common Stock”), or capital stock of Merger Sub:

(a)   Capital Stock of Merger Sub.   Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be converted into and shall represent one share of common stock, par value $0.10 per share, of the Surviving Corporation, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s capital stock.

(b)   Capital Stock of the Company.   Each share of Company Common Stock and the associated right (the “Right”) to purchase Series B Junior Participating Preferred Stock, par value $0.10 per share (“Company Series B Preferred Stock”), of the Company in accordance with the Company Rights Agreement (references in this Agreement to shares of Company Common Stock shall also be deemed to refer to the Rights associated therewith, as appropriate) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive TWENTY NINE DOLLARS ($29.00) in cash, without interest (subject to any required withholding pursuant to Section 2.4(g)) (the “Merger Consideration”). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with Section 2.4. All shares of Company Common Stock held by the Company as treasury shares or by Parent or Merger Sub or by any Subsidiary of Parent, Merger Sub or the Company shall automatically be canceled and retired and shall cease to exist as of the Effective Time and no consideration shall be delivered or deliverable in exchange therefor. No stockholders of the Company shall be entitled to dissenter’s rights in connection with the Merger pursuant to the NRS or otherwise.

(c)   Impact of Stock Splits, etc.   In the event of any change in the Company Common Stock between the date of this Agreement and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Merger Consideration to be paid for each share of Company Common Stock as provided in this Agreement shall be appropriately adjusted.

2.2   Treatment of Company Stock Options.   At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any of their respective stockholders other than as required by Section 2.4(c)(ii), each option for the purchase of Company Common Stock (“Company Stock Option”) then outstanding, whether or not exercisable, under the Company’s 1992 Long Term Incentive Plan and 2003 Long Term Incentive Plan (together, the “Company Stock Plans”), shall (if not then fully exercisable) become fully exercisable and shall thereafter represent the right to receive only the following consideration: for each share of Company Common Stock subject to such Company Stock Option an amount in cash equal to the difference, if any, between (i) the Merger Consideration payable in respect of a share of Company Common Stock and (ii) the per share exercise price of such Company Stock Option to the extent such difference is a positive number (such amount in cash as described above being hereinafter referred to as the “Option Consideration”). The Company shall cause the termination, effective at the Effective Time, of the Company Stock Plans.

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2.3   Treatment of Restricted Company Common Stock.   Immediately prior to the Effective Time, the restrictions applicable to each share of restricted Company Common Stock issued pursuant to the Company Stock Plans shall immediately lapse, and, at the Effective Time, each share of such Company Common Stock shall be converted into the right to receive the Merger Consideration in accordance with the terms hereof.

2.4   Payment for Securities.

(a)   Paying Agent.   Prior to the Effective Time, Merger Sub shall enter into an agreement with the Company’s transfer agent (or another entity reasonably acceptable to the Company) to act as agent for the stockholders of the Company and holders of the Company Stock Options in connection with the Merger (the “Paying Agent”) and to receive the Merger Consideration and the Option Consideration to which the stockholders of the Company and holders of the Company Stock Options shall become entitled pursuant to this ARTICLE II. As of the Effective Time, Parent shall deposit with the Paying Agent, for the benefit of the holders of shares of Company Common Stock and Company Stock Options, for payment in accordance with this ARTICLE II, through the Paying Agent, cash in an amount sufficient to permit payment of the aggregate Merger Consideration payable pursuant to Section 2.1 and the aggregate Option Consideration payable pursuant to Section 2.2 (the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration payable pursuant to Section 2.1 and the Option Consideration payable pursuant to Section 2.2, in each case, out of the Payment Fund. The Payment Fund shall be invested in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; provided, however, that no such investment, or any loss resulting from any such investment, shall affect Parent’s obligation to pay the Merger Consideration and Option Consideration in accordance with Section 2.1 and Section 2.2. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all the expenses of the Paying Agent other than any expenses customarily charged by the Paying Agent in connection with lost, stolen or destroyed certificates.

(b)   Payment Procedures.

(i)   As soon as reasonably practicable after the Effective Time, the Paying Agent shall deliver:

(A)   to each record holder, as of the Effective Time, of (i) an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”) or (ii) shares of Company Common Stock represented by book-entry (“Book-Entry Shares”), a letter of transmittal (“Letter of Transmittal”) (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall have such other provisions as the Surviving Corporation may reasonably specify) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration therefor.

(B)   to each holder of a Company Stock Option (x) an option surrender agreement (“Option Surrender Agreement”) which shall be in such form and have such provisions as the Surviving Corporation may reasonably specify; and (y) instructions for use in

4

effecting the surrender of such Company Stock Option in exchange for the Option Consideration.

(ii)   Upon surrender to the Paying Agent of a Certificate or Book-Entry Shares, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefore the Merger Consideration for each share formerly represented by such Certificate or Book-Entry Shares and such Certificate or Book-Entry Shares shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Until surrendered as contemplated hereby, each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this ARTICLE II.

(iii)   Upon surrender of a Company Stock Option for cancellation to the Paying Agent, together with the Option Surrender Agreement, duly executed, and any other documents reasonably required by the Surviving Corporation or the Paying Agent, (A) the holder of the Company Stock Option shall be entitled to receive in exchange therefore the amount of cash which such holder has the right to receive pursuant to the provisions of Section 2.2; and (B) the Company Stock Option so surrendered shall be canceled. Until surrendered in accordance with the provisions of this Section 2.4, each Company Stock Option shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Option Consideration.

(c)   Termination of Rights.

(i)   All Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on any such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.

(ii)   The surrender of a Company Stock Option in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Stock Option. Prior to the Effective Time, the Company shall take all action necessary (including causing the Board of Directors of the Company (or any committees thereof) to take such actions as are allowed by the Company Stock Plans) to ensure that, at and following the

5

Effective Time, (A) no participant in the Company Stock Plans or any other plans, programs or arrangements shall have any right thereunder to acquire or otherwise receive any capital stock of, or other equity or similar interests in, the Company, the Surviving Corporation or any affiliate thereof and (B) the Options may be surrendered in exchange for the Option Consideration pursuant to the terms of this Agreement. The Company shall cause the termination, effective at the Effective Time, of the Company Stock Plans.

(d)   Termination of Payment Fund.   Any portion of the Payment Fund that remains undistributed to the former stockholders or optionholders of the Company on the first anniversary of the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders or optionholders of the Company who have not theretofore received the Merger Consideration or Option Consideration, respectively, to which they are entitled under this ARTICLE II shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for such amounts.

(e)   No Liability.   Neither the Surviving Corporation nor Parent shall be liable to any holder of Company Common Stock or a Company Stock Option for any amount of Merger Consideration or Option Consideration, as applicable, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of any such shares or Company Stock Options at such date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(f)   Lost, Stolen, or Destroyed Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond or the payment by such person of a reasonable amount and the execution of an appropriate indemnity as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the amount of Merger Consideration payable in respect of the number of shares of Company Common Stock represented by such Certificate pursuant to the provisions of this ARTICLE II.

(g)   Required Withholding.   Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration payable to any former holder of Company Common Stock or Company Stock Options pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Stock Options, as applicable, in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1   Representations and Warranties of the Company.   As of the date of this Agreement and as of the Effective Time (except to the extent such representations and warranties speak expressly as of an earlier date), the Company represents and warrants to Parent and Merger Sub as follows:

(a)   Organization, Standing and Power.   Each of the Company and its Subsidiaries (as defined below) is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Company Material Adverse Effect (as defined below). The Company has heretofore made available to Parent complete and correct copies of its Third Amended and Fully Restated Articles of Incorporation (the “Company Articles of Incorporation”) and Amended and Restated Bylaws (the “Company Bylaws”) and the comparable charter and organizational documents of each Subsidiary, in each case as amended through the date of this Agreement. All Subsidiaries of the Company, their respective jurisdictions of incorporation or organization and a description of the operations of each such Subsidiary are identified on Schedule 3.1(a) of the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Schedule”). As used in this Agreement: (i) a “Company Material Adverse Effect” means any result, occurrence, condition, fact, change, violation, event or effect that, individually or in the aggregate with any such other results, occurrences, conditions, facts, changes, violations, events or effects, (x) is or is reasonably likely to be materially adverse to the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole or (y) will or is reasonably likely to materially impair the ability of the Company to timely consummate the transactions contemplated by this Agreement; provided, however, that for the purposes of clause (x), in no event shall any of the following constitute a Company Material Adverse Effect: (A) a general deterioration in the economy or in the economic conditions prevalent in the industry in which the Company and its Subsidiaries operate (which deteriorations in each case do not disproportionately affect the Company and its Subsidiaries in any material respect relative to other participants in the industry in which the Company and its Subsidiaries operate); (B) the disclosure of the fact that Parent is the prospective acquirer of the Company; (C) the announcement or pendency of the transactions contemplated by this Agreement, including the termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due solely to the announcement or pendency of the transactions contemplated by this Agreement; (D) the announcement of the Company’s intention to review the possibility of selling itself; (E) any change in accounting requirements or principles imposed upon the Company, its Subsidiaries or their respective businesses by rule or regulation or any change in law; (F) actions taken by Parent or any of its Affiliates; or (G) compliance with the terms of, or the taking of any action required by, this Agreement; and (ii) “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which: (1) such party or any other Subsidiary of such party is a general partner; or (2) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

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(b)   Capital Structure.   As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 25,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.10 per share (“Company Preferred Stock”), of which 250,000 shares have been designated as the Company Series B Preferred Stock. At the close of business on August 30, 2005: (A) 7,087,833 shares of Company Common Stock (including one Right for each outstanding share of Company Common Stock) were issued and outstanding, including 123,000 shares of restricted Company Common Stock issued pursuant to the Company Stock Plans; (B) no shares of Company Preferred Stock were issued and outstanding; (C) 811,900 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, of which 389,900 shares of Company Common Stock were subject to issuance upon exercise of options or awards granted to officers, directors or employees of the Company and its Subsidiaries; and (D) no Voting Debt (as defined below) was issued and outstanding. The term “Voting Debt” means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, validly issued, fully paid and nonassessable and are not subject to preemptive rights under any provision of the NRS, the Company Articles of Incorporation, the Company Bylaws, or any contract, lease, license, indenture, note, bond, agreement, permit, loan, concession, franchise or instrument, whether written or oral (each a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound. Schedule 3.1(b) of the Company Disclosure Schedule lists all outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company or any of its Subsidiaries any capital stock of the Company or securities convertible into or exchangeable or exercisable for capital stock of the Company (and (i) the exercise, conversion, purchase, exchange or other similar price thereof and (ii) whether such options, warrants or other rights are vested or unvested, the date of grant and the vesting schedule thereof). Schedule 3.1(b) of the Company Disclosure Schedule sets forth each holder of shares of restricted Company Common Stock, the number of such shares held by each such holder, and the applicable vesting schedule with respect to such shares. Except as set forth on Schedule 3.1(b) of the Company Disclosure Schedule, all outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly owned Subsidiary of the Company, free and clear of all liens, pledges, charges, encumbrances, claims, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, or other burdens, options or encumbrances of any kind (“Encumbrances”). Except as set forth in this Section 3.1(b) or on Schedule 3.1(b) of the Company Disclosure Schedule, there are outstanding: (1) other than shares of Company Common Stock issued as a result of the exercise of stock options outstanding on the date of this Agreement and disclosed on Schedule 3.1(b) of the Company Disclosure Schedule, no shares of capital stock, Voting Debt or other voting securities of the Company; (2) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock, Voting Debt or other voting securities of the Company or any Subsidiary of the Company, and (3) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, any shares of capital stock or any Voting Debt or other voting securities of the Company or of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not as of the date of this Agreement and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the transfer or voting of any shares of the capital stock of the Company that will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the

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stockholders of the Company with respect to the Merger. There are no restrictions on the Company to vote the stock of any of its Subsidiaries.

(c)   Authority; No Violations; Consents and Approvals.

(i)   The Company has all requisite corporate power and authority to enter into this Agreement and, subject, with respect to consummation of the Merger to approval of this Agreement and the Merger by the stockholders of the Company in accordance with the NRS and the Company Articles of Incorporation and Company Bylaws, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with the NRS and the Company Articles of Incorporation and Company Bylaws. This Agreement has been duly executed and delivered by the Company and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with the NRS and the Company Articles of Incorporation and Company Bylaws, and assuming this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii)   Except as set forth on Schedule 3.1(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, or require notice to be provided under, or otherwise result in a material detriment to the Company or any of its Subsidiaries under, any provision of (A) the Company Articles of Incorporation or Company Bylaws or any provision of the comparable charter or organizational documents of any of the Company’s Subsidiaries, (B) any Company Contract (as defined in Section 3.1(u)) to which the Company or any of its Subsidiaries is a party or which is applicable to the Company or any of its Subsidiaries, (C) any material joint venture or other ownership arrangement, (D) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.1(c)(iii) are duly and timely obtained or made and the approval of this Agreement and the Merger by the stockholders of the Company has been obtained, any material judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (E) any other Contract to which the Company or any Subsidiary is a party, other than in the case of this clause (E), any such conflicts, violations, defaults, rights, Encumbrances or detriments that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(iii)   No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the

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Company of the transactions contemplated hereby, except for: (A) the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in preliminary and definitive form relating to the meeting of the stockholders of the Company to be held in connection with the Merger (the “Proxy Statement”) (and clearance by the SEC of such Proxy Statement), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby; (C) the filing of the Articles of Merger with the Nevada Secretary of State; (D) filings with the Nasdaq National Market (“Nasdaq”); (E) such filings and approvals as may be required by any applicable state securities, “blue sky” or takeover laws, or environmental laws; (F) such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other law, rule or regulation; and (G) any such consent, approval, order, authorization, registration, declaration, filing, or permit that the failure to obtain or make would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(d)   SEC Documents.   The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC after September 30, 2002 and prior to or on the date of this Agreement (the “Company SEC Documents”), which are all the documents (other than preliminary material) that the Company was required to file with the SEC after September 30, 2002 and prior to the date of this Agreement. As of their respective dates, each of the Company SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 3.1(d) of the Company Disclosure Schedule, the financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which, individually or in the aggregate, is material) the financial position of the Company and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein. There are no agreements, arrangements or understandings between the Company and any party who is at the date of this Agreement or was at any time prior to the date of this Agreement but after September 30, 2002 an Affiliate (as defined in Section 4.1(b)(xi)) of the Company that are required to be disclosed in the Company SEC Documents that are not so disclosed.

(e)   Information Supplied.   The Proxy Statement will not, at the time such document is filed with the SEC, at any time it is amended or supplemented, at the time it is first published, sent or given to the Company’s stockholders or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation is being made by the Company hereby with respect to any information supplied

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by Parent or Merger Sub for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(f)   Absence of Certain Changes or Events.   Except as set forth on Schedule 3.1(f) of the Company Disclosure Schedule or as reasonably apparent from specific disclosure in the Company SEC Documents, and except as contemplated by this Agreement, since the date of the most recent audited financial statements included in the Company SEC Documents to the date of this Agreement, there has not been:  (i) any event, condition, action or occurrence that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(a) hereof; or (ii) any other transaction, commitment, dispute or other event or condition that has had or would reasonably be expected to have a Company Material Adverse Effect.

(g)   No Undisclosed Material Liabilities.   Except as set forth on Schedule 3.1(g) of the Company Disclosure Schedule or as reasonably apparent from specific disclosure in the Company SEC Documents, as of the date of this Agreement, there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities adequately provided for on the balance sheet of the Company dated as of June 30, 2005 (including the notes thereto) contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005; (ii) liabilities incurred in the ordinary course of business consistent with past practices subsequent to June 30, 2005; (iii) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement; (iv) liabilities that, in the aggregate, are immaterial to the financial condition or operating results of the Company and its Subsidiaries, taken as a whole; and (v) obligations specifically set forth under this Agreement.

(h)   No Default.   Neither the Company nor any of its Subsidiaries, nor in the case of (ii) below, to the Company’s knowledge (as defined below), the other party thereto, is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Company Articles of Incorporation or Company Bylaws or the comparable charter or organizational documents of any of the Company’s Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which, individually or in the aggregate, are not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole. For purposes of this Agreement, “knowledge,” with respect to the Company, means the actual knowledge of the officers of the Company listed on Schedule 3.1(h) of the Company Disclosure Schedule and, with respect to Parent, means the actual knowledge of the executive officers of Parent (in the case of both the Company and Parent, after due inquiry of the direct reports of such officers that would reasonably be expected to possess such information).

(i)   Compliance with Applicable Laws.   The Company and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”). The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits. The businesses of the Company and its Subsidiaries are not being conducted in violation in any material respect of any federal, state, county, provincial, local or foreign statute, law, ordinance, regulation, rule, code, treaty or rule of common law (“Laws”) of any Governmental Entity. Except as set forth on Schedule 3.1(i) of the Company Disclosure Schedule, as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or

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any of its Subsidiaries is pending or, to the knowledge of the Company as of the date of this Agreement, is threatened, other than those the outcome of which would not be reasonably expected to result in material liability to the Company and its Subsidiaries, taken as a whole.

(j)   Litigation.   Except as disclosed in Schedule 3.1(j) of the Company Disclosure Schedule, as of the date of this Agreement there is no suit, action or proceeding pending, or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective businesses or assets or any of the directors or officers of the Company or any of its Subsidiaries (in their capacities as directors or officers, as applicable) at law or in equity, before any Governmental Entity, arbitrator or arbitration panel. The Company has no knowledge of any facts that are reasonably likely to give rise to any material suit, action or proceeding, nor is there any judgment, decree, injunction rule or order of any Governmental Entity or arbitrator outstanding as of the date of this Agreement against the Company or any Subsidiary of the Company that would reasonably be expected to have a Company Material Adverse Effect.

(k)   Taxes.   Except as set forth on Schedule 3.1(k) of the Company Disclosure Schedule:

(i)   (A) All material Tax Returns (as defined in Section 3.1(k)(xi)) which are required to be filed by the Company or any of its Subsidiaries on or before the Closing Date have been or will be timely filed, and such Tax Returns are or will be in all material respects true and correct and completed in accordance with applicable Laws; and (B) all material Taxes which are due on or before the Closing Date have been or will be timely paid in full, and all withholding Tax requirements imposed on or with respect to the Company or any of its Subsidiaries on or before the Closing Date have been or will be timely satisfied in full, other than any such Taxes or withholding Taxes for which an adequate reserve has been established on the Company’s balance sheet dated as of June 30, 2005.

(ii)   As of the date of this Agreement, there is not in force (A) any extension of time with respect to the due date for the filing of any material Tax Return by the Company or any of its Subsidiaries or (B) any waiver or agreement for any extension of time for the assessment or payment of any material Tax by the Company or any of its Subsidiaries.

(iii)   As of the date of this Agreement, no outstanding material claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes has been asserted in writing by any Governmental Entity.

(iv)   There is no existing Tax sharing, indemnification or allocation agreement that may or will require that any payment be made by or to the Company or any of its Subsidiaries.

(v)   As of the date of this Agreement, no audit or other examination of any Tax Return of the Company of any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries received a written request for such an audit or other examination.

(vi)   Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Internal Revenue Code of 1986, as amended.

(vii)   Neither the Company nor any of its Subsidiaries has engaged in any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service (the “IRS”) has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

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(viii)   The Company and each of its Subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(ix)   Neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction.

(x)   The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries have been arm’s length prices for purposes of the relevant transfer pricing laws, including the Treasury Regulations promulgated under Section 482 of the Code.

(xi)   For purposes of this Agreement, “Taxes” means (A) any taxes, charges, fees, levies, interest, penalties, additions to tax or other assessments or fees of any kind, including, but not limited to, income, gross receipts, profits, corporate, capital, payroll, recapture, employment, excise, property, sales, use and occupation, turnover, transfer, value added and franchise taxes, deductions, withholdings and custom duties, imposed by any Governmental Entity, (B) any liability for the payment of any amounts of the type described in clause (A) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium tax relief or similar arrangement), and (C) any liability for the payment of any amounts of the type described in clauses (A) or (B) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts, and including any liability for taxes of a predecessor or transferor entity; and “Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

(l)   Compensation; Benefits.

(i)   Set forth on Schedule 3.1(l) of the Company Disclosure Schedule is a list of all Employee Benefit Plans. “Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Employee Agreement, and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, termination pay, disability, retirement benefit, death benefit, hospitalization or insurance plan providing benefits to any present or former employee or contractor of the Company or any member of the Aggregated Group (as defined below) maintained by such entity. Except as set forth on Schedule 3.1(l) of the Company Disclosure Schedule:

(A)   neither the Company nor any other entity required to be aggregated with the Company under Section 414(b) or 414(c) of the United States Internal Revenue Code of 1986, as amended (the “Code”) (the “Aggregated Group”), sponsors, and neither the Company nor any member of the Aggregated Group has sponsored within the last six years, a “defined benefit plan” as such term is defined in Section 3(35) of ERISA;

(B)   no “prohibited transaction,” as such term is described in Section 4975 of the Code, has occurred with respect to any of the Employee Benefit Plans that would subject the

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Company or any member of the Aggregated Group, any officer of the Company or any of such plans or any trust to any material Tax or penalty on prohibited transactions imposed by Section 4975 of the Code;

(C)   neither the Company nor any member of the Aggregated Group has contributed or been obligated to contribute to any “multi-employer plan” as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA or to any plan described in Section 413 of the Code;

(D)   to the knowledge of the Company, there exists no condition that would subject the Company or any member of the Aggregated Group to any material liability under the terms of the Employee Benefit Plans other than any payment of benefits in the normal course of plan operation;

(E)   no individual who has entered into an Employee Agreement has a right to receive benefits under any Employee Benefit Plan that is a severance pay plan;

(F)   no Employee Benefit Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable statute, and neither the Company nor any member of the Aggregated Group has ever represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by law;

(G)   each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No nonqualified deferred compensation plan, grandfathered pursuant to Section 409A of the Code, has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004;

(H)   the Company has the right under the terms of the Company Stock Plans to provide that each Company Stock Option granted thereunder shall be converted at the Effective Time only into a right to receive the Option Consideration in accordance with this Agreement; and

(I)   no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, manager or director of the Company who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Employee Agreement, other compensation arrangement or Employee Benefit Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(ii)   Except as set forth on Schedule 3.1(l)(ii) of the Company Disclosure Schedule, true, correct and complete copies of each of the Employee Benefit Plans and related material agreements, material correspondence to or from governmental agencies, trust documents, favorable determination letters, and all discrimination tests for each Employee Benefit Plan for the three most recent plan years, if applicable, have been furnished or made available to Parent or its representatives, along with the most recent report filed on Form 5500 and summary plan description with respect to each Employee Benefit Plan required to file a Form 5500. All material

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reports and disclosures relating to the Employee Benefit Plans required to be filed with or furnished to Governmental Entities or plan participants or beneficiaries have been filed or furnished in all material respects in accordance with applicable laws in a timely manner. Each Employee Benefit Plan has been maintained in material compliance with applicable laws. Except as set forth on Schedule 3.1(l) of the Company Disclosure Schedule, as of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Employee Benefit Plans. All material contributions required to be made to the Employee Benefit Plans pursuant to their terms have been timely made. To the knowledge of the Company, as of the date of this Agreement, there is no matter pending with respect to any of the Employee Benefit Plans before the IRS or the Department of Labor other than as described on Schedule 3.1(l) of the Company Disclosure Schedule.

(iii)   For the purposes of this Agreement, “Employee Agreement” means each management, employment, severance, change of control, separation, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement or contract (including any offer letter which provides for any term of employment other than employment at will or any agreement providing for acceleration of Company Stock Options or restricted Company Common Stock, or any other agreement providing for compensation or benefits) between the Company, any of its Subsidiaries or any member of the Aggregate Group and any director or any employee pursuant to which the Company or any of its Subsidiaries has or may have any current or future liabilities or obligations in an amount that exceeds $100,000.

(iv)   Except as set forth on Schedule 3.1(l)(iv) of the Company Disclosure Schedule, neither the Company nor any member of the Aggregated Group currently has or has ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any Employee Benefit Plan that has been adopted or maintained by the Company or any member of the Aggregated Group, whether formally or informally or with respect to which the Company or any member of the Aggregated Group will or may have any liability to employees who perform services outside the United States.

(v)   Severance, Retention and Other Payments.

(A)   Schedule 3.1(l)(v)(A)   of the Company Disclosure Schedule separately lists all retention payment amounts for which the Company is obligated under any retention plan and all severance amounts for which the Company is obligated under any Employee Agreement (excluding any Company severance plan).

(B)   Schedule 3.1(l)(v)(B)   of the Company Disclosure Schedule sets forth, according to the actuarial assumptions set forth therein and as of the date set forth therein, (i) the lump sum actuarial equivalent of the retirement benefit which will be paid in the form of a lump sum and has been accrued pursuant to the Company’s Supplemental Executive Retirement Plan, as amended (the “SERP”) assuming consummation of the transactions contemplated hereby and (ii) the present value of the retirement benefit which will be paid in the form of an annuity and has been accrued pursuant to the SERP assuming consummation of the transactions contemplated hereby. Such schedule separately sets forth the cash surrender value of life insurance policies (the “Life Insurance Policies”), as of a date set forth therein, that have been purchased by the Company and intended for paying SERP benefits.

(C)   Schedule 3.1(l)(v)(C)   of the Company Disclosure Schedule sets forth as of the date of this Agreement a list of all employees and, if not listed by name, the class of employees, in each case for whom bonuses are being accrued on the consolidated financial

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statements of the Company and its Subsidiaries and sets forth, for each such employee or class of employees, as applicable, the amount that has been accrued for such bonuses on the consolidated financial statements of the Company and its Subsidiaries as of August 31, 2005.

(m)   Labor Matters.   Except as set forth on Schedule 3.1(m) of the Company Disclosure Schedule:

(i)   Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and, as of the date of this Agreement, there is no union representation question involving employees of the Company or any of its Subsidiaries, nor, as of the date of this Agreement, does the Company have knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(ii)   As of the date of this Agreement, there is no unfair labor practice, charge or grievance arising out of a collective bargaining agreement or other grievance proceeding against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened, that would reasonably be expected to materially adversely affect the Company and its Subsidiaries, taken as a whole.

(iii)   There is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries that would reasonably be expected to materially adversely affect the Company and its Subsidiaries, taken as a whole. Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar foreign, state or local law that remains unsatisfied, and no terminations prior to the Closing Date shall result in any unsatisfied liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar foreign, state or local law.

(iv)   As of the date of this Agreement, there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company, threatened, with respect to which any current or former director, officer, employee or agent of the Company or any of its Subsidiaries is or may be entitled to claim indemnification from the Company or any of its Subsidiaries pursuant to the Company Articles of Incorporation or Company Bylaws or any provision of the comparable charter or organizational documents of any of the Company’s Subsidiaries, as provided in any indemnification agreement to which the Company or any Subsidiary of the Company is a party or pursuant to applicable law that would reasonably be expected to materially adversely affect the Company and its Subsidiaries, taken as a whole.

(n)   Intellectual Property.

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(i)   The Company and its Subsidiaries own or have the right to use all material trademarks, trade names, patents, service marks, brand marks, brand names, copyrights, domain names, trade secrets, data rights, know how, designs, technology, and other intellectual property and intellectual property or proprietary rights, including applications therefor (collectively, “Intellectual Property”) used in or necessary for the operation of the businesses of each of the Company and its Subsidiaries (collectively, the “Company Intellectual Property”). The Company and its Subsidiaries exclusively own all Company Intellectual Property purported to be owned by them, and have the right to use all Company Intellectual Property free and clear of any and all liens, claims, and Encumbrances. Except as set forth in Schedule 3.1(n)(i) of the Company Disclosure Schedule, to the knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries and the operation of the business of each of the Company and its Subsidiaries as conducted on the date of this Agreement do not conflict with, infringe upon, interfere with or otherwise misappropriate any Intellectual Property right of any other person, or constitute unfair trade practices under the laws of any jurisdiction. Except as set forth on Schedule 3.1(n)(i) of the Company Disclosure Schedule, to the knowledge of Company and its Subsidiaries, in the eight-year period immediately preceding the date of this Agreement, no person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Company Intellectual Property.

(ii)   Neither Company nor any of its Subsidiaries has, in any jurisdiction: (A) transferred ownership of or authorized the retention of any ownership in the HAGGAR brand (the “Key Brand”), or (B) except as set forth in Schedule 3.1(n)(ii) of the Company Disclosure Schedule, in the ten-year period immediately preceding the date of this Agreement, permitted the Company’s rights in the Key Brand to lapse or enter the public domain. To the knowledge of Company and its Subsidiaries, except as set forth on Schedule 3.1(n)(ii) of the Company Disclosure Schedule, no person owns or has the right to use trademark rights or other Intellectual Property rights in the Key Brand (or in Trademarks or other Intellectual Property confusingly similar to the Key Brand) in any territory for any products that have been, are, or as of the date of this Agreement are contemplated to be sold, distributed or otherwise disposed of by the Company (the “Company Products”) or for any type of products similar to Company Products.

(iii)   Schedule 3.1(n)(iii) of the Company Disclosure Schedule lists by applicable jurisdiction all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority, including registered trademarks and trademark applications (collectively, “Registered Intellectual Property”) owned by, or filed in the name of, the Company or any of its Subsidiaries or predecessors (the “Company Registered Intellectual Property”). Each item of Company Registered Intellectual Property is valid and subsisting in the applicable jurisdiction set forth in Schedule 3.1(n)(iii) of the Company Disclosure Schedule, unless non-use renders under the law of the jurisdiction the item invalid or no longer subsisting, and all payments and filings required to have been made prior to the Closing Date to maintain the validity and subsistence of the Company Registered Intellectual Property have been made in such jurisdiction.

(o)   Properties.

(i)   Schedule 3.1(o)  of the Company Disclosure Schedule contains a true and complete list of all real property owned by the Company or any Subsidiary of the Company (collectively, the “Owned Real Property”) and for each parcel of Owned Real Property, contains a correct street address of such Owned Real Property.

(ii)   Schedule 3.1(o) of the Company Disclosure Schedule contains a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant,

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subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiary of the Company (collectively, including the improvements thereon, the “Leased Real Property”), and for each Leased Real Property, identifies the street address of such Leased Real Property. True and complete copies of all agreements under which the Company or any Subsidiary of the Company is the landlord, sublandlord, tenant, subtenant, or occupant (each a “Real Property Lease”) that have not been terminated or expired as of the date of this Agreement have been made available to Parent.

(iii)   The Company or one of its Subsidiaries has good fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear of all Encumbrances, except (i) statutory liens securing payments not yet due, (ii) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iii) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company.

(iv)   Except as set forth in Schedule 3.1(o) of the Company Disclosure Schedule, none of the Owned Real Properties or the Leased Real Properties is subject to any lease, sublease, license or other agreement granting to any other person any right to use, occupancy or enjoyment of such Owned Real Property or Leased Real Property or any part thereof.

(v)   Each Real Property Lease is in full force and effect and is valid and enforceable in accordance with its terms, and there is no material default under any Real Property Lease either by the Company or its Subsidiaries party thereto or, to the knowledge of the Company as of the date of this Agreement, by any other party thereto, nor, to the knowledge of the Company, is there any existing event, circumstance or condition with respect to any Real Property Lease that with the passage of time or the giving of notice, or both, would constitute a material default under any Real Property Lease.

(vi)   There does not exist as of the date of this Agreement any pending condemnation or eminent domain proceedings that affect any Owned Real Property or, to the knowledge of the Company, any such proceedings that affect any Leased Real Property or, to the knowledge of the Company, any threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and, as of the date of this Agreement, neither the Company nor its Subsidiaries have received any written notice of the intention of any Governmental Entity or other person to take or use any Owned Real Property or Leased Real Property.

(vii)   To the knowledge of the Company, (A) there are no structural, electrical, mechanical, plumbing, roof, paving or other defects in any improvements located on any of the Owned Real Property as could reasonably be expected, either individually or in the aggregate, to have a material and adverse effect on the use, development, occupancy or operation thereof, and (B) there are no natural or artificial conditions upon any Owned Real Property or any other facts or conditions which could reasonably be expected, in the aggregate, to have a material and adverse effect on the transferability, financability, ownership, leasing, use, development, occupancy or operation of any such real property. The Company has not received any notice from any insurance company of any defects or inadequacies in any Owned Real Property or any part thereof which could reasonably be expected to materially and adversely affect the insurability of such property or the premiums for the insurance thereof, nor has any notice been given by any insurer of any such property requesting the performance of any repairs, alterations or other work

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with which compliance has not been made. Notwithstanding the foregoing, no representation set forth in this Section 3.1(o)(vii) is made with respect to closed facilities.

(p)   Environmental Matters.

(i)   Except as disclosed on Schedule 3.1(p) of the Company Disclosure Schedule:

(A)   The operations of the Company and its Subsidiaries are in compliance in all material respects with all Environmental Laws.

(B)   The Company and its Subsidiaries have obtained all material permits, licenses and registrations required under applicable Environmental Laws, or applications relating thereto, and have made all material filings, reports and notices required under applicable Environmental Laws for the continued operations of their respective businesses.

(C)   The Company and its Subsidiaries are not subject to any outstanding orders issued by, or contracts with, any Governmental Entity or other person respecting (w) Environmental Laws, (x) Remedial Action, (y) any Release or threatened Release of a Hazardous Material or (z) an assumption of responsibility for environmental liabilities of another person.

(D)   As of the date of this Agreement, the Company and its Subsidiaries have not received any communication alleging, with respect to any such party, the violation of or material liability under any Environmental Law which has not been remedied or satisfied as of the date hereof.

(E)   Neither the Company nor any of its Subsidiaries has any contingent liability in connection with the Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site) or employee or third party exposure to Hazardous Materials that would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

(F)   The operations of the Company and its Subsidiaries involving the generation, transportation, treatment, storage or disposal of hazardous or solid waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any applicable state or foreign equivalent, and all other Hazardous Materials Activities of the Company and its Subsidiaries, are in compliance in all material respects with applicable Environmental Laws.

(G)   To the knowledge of the Company, there is not, as of the date of this Agreement, on or in any property of the Company or its Subsidiaries or any property for which the Company or its Subsidiaries is potentially liable any of the following: (x) any underground storage tanks or surface impoundments (y) any asbestos containing materials, or (z) any on-site disposal of Hazardous Material, except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries.

(H)   The Company has made available for inspection by Parent and its agents, representatives and employees all records in the Company’s or any Subsidiaries’ possession concerning the Hazardous Materials Activities of the Company and such Subsidiaries relating to their businesses and all environmental audits and environmental assessments of any real property owned, leased or occupied at any time by the Company or any of its Subsidiaries conducted at the request of, or otherwise in the possession of the Company or any of its Subsidiaries.

(ii)   For purposes of this Agreement:

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(A)   “Environmental Laws” means all federal, state, local and foreign laws (including common law), rules, regulations, ordinances, requirements, directives, treaties, guidance, orders and decrees of any Governmental Entity now in existence relating to pollution or the protection of human health or the environment of any jurisdiction in which the applicable party hereto owns or operates assets or conducts business or owned or operated assets or conducted business (whether or not through a predecessor entity) (including, without limitation, ambient air, surface water, groundwater, land surface, subsurface strata, natural resources or wildlife), including, without limitation, laws and regulations relating to Hazardous Materials Activities, Releases (as defined below) or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of solid waste or Hazardous Materials, and any similar laws, rules, regulations, ordinances, orders and decrees of any foreign jurisdiction in which the applicable party hereto owns or operates assets or conducts business;

(B)   “Hazardous Materials” means (x) any petroleum or petroleum products, radioactive materials (including naturally occurring radioactive materials), asbestos in any form that is friable, urea formaldehyde foam insulation, polychlorinated biphenyls or transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (y) any chemicals, materials or substances which are now defined as or included in the definition of “solid wastes,” “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances” or “toxic pollutants,” or words of similar import, under any Environmental Law and (z) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of its Subsidiaries operates;

(C)   “Hazardous Materials Activities” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any required labeling or payment of waste fees or charges;

(D)   “Release” means any spill, effluent, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the Company or its Subsidiaries; and

(E)   “Remedial Action” means all actions, including, without limitation, any capital expenditures, required by a Governmental Entity or required under any Environmental Law, or voluntarily undertaken to (w) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (x) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public or employee health or welfare of the indoor or outdoor environment; (y) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (z) bring the applicable party into compliance with any Environmental Law.

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(q)   Insurance.   Set forth on Schedule 3.1(q) of the Company Disclosure Schedule, as of the date of this Agreement, is a true, correct and complete list of all workers’ compensation, fire, general liability, fiduciary liability, directors’ and officers’ liability, malpractice liability, theft and other forms of property and casualty insurance held by the Company and each of its Subsidiaries and all fidelity bonds that are material to the Company and its Subsidiaries. Except for policies that have been, or are scheduled to be, terminated in the ordinary course of business and consistent with past practices of the Company and in accordance with the terms thereof, each of the insurance policies set forth on Schedule 3.1(q) of the Company Disclosure Schedule is in full force and effect.

(r)   Opinion of Financial Advisor.   The Board of Directors of the Company has received the opinion (the “Fairness Opinion”) of Bear, Stearns & Co. Inc. addressed to such Board to the effect that, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to the holders of the Company Common Stock, and is delivering concurrently with the execution of this Agreement to Parent an executed copy of the Fairness Opinion (a substantially final draft of which has previously been provided to Parent) (it being agreed and understood that Parent may provide a copy of the Fairness Opinion to its sources of financing for the Merger). Parent acknowledges and agrees that it and its financing sources may not, and are not entitled to, rely on the opinion of Bear, Stearns & Co. Inc. delivered to the Company’s Board of Directors.

(s)   Vote Required.   The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the Merger.

(t)   Brokers.   Except for the fees and expenses payable to Bear, Stearns & Co. Inc., which fees are reflected in its engagement letter with the Company (a copy of which has been made available to Parent), no broker, investment banker, or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(u)   Certain Contracts and Arrangements.

(i)   Other than this Agreement and the other documents executed in connection with this Agreement, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which the Company or any of its Subsidiaries is bound as of the date of this Agreement has been filed or incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004, the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2004, March 31, 2005 and June 30, 2005 or disclosed or filed in a Form 8-K filed by the Company since the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005.

(ii)   Except as set forth on Schedule 3.1(u) of the Company Disclosure Schedule, the following Contracts to which the Company or any of its Subsidiaries is bound as of the date of this Agreement have been made available to Parent and Merger Sub prior to the date hereof:

(A)   Any Contract containing any covenant limiting the right of the Company or its Subsidiaries to engage in any line of business, make use of any material Company Intellectual Property or compete with any person in any line of business, or that purports to bind any successor to or affiliate of the Company (after consummation of the Merger), to any such restrictions;

(B)   Any Contract or series of related Contracts for the purchase of materials, supplies, goods services, equipment or other assets (other than a Contract terminable on notice of 30 days or less without penalty) that provides for future payment obligations during the next 12 months by the Company or its Subsidiaries of $175,000 or more;

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(C)   Any Contract or series of related Contracts that are expected to result in net revenues to the Company and its Subsidiaries of $175,000 or more during the Company’s fiscal year 2005 or fiscal year 2006;

(D)   Any lease of personal property providing for future payment obligation of $175,000 or more during the next 12 months;

(E)   Any mortgage, pledge, security agreement, deed of trust or other instrument granting a material lien upon any real property owned or leased by the Company or a Subsidiary;

(F)   Any Contract under which the Company or a Subsidiary of the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness for borrowed money to, any person (other than the Company or a Subsidiary of the Company) or any other note, bond, letter of credit, debenture or other evidence of indebtedness for borrowed money issued to any person (other than the Company or a Subsidiary of the Company) in any such case which, individually, is in excess of $175,000;

(G)   Any Contract under which the Company or a Subsidiary of the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company or a direct or indirect wholly-owned Subsidiary), in any such case which, individually, is in excess of $175,000;

(H)   Any Contract providing for indemnification by the Company or any of its Subsidiaries of any person with respect to material liabilities relating to any current or former business of the Company, a Subsidiary or any predecessor person, other than in connection with Contracts with customers, suppliers and manufacturers in the ordinary course of business consistent with past practices;

(I)   Any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any person or other assets;

(J)   Any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture in which the Company or any of its Subsidiaries is a party or has a voting or economic interest;

(K)   Any “in-bound” Intellectual Property license pursuant to which a third party grants a license to Company or one of its Subsidiaries (excluding “shrink wrap” and similar commercial end user licenses that are widely available for amounts of less than $75,000); and

(L)   Any Contract, or group of Contracts with a person (or group of affiliated persons), the termination or breach of which would be reasonably expected to have a Company Material Adverse Effect.

(iii)   For purposes of this Agreement, “Company Contract” shall mean any of the Contracts described in Section 3.1(u)(i) and Section 3.1(u)(ii). All Company Contracts are valid and in full force and effect. Neither the Company nor any Subsidiary has violated any provision of or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of any Company Contract, except in each case for those violations which, individually or in the aggregate, would not reasonably be expected to materially adversely affect the Company and its Subsidiaries, taken as a whole, nor, to the knowledge of the Company at the date of this Agreement, is any other party to any such Company Contract in breach or default thereunder. Other than as contemplated by Section 3.1(c), no consents,

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assignments, waivers, authorization or other certificates or material payments are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of the Company Contracts after the Closing, except to the extent the failure to obtain any such consent, assignment, waiver, authorization or other certificate, individually or in the aggregate, would not reasonably be expected to materially adversely affect the Company and its Subsidiaries, taken as a whole.

(v)   Takeover Statutes; Rights Plans.

(i)   The Company has taken all action necessary to cause any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statutes or regulations enacted under state or federal laws in the United States applicable to the Company, including NRS 78-378 - 78.3793 and NRS 78.411 - 78.444, inclusive, to be not applicable to the Merger or the other transactions contemplated hereby, to ensure that the Merger and the other transactions contemplated hereby may be consummated on the terms contemplated by this Agreement, and otherwise to eliminate the effects of such statutes and regulations on such transactions.

(ii)   Concurrently with the execution and delivery of this Agreement, the Company has amended the Company Rights Agreement so that (A) neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (x) cause the Rights to become exercisable, (y) cause Parent or Merger Sub to become an Acquiring Person (as defined in the Company Rights Agreement) or (z) give rise to a Distribution Date or Stock Acquisition Date (each as defined in the Company Rights Agreement), and (B) the Rights will expire in their entirety immediately prior to the Effective Time without any payment being made in respect thereof. The Company has made available to Parent a complete and correct copy of such amendment.

3.2 Representations and Warranties of Parent and Merger Sub.   As of the date of this Agreement and as of the Effective Time (except to the extent such representations and warranties speak expressly as of an earlier date), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

(a)    Organization, Standing and Power.   Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Parent Material Adverse Effect (as defined below). Parent and Merger Sub each has heretofore delivered to the Company complete and correct copies of its Certificate of Incorporation or Articles of Incorporation, as applicable, and Bylaws, each as amended to date. “Parent Material Adverse Effect” means any result, occurrence, condition, fact, change, violation, event or effect that, individually or in the aggregate with any such other results, occurrences, conditions, facts, changes, violations, events or effects, will or is reasonably likely to materially impair the ability of Parent and Merger Sub to timely consummate the transactions contemplated by this Agreement.

(b)   Authority; No Violations, Consents and Approvals.

(i)   Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and

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delivered by each of Parent and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Parent, as the owner of all of the outstanding shares of Merger Sub, has approved this Agreement and the Merger in its capacity as sole stockholder of Merger Sub.

(ii)   Except as set forth on Schedule 3.2(b) of the disclosure schedule dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Schedule”), the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or Merger Sub under, or otherwise result in a material detriment to Parent or Merger Sub under, any provision of (A) the Certificate of Incorporation or Articles of Incorporation, as applicable, or Bylaws of Parent or Merger Sub, (B) any material Contract to which the Parent or the Merger Sub is a party or which is applicable to Parent or Merger Sub or (C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2(b)(iii) are duly and timely obtained or made, any material judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets.

(iii)   No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby except for: (A) the filing of a premerger notification report by Parent or its ultimate parent under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the SEC of the Proxy Statement (and clearance by the SEC of such Proxy Statement), and such other reports and documents to be filed under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby; (C) the filing of the Articles of Merger with the Nevada Secretary of State; (D) filings with Nasdaq; (E) such filings and approvals as may be required by any applicable state securities, “blue sky” or takeover laws or environmental laws; (F) such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other law, rule or regulation; and (G) any such consent, approval, order, authorization, registration, declaration, filing, or permit that the failure to obtain or make would not be reasonably expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(c)    Information Supplied.   None of the information supplied or to be supplied by Parent, its Affiliates or its representatives for inclusion or incorporation by reference in the Proxy Statement or any other document filed with the SEC in connection with the Merger, will, at the time such document is filed with the SEC, at any time it is amended or supplemented, at the time it is first published, sent or given to the Company’s stockholders or the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

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(d)   Litigation.   Except as disclosed in Schedule 3.2(d) of the Parent Disclosure Schedule, as of the date of this Agreement there is no suit, action or proceeding pending, or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub (“Parent Litigation”), and, as of the date of this Agreement, Parent has no knowledge of any facts that are likely to give rise to any Parent Litigation, in each case, that would be reasonably likely to adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any Subsidiary of Parent that would be reasonably likely to adversely affect the ability of the Company or Merger Sub to consummate the transactions contemplated by this Agreement.

(e)    Financing.   True, correct and complete copies of the debt commitment letter dated August 18, 2005 from Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., and the supplemental letter related thereto from Merrill Lynch Capital dated August 31, 2005 (collectively, the “Debt Commitment Letter”) and the equity commitment letter dated August 31, 2005 from the Guarantors and Infinity Associates LLC (the “Equity Commitment Letter,” and with the Debt Commitment Letter, the “Commitment Letters”), have previously been provided to the Company, all of which are in full force and effect. The aggregate proceeds contemplated by the Commitment Letters, if and when funded in accordance with the Commitment Letters, together with the available cash of the Company, will be sufficient for Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration, the aggregate Option Consideration, any repayment or refinancing of debt contemplated in the Commitment Letters, all payments required under Section 5.5 hereof and the fees and expenses incurred in connection with the transactions contemplated hereby. The obligation of the financing sources to fund the commitments under the Debt Commitment Letter is not subject to any conditions other than as set forth in or contemplated by the Debt Commitment Letter. The obligation of the financing sources to fund under the Equity Commitment Letter is not subject to any conditions other than as set forth in the Equity Commitment Letter and conditions customary for transactions of this nature. As of the date of this Agreement, no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Equity Commitment Letter by Parent or Merger Sub. Parent has no knowledge of any facts or circumstances that are reasonably likely to result in (i) any of the conditions set forth in the Commitment Letters not being satisfied to the extent such conditions can be satisfied by, or are under the control of, Parent or Merger Sub or (ii) the funding contemplated in the Commitment Letters not being made available to Parent on a timely basis in order to consummate the transactions contemplated by this Agreement.

(f)    Solvency; Surviving Corporation After the Merger.   Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, at and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, the Surviving Corporation (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (ii) will have adequate capital and liquidity with which to engage in its business; and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

(g)    Vote/Approval Required.   No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

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(h)   No Business Conduct.   Each of Parent and Merger Sub was incorporated on August 29, 2005. Since their respective inception, neither Parent nor Merger Sub has engaged in any activity, other than such actions in connection with (i) its organization; (ii) in the case of Parent, the purchase of all of the outstanding capital stock of Merger Sub; and (iii) the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby. As of the date of this Agreement, Parent has not issued any capital stock. Neither Parent nor Merger Sub has any operations, has generated any revenues or has any liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

ARTICLE IV

COVENANTS RELATING TO CONDUCT
OF BUSINESS PENDING THE MERGER

4.1   Conduct of Business by the Company Pending the Merger.

(a)   Ordinary Course.   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of the Company and its Subsidiaries shall, except to the extent expressly contemplated by this Agreement or agreed to in writing by Parent, (i) carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and in compliance with all applicable laws and regulations (including with respect to filings under the federal securities laws), (ii) pay its debts and Taxes and perform other obligations when due (subject to good faith disputes concerning such debts, Taxes and obligations), (iii) use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees, and (iv) use commercially reasonable efforts to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time.

(b)   Required Consent.   In addition, without limiting the generality of Section 4.1(a), except as set forth on Schedule 4.1(b) of the Company Disclosure Schedule (with appropriate reference to the subparagraph of this Section 4.1(b) implicated by such disclosure), or as expressly contemplated or permitted by the terms of this Agreement or required by applicable law, without the prior written consent of Parent, which consent will not be unreasonably withheld (provided that, in the case of actions described in clauses (iv), (v), (vi), (vii) and (xvii) of this Section 4.1(b), Parent shall be entitled to grant or withhold its consent in its sole discretion), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit its Subsidiaries to do any of the following:

(i)   Dividends; Changes in Stock.   Except for transactions solely among the Company and its Subsidiaries, the Company shall not and it shall not permit any of its Subsidiaries to: (A) except in accordance with the Company’s past practice of paying a quarterly cash dividend not to exceed $0.05 per share of Company Common Stock, declare or pay any dividends on or make other distributions in respect of any of its capital stock or partnership interests; (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (C) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock, except as required by any Employee Benefit Plan or employment agreement existing on the date of this Agreement; or (D) amend the terms of any outstanding Company Stock Options or shares of restricted Company Common Stock.

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(ii)   Issuance of Securities.   The Company shall not, and it shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class, any Voting Debt or other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt, other voting securities or convertible or exchangeable securities, other than: (A) the issuance of Company Common Stock upon the exercise of stock options granted under the Company Stock Plans that are outstanding on the date of this Agreement, or in satisfaction of stock grants or other stock based awards made prior to the date of this Agreement pursuant to the Company Stock Plans, and (B) issuances by a wholly owned Subsidiary of the Company of such Subsidiary’s capital stock to its parent.

(iii)   Governing Documents.   The Company shall not amend or propose to amend its Articles of Incorporation or Bylaws or terms of its capital stock, and shall not permit any of its Subsidiaries to amend or propose to amend its respective formation and organizational documents or terms of its capital stock.

(iv)   New Lines of Business; Retail Stores.   The Company shall not, and shall not permit any of its Subsidiaries to, enter into any line of business outside of the apparel industry or open any new retail stores.

(v)   No Acquisitions.   The Company shall not, and it shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or any of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

(vi)   Joint Ventures.   The Company shall not, and it shall not permit any of its Subsidiaries to, enter into any agreement or understanding with respect to any joint venture, strategic partnership, alliance or similar arrangement that is material to any of its divisions or business.

(vii)   No Dispositions.   The Company shall not, and it shall not permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell or otherwise dispose of, any of its respective assets or properties other than: (A) as may be necessary or required pursuant to Section 5.4, (B) sales or other dispositions of inventory in the ordinary course of business consistent with past practice, (C) sales or other dispositions of assets (other than inventory) in the ordinary course of business consistent with past practice that are not material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, or (iii) under agreements set forth on Schedule 4.1(b)(vii) of the Company Disclosure Schedule.

(viii)   Advances; Loans.   The Company shall not, and it shall not permit any of its Subsidiaries to, make any loans, advances or capital contributions to, or investments in, any other person, other than employee advances for travel and entertainment expenses and intercompany loans in the ordinary course of business consistent with past practices.

(ix)   No Dissolution, Etc.   The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries.

(x)   Accounting.   The Company shall not, and shall not permit any of its Subsidiaries to, make any material changes in their accounting methods, except as required by applicable law, rule or regulation or GAAP.

(xi)   Affiliate Transactions.   The Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreement or arrangement with any of their respective Affiliates (as such term is defined in Rule 405 under the Securities Act, an “Affiliate”), other than with

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wholly owned Subsidiaries of the Company, on terms less favorable to the Company or such Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s-length basis.

(xii)   Insurance.   The Company shall not, and shall not permit any of its Subsidiaries to, fail to maintain with financially responsible insurance companies insurance in at least such amounts and against at least such risks and losses as are consistent with such entities’ past practice.

(xiii)   Tax Matters.   The Company shall not and shall not permit any of its Subsidiaries to:  (i) make, change or rescind any material express or deemed election relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where the Company has the capacity to make such binding election, (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, (iii) file any amendment to a material Tax Return, or (iv) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Returns that have been filed for prior taxable years, except as may be required by applicable law.

(xiv)   Certain Employee Matters.   The Company shall not and it shall not permit any of its Subsidiaries to: (i) grant any increases in the compensation (including equity compensation and commission rates) of any of its directors, officers or employees, except increases made in the ordinary course of business and in accordance with past practices in an amount, per individual, not in excess of 5% of the compensation payable to such person prior to such increase, and provided that payments of bonuses to officers and employees not exceeding an aggregate amount of $3,500,000 in accordance with the methodologies set forth on Schedule 4.1(l)(xiv) of the Company Disclosure Schedule shall not be prohibited or restricted hereby; (ii) pay or agree to pay to any director, officer or employee, whether past or present, any pension, retirement allowance or other employee benefit not expressly required by any of the Company’s existing Employee Benefit Plans; (iii) enter into any new, or amend any existing, employment or severance, retention, change of control or termination agreement with any director, officer or employee; (iv) hire or offer to hire any employee with an annual salary in excess of $150,000; (v) become obligated under any new Employee Benefit Plan which was not in existence or approved by the Board of Directors of the Company prior to the date of this Agreement, or amend any Employee Benefit Plan in existence on the date of this Agreement; or (vi) transfer, sell, gift or otherwise dispose any of its records, archives, accounts, personal or real property, rights or other effects to any director, officer or employee.

(xv)   Settlements; Legal Proceedings.   The Company shall not, and shall not permit any of its Subsidiaries to, (i) settle any pending or threatened claims (including any Tax claims), actions, proceedings or litigation, except any such claims, actions, proceedings or litigation for money damages in an amount less than $150,000 in any one case or $300,000 in the aggregate, or cancel, compromise, waive or release any right or claim either involving more than $150,000 in any one case or $300,000 in the aggregate or outside the ordinary course of business, or (ii) commence any legal proceedings other than in the ordinary course of business.

(xvi)   Indebtedness.   The Company shall not, and shall not permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt or debt securities of others or (ii) except in the ordinary course of business consistent with past practices, create any mortgages, liens, security interests or other similar encumbrances on the assets or property of the Company or any of its Subsidiaries in connection with any indebtedness thereof. Notwithstanding the foregoing, clause (i) of the

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immediately preceding sentence shall not restrict regular borrowings under the Company’s existing credit facilities made in the ordinary course of business consistent with past practices.

(xvii)   Non-Competition; Exclusivity.   The Company shall not, and shall not permit any of its Subsidiaries to, enter into or renew any agreements containing, or that otherwise subject the Company or any Subsidiary to, any non-competition, exclusivity or other material restriction on its business.

(xviii)   Capital Expenditures.   The Company shall not, and shall not permit any of its Subsidiaries to, make or commit to make any capital expenditures in excess of $40,000 individually and $100,000 in the aggregate, unless expressly provided for in the capital expenditures budget attached as part of Schedule 4.1(b)(xviii) of the Company Disclosure Schedule.

(xix)   Company Contracts.   The Company shall not, and shall not permit any of its Subsidiaries to, modify, terminate or amend in any material respect any Company Contract or enter into any agreement that would constitute a Company Contract (other than in connection with any action that is expressly permitted in this Section 4.1(b)).

(xx)   Inventory Purchase Plans; Marketing Plans.   The Company shall not, and shall not permit any of its Subsidiaries to: (i) purchase any inventory outside of the ordinary course of business consistent with past practice; or (ii) approve any marketing, advertising or public relations expenditure or plans outside its existing marketing, advertising or public relations plans.

(xxi)   Investments.   The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (A) make or own any investments other than (1) cash, (2) overnight bank deposits and (3) interests in a money market fund substantially all of the assets of which consist of securities that are investment grade rated and having maturities of not more than 180 days from the date of acquisition; provided that the Company or such Subsidiary may withdraw funds from such money market fund at any time, or (B) enter into any foreign exchange contract, currency swap contract, futures contract, option contract or other similar agreement or arrangement, in each case for the purpose of managing or hedging foreign currency risk.

(xxii)   Accounts Receivable.   The Company shall not, and shall not permit any of its Subsidiaries to, waive, write-off or compromise any account receivable other than in the ordinary course of business consistent with past practice in excess of $30,000 individually or $100,000 in the aggregate, or factor or otherwise sell any account receivable.

(xxiii)   Agreements.   The Company shall not, and shall not permit any of its Subsidiaries to, agree in writing or otherwise to take any action inconsistent with any of the foregoing.

(c)   Procedure for Obtaining Consent.   If the Company desires to take any action that is prohibited pursuant to this Section 4.1, the Company may request Parent’s consent from any person listed on Schedule 4.1(c) of the Parent Disclosure Schedule (with a copy as provided in Section 8.3), and Parent shall provide its response to such request within two (2) business days of receipt of such request (it being understood that email delivery followed by telephone confirmation of receipt of such notice shall be acceptable for purposes of this Section 4.1(c)). If no response is provided by the end of the second business day following receipt of such request, Parent’s consent to such action shall be deemed to have been provided.

4.2   No Solicitation by the Company.

(a)   From and after the date of this Agreement, the Company agrees that it and its Subsidiaries and their respective officers, directors and employees will not, and will direct its Affiliates, agents, accountants, consultants, financial advisors, attorneys and other representatives or those of any of its

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Subsidiaries to not, directly or indirectly, (i) solicit, initiate, facilitate or encourage any invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Acquisition Proposal (as defined in Section 4.2(g)) from any person, (ii) participate or engage in any discussions or negotiations concerning, or furnish to any person nonpublic information or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, with respect to, any Acquisition Proposal, (iii) withdraw, modify or amend in a manner adverse to Parent the Recommendations (as defined in Section 5.3), (iv) approve, endorse or recommend any Acquisition Proposal, (v) grant any waiver or release under any standstill or similar agreement with respect to any class of securities of the Company, or (vi) enter into any agreement in principle, arrangement, understanding or contract relating to an Acquisition Proposal, subject, in the case of clauses (ii) through (vi), to Section 4.2(c) and Section 4.2(d).

(b)   The Company shall notify Parent promptly (and in any event within 24 hours) upon receipt by the Company or any of its advisors or representatives of any Acquisition Proposal, any indication that any person is considering making an Acquisition Proposal, any request for information relating to the Company or any of its Subsidiaries by any person that may be considering making, or has made, an Acquisition Proposal, or any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall provide to Parent promptly (and in any event within 24 hours), orally and in writing, the identity of such person, the material terms and conditions of such Acquisition Proposal, request or inquiry and a copy of such Acquisition Proposal, request or inquiry, if written. The Company shall inform Parent promptly (and in any event within 24 hours) of any changes in the material terms or conditions to any Acquisition Proposal received, and the Company shall keep Parent reasonably informed on a prompt basis of the status of any such Acquisition Proposal, request or inquiry.

(c)   Notwithstanding anything to the contrary contained in this Section 4.2, in the event that, prior to the approval of this Agreement and the Merger by the stockholders of the Company as provided herein, the Company receives an unsolicited, bona fide, written Acquisition Proposal with respect to itself from a third party (under circumstances in which the Company has complied with its obligations under this Section 4.2) that its Board of Directors has in good faith concluded (following the receipt of the advice of its outside legal counsel and its financial advisor) is, or is reasonably likely to result in, a Superior Proposal, it may then take the following actions, provided, that prior to taking any such action, the Company’s Board of Directors, following the receipt of advice of its outside legal counsel, determines in good faith that the failure to take such action would be a violation of its fiduciary obligations to the Company’s stockholders under applicable law: (i) furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) at least 24 hours prior to furnishing any such nonpublic information to such party, it gives Parent written notice of its intention to furnish such nonpublic information, (B) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic information furnished to such third party on its behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (as defined in Section 5.2) (and containing additional provisions that expressly permit the Company to comply with the provisions of this Section 4.2) and (C) contemporaneously with furnishing any nonpublic information to such third party, it furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); (ii) engage in negotiations with the third party with respect to the Acquisition Proposal, provided that at least 24 hours prior to entering into negotiations with such third party, it gives Parent written notice of its intention to enter into negotiations with such third party; and (iii) grant a waiver or release with respect to the third party making the Acquisition Proposal under a standstill or similar agreement to allow the third party making such Acquisition Proposal to engage in negotiations with the Company with respect to such proposal (but not allow such third party to acquire any class of securities of the Company).

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(d)   Notwithstanding anything in this Agreement to the contrary, the Company’s Board of Directors shall be permitted, at any time prior to approval of this Agreement and the Merger by the stockholders of the Company, in response to an unsolicited, bona fide, written Acquisition Proposal, to approve or recommend, or propose to approve or recommend, any such Acquisition Proposal and, in connection therewith, to withdraw, modify or change in a manner adverse to Parent the Recommendations, but only if:

(i)   the Board of Directors of the Company concludes in good faith after consultation with its financial advisors that such Acquisition Proposal constitutes a Superior Proposal, and following the receipt of advice of its outside legal counsel, determines in good faith that the failure to take such action would be a violation of its fiduciary obligations to the Company’s stockholders under applicable law,

(ii)   the Company has delivered to Parent a written notice (a “Notice of Superior Proposal”) that advises Parent that the Company has received a Superior Proposal, summarizes the material terms and conditions of such Superior Proposal and attaches a complete copy of such Superior Proposal, and identifies the person making such Superior Proposal (it being agreed and understood that any subsequent amendments or modifications to such Superior Proposal shall again be subject to the provisions of this subparagraph), and

(iii)   either (x) on or before the expiration of the three business day period following the delivery to Parent of any Notice of Superior Proposal, Parent does not make a written offer (a “Matching Bid”) in response to such Superior Proposal, or (y) following receipt of a Matching Bid within the three business day period following delivery to Parent of any Notice of Superior Proposal, the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, after taking into consideration the Matching Bid, that the Superior Proposal to which the Notice of Superior Proposal relates continues to be a Superior Proposal.

Any action pursuant to this Section 4.2(d) shall not constitute a breach of the Company’s representations, warranties, covenants or agreements contained in this Agreement.

(e)   Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act to the extent required by applicable law.

(f)   The Company shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Company or any of its representatives with respect to any Acquisition Proposal. The Company shall promptly request that each person who has received confidential information about the Company in connection with that person’s consideration of an Acquisition Proposal return or destroy all such information.

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(g)   For purposes of this Agreement, the following terms shall have the following meanings: (i) “Acquisition Proposal” shall mean any inquiry, offer or proposal relating to any transaction or series of related transactions involving: (A) any purchase from the Company or acquisition by any person, entity or “Group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a twenty percent (20%) interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person, entity or Group beneficially owning twenty percent (20%) or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than twenty percent (20%) of the assets of the Company and its Subsidiaries, taken as a whole, or (C) any liquidation or dissolution of the Company or any of its Subsidiaries; and (ii) ”Superior Proposal” shall mean a written Acquisition Proposal for more than fifty percent (50%) of the equity interest in, or more than fifty percent (50%) of the consolidated assets of, the Company and its Subsidiaries, that the Board of Directors of the Company has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person, entity or Group making the proposal, to be more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1   Preparation of Proxy Statement.   Parent, Merger Sub and the Company shall promptly prepare and the Company shall file with the SEC the preliminary Proxy Statement for use in connection with the solicitation of proxies from the Company’s stockholders in connection with the Merger and the Stockholders’ Meeting; provided, however, that the Company shall furnish such preliminary Proxy Statement to Parent for review before such filing with the SEC and that such filing shall be subject to Parent’s prior approval of the preliminary Proxy Statement, which approval shall not be unreasonably withheld or delayed. Subject to Section 4.2(d), the Proxy Statement shall include a description of the determinations and approvals, and shall include the Recommendations, of the Company’s Board of Directors. The Company and Parent shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. As promptly as practicable after comments are received from the SEC with respect to the preliminary Proxy Statement, the Company, Parent and the Merger Sub shall use commercially reasonable efforts to respond to the comments of the SEC. The Company shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments of the SEC prior to their being filed with or sent to the SEC, and the filing of such shall be subject to Parent’s prior approval, which approval shall not be unreasonably withheld or delayed. Parent shall promptly provide the Company with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by the Company (or, in the event the SEC has informed the Company that it will not review the preliminary Proxy Statement, then as promptly as practicable following the tenth (10th) day following the filing of the preliminary Proxy Statement), the Company shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as

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of the record date established by the Board of Directors of the Company, as promptly as practicable thereafter. Notwithstanding the foregoing, if the Board of Directors of the Company withdraws, modifies or changes the Recommendations in accordance with Section 4.2(d) so as not to recommend this Agreement or the Merger, upon the termination of this Agreement in accordance with Section 7.1(c)(i) or Section 7.1(d)(i), the Company shall not be required to comply with the provisions of this Section 5.1.

5.2   Access to Information.   Until the Closing, the Company shall afford to Parent and its representatives (including accountants and counsel) reasonable and direct access (in each case, only at such locations and in accordance with such procedures regarding prior notice and the time and duration of access as are mutually agreed to between Parent and the Company prior to any such access, it being agreed and understood that access to any directors, officers and employees in accordance with such mutually agreed procedures shall be granted without the supervision of a representative of the Company if so requested by Parent) to all properties, books, records, files, Tax Returns and directors, officers, employees and counsel of the Company and each of its Subsidiaries (provided that Parent and its representatives shall not have access for purposes of conducting any environmental sampling or testing) and all other information with respect to their respective businesses, together with the opportunity, at the sole cost and expense of Parent, to make copies of such books, records and other documents and to discuss the business of the Company and each of its Subsidiaries with such directors, officers, employees and counsel for the Company as Parent may reasonably request for the purposes of familiarizing itself with the Company and each of its Subsidiaries. Parent and its representatives shall use their reasonable commercial efforts to conduct any such activities in such a manner as not to interfere with the business or operations of the Company or its Subsidiaries or otherwise cause any interference with the prompt and timely discharge by the employees of the Company and its Subsidiaries of their normal duties. Notwithstanding the foregoing, Parent shall not have access to personnel records of the Company or any of its Subsidiaries relating to medical histories. Parent agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement dated as of May 9, 2005 between Parent and Bear, Stearns & Co. Inc., for itself and on behalf of the Company (the “Confidentiality Agreement”), shall (subject to Section 7.5) continue to apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby.

5.3   Stockholders Meeting.   The Company will take all action necessary in accordance with the NRS and its Articles of Incorporation and Bylaws to call, hold and convene as promptly as practicable a meeting of its stockholders to consider adoption of the Merger and this Agreement (the “Stockholders’ Meeting”). The Company will solicit from its stockholders proxies in favor of the adoption of this Agreement and the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq or the NRS to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting. The Company shall ensure that its Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Stockholders’ Meeting are solicited in compliance with the NRS, its Articles of Incorporation and Bylaws, the rules of the Nasdaq and all other applicable legal requirements. The Board of Directors of the Company shall recommend that the Company’s stockholders vote in favor of and adopt and approve the Merger and this Agreement at the Stockholders’ Meeting (the “Recommendations”). Notwithstanding the foregoing, if the Board of Directors of the Company withdraws, modifies or changes the Recommendations in accordance with Section 4.2(d) so as not to recommend this Agreement or the Merger, upon the termination of this Agreement in accordance with Section 7.1(c)(i) or

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Section 7.1(d)(i), the Company shall not be obligated to take any action otherwise required pursuant to this Section 5.3, and the Company may cancel any scheduled stockholders’ meeting.

5.4   HSR and Other Approvals.

(a)   Except for the filings and notifications made pursuant to applicable Antitrust Laws, to which Sections 5.4(b) and 5.4(c), and not this Section 5.4(a), shall apply, promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Entities such authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the transactions contemplated by this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.

(b)   Promptly following the execution of this Agreement, but in no event later than ten Business Days following the date of this Agreement, the parties shall file, or cause to be filed by their respective “ultimate parent entities,” with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated by this Agreement. Each of Parent and the Company shall fully cooperate with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Parent and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the Antitrust Division. Parent shall take whatever action is necessary to prevent the FTC, Antitrust Division, or other Governmental Entity, as the case may be, from filing action with a court or Governmental Entity, which, if the Governmental Entity prevailed, would restrain, enjoin or otherwise prevent or materially delay the consummation of the Merger, including an agreement to (i) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or either’s respective Subsidiaries; (ii) terminate existing relationships and contractual rights and obligations of the Company or Parent or either’s respective Subsidiaries; (iii) terminate any relevant venture or other arrangement; or (iv) effectuate any other change or restructuring of the Company or Parent (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with the FTC, the Antitrust Division or other Governmental Entity) (each a “Divestiture Action”). In the event any action is threatened or instituted challenging the Merger as violative of the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, or any other applicable law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”), Parent shall take such action, including any Divestiture Action, as may be necessary to avoid, resist or resolve such action. Parent shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. In addition, Parent shall take such action as may be required by any federal or state court of the United States, in any action brought by a Governmental Entity or any other person challenging the Merger as violative of the Antitrust Laws, including any Divestiture Action, in order to avoid the entry of any permanent injunction or other permanent order which would restrain, enjoin or otherwise prevent the consummation of the Merger, and in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, Parent shall take promptly any

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and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the Termination Date.

(c)   From the date of this Agreement through the date of termination of the required waiting period under the HSR Act, Parent and Merger Sub shall not take any action that could reasonably be expected to hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable Antitrust Law.

5.5   Employee Matters.

(a)   Parent shall take such action as may be necessary so that on and after the Effective Time, and for one year thereafter, officers and employees of the Company and its Subsidiaries who remain after the Closing in the employ of the Company or its Subsidiaries are provided employee benefits, plans and programs which, in the aggregate, are not materially less favorable than those made available by the Company and its Subsidiaries to such officers and employees immediately prior to the Effective Time and listed on Schedule 3.1(l)(i) of the Company Disclosure Schedule, except that Parent will have no obligation to maintain any equity compensation programs after the Effective Time and, therefore, the assessment of the aggregate value of the employee benefits, plans and programs prior to the Effective Time shall not take into consideration any equity compensation programs. For purposes of eligibility to participate and vesting in all benefits provided by Parent to such officers and employees, the officers and employees of the Company and its Subsidiaries will be credited with their years of service with the Company and its Subsidiaries and any predecessors thereof to the extent service with Parent and its Subsidiaries and any predecessors thereof is taken into account under the plans of Parent and its Subsidiaries. The eligibility of any officer or employee of the Company and its Subsidiaries to participate in any welfare benefit plan or program of Parent shall not be subject to any exclusions for any pre-existing conditions if such individual has met the participation requirements of similar benefit plans and programs of the Company and its Subsidiaries. All individuals eligible to participate in any plan or arrangement contemplated above shall be immediately eligible to participate in the similar plan or arrangement maintained by Parent or its Subsidiaries (or the same plan or arrangement if still maintained). Amounts paid before the Effective Time by officers and employees of the Company and its Subsidiaries under any health plans of the Company or its Subsidiaries shall, after the Effective Time, be taken into account in applying deductible and out-of-pocket limits applicable under the health plans of Parent provided as of the Effective Time to the same extent as if such amounts had been paid under such health plans of Parent. Nothing contained in this Section 5.5(a) shall (i) create any rights in any officer or employee or former officer or employee (including any beneficiary or dependent thereof) of the Company, any of its Subsidiaries or the Surviving Corporation in respect of continued employment for any specified period of any nature or kind whatsoever or (ii) require Parent or the Surviving Corporation to provide benefits beyond the period required under the terms of any employee benefits, plans or programs.

(b)   After the Effective Time, Parent, the Surviving Corporation and each of their respective Subsidiaries are and shall remain liable for, and Parent, the Surviving Corporation and each of their respective Subsidiaries shall be responsible for and shall promptly discharge, all liabilities, duties and claims (to or by any of the Company’s or its Subsidiaries’ employees or former employees, any beneficiary under any Employee Benefit Plan, any Governmental Entity or otherwise) arising out of or relating to the employment relationship between the Company or any of its Subsidiaries and their respective employees and former employees, including liabilities, duties and claims (i) for deferred compensation, incentive compensation, retirement benefits, health and life benefits, severance arrangements and benefits, disability benefits and other benefits under any Employee Benefit Plan, fund, program, arrangement, policy or practice, (ii) relating to continuation health coverage pursuant to Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and (iii) for unemployment and workers’ compensation or similar benefits. After the Effective Time, Parent, the Surviving

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Corporation and each of their respective Subsidiaries shall file any and all annual reports, filings or notices that may be required in connection with any Employee Benefit Plan to be filed with Governmental Entities or provided to participants and beneficiaries after the Closing.

(c)   At the Effective Time, the Surviving Corporation shall assume, and perform pursuant to, each of the severance benefit plans described in Schedule 5.5(c) of the Company Disclosure Schedule in the same manner and to the same extent that the Company would be required to perform pursuant to such plans if the transactions contemplated by this Agreement had not been consummated; provided, however, that for a period equal to twelve months, the Surviving Corporation or any of its successors shall not terminate or otherwise amend such plans in a manner adverse to any employee of the Company or any of its Subsidiaries covered by such plans immediately prior to the Effective Time.

(d)   At the Effective Time, the Surviving Corporation shall assume, and perform pursuant to, the SERP and each of the employment agreements and retention agreements described on Schedule 5.5(d) of the Company Disclosure Schedule.

(e)   No later than three business days prior to the Closing Date, Parent shall deliver a written notice (the “Termination Notice”) to the Company of the names of the employees of the Company and its Subsidiaries whose employment shall be terminated by the Surviving Corporation or any of its Subsidiaries on the Closing Date whose names are listed on Schedule 5.5(e) of the Company Disclosure Schedule. At the Effective Time, Parent shall pay by wire transfer of immediately available funds to accounts designated prior to the Closing by the Company (subject to all applicable withholding taxes) the amounts set forth in the columns entitled “Severance Payment Amount” and “Retention Payment Amount” opposite each person’s name on Schedule 5.5(e) of the Company Disclosure Schedule that is listed in the Termination Notice, and shall pay or cause the Company to pay the employer portion of any Medicare, Social Security or unemployment Taxes payable by the Company or any of its Subsidiaries in respect of such cash payments; provided that any person listed in the Termination Notice who has a “Retention Payment Amount” listed opposite his name shall only be entitled to receive such payment at the Effective Time if such person is employed by the Company or any of its Subsidiaries as of immediately prior to the Effective Time or if such person’s employment by the Company or any of its Subsidiaries is terminated for Good Reason (as defined in the Company’s Executive Retention Plan) prior to the Effective Time. If a person’s name is listed on the Termination Notice, and such person is employed by the Company or any of its Subsidiaries as of immediately prior to the Effective Time, such person shall be deemed to have been terminated for Good Reason (as defined in the Company’s Executive Retention Plan).

(f)   No later than three business days prior to the Effective Time, the Company shall deliver to Parent a written schedule setting forth (i) the amounts payable pursuant to the SERP as a result of the consummation of the Merger and/or a termination of employment; and (ii) the accounts (including any trust accounts established pursuant to the SERP) to which the aforementioned amounts shall be payable at the Effective Time. At the Effective Time, Parent shall pay by wire transfer of immediately available funds to the accounts designated by the Company (subject to all applicable withholding taxes) the amounts set forth in such schedule delivered pursuant to this Section 5.5(f), and shall pay or cause the Company to pay the employer portion of any Medicare, Social Security or unemployment Taxes payable by the Company or any of its Subsidiaries in respect of such cash payments.

(g)   The Company shall take such action, prior to the Effective Time, necessary to obtain from each individual who has entered into an Employee Agreement with the Company a release in a form reasonably acceptable to Parent acknowledging the accuracy of the Company’s representations in Section 3.1(l)(i)(E) with respect to such individual and that the individual agrees that he or she is not

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entitled to any payment not specifically set forth on Schedule 3.1(l)(v)(A) of the Company Disclosure Schedule.

5.6   Indemnification; Directors’ and Officers’ Insurance.

(a)   Without limiting any additional rights that any D&O Indemnified Person (as defined below) may have pursuant to any employment agreement, indemnification agreement or otherwise, from and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who acts as a fiduciary under any Employee Benefit Plan of the Company or any of its Subsidiaries (the “D&O Indemnified Persons”) against all losses, claims, damages, costs, expenses (including attorneys’ and other professionals’ fee and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, employee or agent of the Company or any of its Subsidiaries, a fiduciary under any Employee Benefit Plan of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such person in any such capacity whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“D&O Indemnified Liabilities”), including all D&O Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the transactions contemplated hereby, in each case to the fullest extent permitted under applicable law (and Parent and the Surviving Corporation shall, jointly and severally, pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each D&O Indemnified Person to the fullest extent permitted under applicable law, provided that such D&O Indemnified Person provides an undertaking to repay such expenses if such person is determined to not be entitled to indemnification). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any D&O Indemnified Persons (whether arising before or after the Effective Time), (i) the D&O Indemnified Persons may retain the Company’s regularly engaged independent legal counsel or other counsel satisfactory to them, and Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the D&O Indemnified Persons as promptly as statements therefor are received and (ii) Parent and the Surviving Corporation shall use their reasonable commercial efforts to assist in the vigorous defense of any such matter, provided that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). Any D&O Indemnified Person wishing to claim indemnification under this Section 5.6(a), upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a party from any liability that it may have under this Section 5.6(a) except to the extent such failure materially prejudices such party’s position with respect to such claims) and shall deliver to Parent and the Surviving Corporation any undertaking required by applicable law, but without any requirement for the posting of a bond or any other terms or conditions other than those expressly set forth herein.

(b)   The Articles of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are presently set forth in the Company’s Articles of Incorporation and Bylaws. For a period of 6 years following the Effective Time, Parent and the Surviving Corporation shall not amend, repeal or otherwise modify the Articles of

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Incorporation or Bylaws of the Surviving Corporation in any manner that would affect adversely the rights thereunder of individuals who at and at any time prior to the Effective Time were entitled to indemnification thereunder (unless such amendment, repeal or modification is required by applicable law). Parent shall, and shall cause the Surviving Corporation to, honor any indemnification agreements between the Company and any of its directors, officers or employees.

(c)   Parent and the Surviving Corporation shall indemnify any D&O Indemnified Person against all reasonable costs and expenses (including attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 5.6(a) (including the undertaking required therein), relating to the enforcement of such D&O Indemnified Person’s rights under this Section 5.6 or under any charter, bylaw or contract regardless of whether such D&O Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.

(d)   Parent agrees that the Company will cause to be put in place immediately prior to the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time; provided, that Parent shall not be required to expend in the aggregate in connection with the purchase of such tail coverage an amount in excess of three times the Company’s current annual premium for such coverage (and to the extent such coverage shall exceed such amount, Parent shall obtain the maximum amount of coverage as is available for such amount).

(e)   In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.6. The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 5.6, and his heirs and representatives. The Surviving Corporation shall not, and Parent shall cause the Surviving Corporation not to, sell, transfer, distribute or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 5.6 unless proper provisions are made for Parent or the transferee of such assets to assume the Surviving Corporation’s obligations hereunder.

5.7   Agreement to Defend; Reasonable Efforts; Notification.

(a)   In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced or threatened in writing that questions the validity or legality of, or seeks to prevent, the transactions contemplated hereby, or seeks damages in connection therewith, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto.

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(b)   Each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in ARTICLE VI to be satisfied, (ii) the obtaining of all consents, approvals or waivers from third parties, or the sending of notices to third parties, required as a result of the transactions contemplated in this Agreement (provided that nothing herein shall obligate or be construed to obligate the Company or its Subsidiaries (A) to make any payment to any third party in order to obtain the consent or approval of such third party, or (B) to amend or alter the terms of any agreement or arrangement), and (iii) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of, this Agreement.

(c)   Each party shall give prompt written notice to the other party upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in ARTICLE VI would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties, or cure any breach thereof, or affect the conditions to the obligations of the parties under this Agreement.

5.8   Public Announcements.   The parties hereto will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without the consent of the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system, in which case reasonable efforts to consult with the other party shall be made prior to such press release or public statement.

5.9   Advice of Changes; SEC Filings.   The Company and Parent, as the case may be, shall confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing of any change or event having, or which would have, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be. The Company and Parent shall provide each other (or their respective counsel) in advance copies of all filings to be made by such party or its Subsidiaries with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby, and shall provide the other with a reasonable time to review and comment thereon.

5.10   Conveyance Taxes.   The Company and Parent will (a) cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time, (b) cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any applicable exemptions to any such tax or fee, and (c) each pay any such tax or fee which becomes payable by it on or before the Effective Time.

5.11   Investigation and Agreement by Parent and Merger Sub; No Other Representations or Warranties.

(a)   Each of Parent and Merger Sub acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its Subsidiaries and their businesses and operations, and Parent and Merger Sub have

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requested such documents and information from the Company as each such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. Each of Parent and Merger Sub acknowledges and agrees that it has had an opportunity to ask all questions of and receive answers from the Company with respect to any matter such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. In connection with Parent’s and Merger Sub’s investigation of the Company and its Subsidiaries and their businesses and operations, Parent, Merger Sub and their representatives have received from the Company or its representatives certain projections and other forecasts for the Company and its Subsidiaries and certain estimates, plans and budget information. To the knowledge of the Company, such projections, forecasts, estimates, plans, and budget information with respect to any period or periods up to and including December 31, 2005, were prepared in good faith and were based on reasonable assumptions given the operations of the Company and its Subsidiaries and other business factors. Each of Parent and Merger Sub acknowledges and agrees that there are uncertainties inherent in such projections, forecasts, estimates, plans and budgets; that Parent and Merger Sub are familiar with such uncertainties; that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them or their representatives; and that Parent and Merger Sub will not (and will cause all of their respective Subsidiaries or other Affiliates or any other person acting on their behalf to not) assert any claim or cause of action against the Company or any of the Company’s direct or indirect partners, directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives with respect thereto, or hold any such person liable with respect thereto.

(b)   Each of Parent and Merger Sub agrees that, except for the representations and warranties made by the Company that are expressly set forth in this Agreement, the Company has not made and shall not be deemed to have made to Parent, Merger Sub or any of their representatives or Affiliates any representation or warranty of any kind. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, each of Parent and Merger Sub agrees that neither the Company, any holder of the Company’s securities nor any of their respective Affiliates or representatives, makes or has made any representation or warranty to Parent, Merger Sub or any of their representatives or Affiliates with respect to:

(i)   any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective representatives or Affiliates; or

(ii)   any other information, statement or documents heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective representatives or Affiliates, including the information in the on-line data room, with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries, except that the Company represents that such information, statements and documents so provided are, in all material respects, complete and accurate copies of what they purport to be.

5.12   Solvency Letter.   Parent shall use commercially reasonably efforts to cause a counterpart of the solvency opinion required to be delivered to the Agent under the Debt Commitment Letter, or in the event Parent is required to seek Alternative Financing pursuant to Section 5.16, to the lender under the Alternative Financing (the “Solvency Letter”) to be delivered to the Company and the Company’s Board of Directors, with such Solvency Letter either being expressly addressed to such persons or being in such form

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and manner as may be required in order that such persons shall be entitled to rely upon such Solvency Letter as if such Solvency Letter were expressly addressed to such persons.

5.13   No Control of Other Party’s Business.   Except for any consents contemplated by this Agreement to be required in order for the Company to take certain specified actions, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and except for consents contemplated by this Agreement to be required in order for Parent to take certain specified actions, nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, in accordance with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries respective operations.

5.14   Audit.   As promptly as practicable following September 30, 2005, the Company shall close its books and records for the 2005 fiscal year, and prepare, and cause its independent auditors to conduct an audit of, the Company’s financial statements (consolidated balance sheet, consolidated statement of operations and comprehensive income and consolidated statement of cash flows, and notes thereto), as of and for the twelve months ended September 30, 2005 (such actions, the “Year End Audit”). Prior to September 30, 2005, the Company shall use its commercially reasonable efforts to take such actions to prepare for the Year End Audit as may be advisable in order for the Year End Audit to be completed as promptly as practicable.

5.15   Rights Plan.   Except with respect to entering into the amendment to the Company Rights Agreement in the form attached hereto as Exhibit A, which amendment shall not be rescinded or further amended without the consent of Parent, the Company shall not redeem the Company Rights or amend or modify or terminate the Company Rights Agreement, or determine any offer to be a “Complying Offer” thereunder other than the transactions contemplated by this Agreement.

5.16   Financing.   Parent will use commercially reasonable efforts to obtain the debt financing under the Debt Commitment Letter, including using commercially reasonable efforts to (a) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the financing set forth in the Debt Commitment Letter (including by consummating the financing pursuant to the terms of the Equity Commitment Letter), and (b) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter or on other terms and conditions that in the aggregate are not materially less favorable to Parent. In the event that any portion of the financing contemplated by the Debt Commitment Letter will not be available to Parent to consummate the transactions contemplated by this Agreement, Parent shall (a) promptly notify the Company of such fact and (b) use its commercially reasonable efforts to obtain alternate financing for the transactions contemplated by this Agreement, provided that the terms and conditions of such alternate financing in the aggregate are not materially less favorable to Parent than those contemplated by the Debt Commitment Letter (the “Alternative Financing”). The Company shall cause its senior management to cooperate with all reasonable requests by Parent in connection with such efforts by Parent, including causing such persons to attend meetings with prospective members of and participants in any syndicate of financial institutions being assembled to provide such financing; provided that (a) any expenses incurred by the Company and its senior management in connection with such cooperation will be paid by Parent promptly upon request, and (b) such cooperation will not materially interfere with the business of the Company and its Subsidiaries. The parties will use commercially reasonable efforts to cause any debt evidenced by item 1 in Schedule 3.1(c) of the Company Disclosure Schedule to be paid in full, all letters of credit evidenced thereby to be either terminated or cash collateralized and all commitments to lend thereunder to be terminated as of the Closing, in each case, to the extent necessary or desirable in order to cause the condition in Section 6.2(d) to be satisfied.

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ARTICLE VI

CONDITIONS PRECEDENT

6.1   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of each party hereto to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)   Company Stockholder Approval.   This Agreement and the Merger shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

(b)   Other Approvals.   The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be). Unless otherwise agreed to by the Company and Parent (which agreement shall not be unreasonably withheld), no such consent, approval, permit or authorization shall then be subject to appeal.

(c)   No Injunctions or Restraints.   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, no order of any Governmental Entity having jurisdiction over any party hereto, and no other legal restraint or prohibition shall be in effect (an “Injunction”) preventing or making illegal the consummation of the Merger, and no proceeding pursuant to which a Governmental Entity seeks any such Injunction shall be pending.

6.2   Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent:

(a)   Representations and Warranties of the Company.   Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of a particular date, which representations shall be true and correct as of such date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that this condition shall be deemed to have been satisfied if the individual or aggregate impact of all inaccuracies of such representations and warranties (without regard to any materiality or Company Material Adverse Effect qualifier(s) contained therein) have not resulted in, and would not reasonably be expected to result in, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(b)   Performance of Obligations of the Company.   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c)   Company Material Adverse Effect.   No Company Material Adverse Effect shall have occurred after the date of this Agreement and be continuing as of the Closing Date, and there shall not have occurred any events, changes, circumstances or developments that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect.

(d)   Financing.   Parent shall have received the financing contemplated by the Debt Commitment Letter or, if it is unavailable, the Alternative Financing; provided, however, that if (i) the

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funding under the Equity Commitment Letter has not occurred, and (ii) the only condition under the definitive documents contemplated by the Debt Commitment Letter that is not satisfied is the funding under the Equity Commitment Letter, then the condition under this Section 6.2(d) shall be deemed satisfied or waived.

(e)   Licensor Consents.   Each of (i) the letter agreement between L.C. Licensing, Inc. and Haggar Closing Co. dated August 31, 2005 (pursuant to which L.C. Licensing, Inc. agreed that the License Agreement by and between L.C. Licensing, Inc. and Haggar Clothing Co., dated effective as of January 1, 2001, as amended and extended pursuant to letter agreement dated March 18, 2005, will continue in full force and effect after the Effective Time until terminated in accordance with its terms) and (ii) the letter agreement between Kenneth Cole Productions (LIC), Inc. and Haggar Clothing Co. dated August 31, 2005 (pursuant to which Kenneth Cole Productions (LIC), Inc. agreed that the License Agreement by and between Kenneth Cole Productions (LIC), Inc. and Haggar Clothing Co. dated as of February 2003, will continue in full force and effect after the Effective Time until terminated in accordance with its terms), shall be in full force and effect as of the Closing Date; provided that this condition shall be deemed to be satisfied if the failure of either of such letter agreements to be in full force and effect is caused by Parent, Merger Sub, the Guarantors or any of their respective affiliates.

6.3   Conditions to Obligations of the Company.   The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Company:

(a)   Representations and Warranties of Parent and Merger Sub.   Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of a particular date, which representations shall be true and correct as of such date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that this condition shall be deemed to have been satisfied if the individual or aggregate impact of all inaccuracies of such representations and warranties (without regard to any materiality or Parent Material Adverse Effect qualifier(s) contained therein) have not resulted in, and would not reasonably be expected to result in, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(b)   Performance of Obligations of Parent and Merger Sub.   Parent and Merger Sub each shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c)   Solvency Letter.   The Solvency Letter shall have been delivered to the Company and the Company’s Board of Directors pursuant to Section 5.12.

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ARTICLE VII

TERMINATION AND AMENDMENT

7.1   Termination.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company:

(a)   by mutual written consent of the Company and Parent, or by mutual action of their respective Boards of Directors;

(b)   by either the Company or Parent:

(i)   if any Governmental Entity shall have issued any Injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Injunction or other action shall have become final and nonappealable;

(ii)   if the approval of the stockholders of the Company of this Agreement and the Merger shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders’ Meeting or any adjournment thereof; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to the Company if the failure to obtain such approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach of this Agreement; or

(iii)   if the Effective Time shall not have occurred by December 31, 2005 (the “Termination Date”) (provided that, if at the Termination Date all conditions set forth in Section 6.1, Section 6.2 (other than Section 6.2(d)) and Section 6.3 have been satisfied or waived (assuming for purposes of reading the provisions of Section 6.1, Section 6.2 and Section 6.3 that the “Closing Date” is the Termination Date), then Parent shall be entitled to extend the Termination Date by up to 30 days (in which case the date to which the Termination Date is extended shall be deemed to be the “Termination Date” for purposes of this Agreement)); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date; or

(iv)   in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) or Section 6.3(a) or 6.3(b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that in no event shall such 30-day period extend beyond the Termination Date (a “Material Breach”) (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement).

(c)   by Parent if:

(i)   (A) the Board of Directors of the Company shall have withdrawn, modified or changed, in any manner that is adverse to Parent, the Recommendations (it being understood and agreed that any “stop-look-and-listen” communication by the Board of Directors of the Company to the stockholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication to the stockholders of the Company in accordance with the commencement of a tender offer or exchange offer, shall not be deemed to constitute a withdrawal, modification or change of its Recommendations), (B) the Company shall have failed to include the Recommendations in the Proxy Statement, (C) the Board of Directors of the

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Company shall have approved or recommended to the Company’s stockholders any Acquisition Proposal, (D) any of the Company or its officers or directors shall have breached in any material respect the provisions applicable to it, him or her of Section 4.2, or (E) the Board of Directors of the Company shall have failed to reaffirm publicly and unconditionally the Recommendations within five business days of any written request from Parent; or

(ii)   a Company Material Adverse Effect shall have occurred and be continuing since the date hereof.

(d)   by the Company:

(i)   in order to accept a Superior Proposal, provided that (A) the Company shall have complied with the provisions of Section 4.2, including Section 4.2(d), (B) the Company’s Board of Directors, following the receipt of advice of its outside legal counsel, shall have determined in good faith that the failure to take such action would be a violation of its fiduciary obligations to the Company’s stockholders under applicable law, and (C) the Company pays the Termination Fee pursuant to Section 7.2; or

(ii)   if a Parent Material Adverse Effect shall have occurred and be continuing since the date hereof.

A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination.

7.2   Effect of Termination.

(a)   In the event of termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except with respect to this Section 7.2, the last two sentences of Section 5.2, clause (a) of the last sentence of Section 5.16, Section 7.5 and ARTICLE VIII; provided, however, that no such termination shall relieve any party from liability for breach of any term or provision hereof.

(b)   If (x) Parent terminates this Agreement pursuant to Section 7.1(c)(i) or (y) the Company terminates this Agreement pursuant to Section 7.1(d)(i), then the Company shall pay Parent a fee of $7,000,000 (the “Termination Fee”) in cash by wire transfer of immediately available funds to an account designated by Parent. If the Termination Fee shall be payable pursuant to clause (x) of the immediately preceding sentence, the Termination Fee shall be paid no later than one business day after the date of termination of this Agreement, and if the Termination Fee shall be payable pursuant to clause (y) of the immediately preceding sentence, the Termination Fee shall be paid on the date of termination of this Agreement.

(c)   If (x) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(ii) or Section 7.1(b)(iii), (y) there shall have been a publicly announced Acquisition Proposal (other than the Merger) prior to such termination and (z) within 12 months after the date of such termination, the Company consummates an Acquisition Proposal or enters into a definitive agreement relating to an Acquisition Proposal (other than the Merger), then within one business day after the demand of Parent following any such event, the Company shall pay Parent an amount equal to the Termination Fee by wire transfer of immediately available funds to an account designated by Parent.

(d)   In the event the Termination Fee shall be payable, Parent shall be entitled to receive from the Company (in addition to the Termination Fee) its documented fees and expenses incurred in connection with this Agreement (not to exceed $1,000,000) within one business day after the demand of Parent after such event by wire transfer of immediately available funds to an account designated by

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Parent. If this Agreement shall have been terminated by Parent or the Company pursuant to Section 7.1(b)(iv) or Section 7.1(c)(ii) or Section 7.1(d)(ii), then the terminating party shall be entitled to receive, in addition to any damages to which it may be entitled, from the non-terminating party its documented fees and expenses incurred in connection with this Agreement (not to exceed $1,000,000) within one business day after the demand of the terminating party after such event by wire transfer of immediately available funds to an account designated by the terminating party.

(e)   If the Company or Parent shall terminate this Agreement pursuant to Section 7.1(b)(iii) and at the time of such termination the conditions set forth in Section 6.1, Section 6.2 (other than Section 6.2(d)) and Section 6.3 have been satisfied or waived (assuming for purposes of reading the provisions in Section 6.1, Section 6.2 and Section 6.3 that the “Closing Date” is the Termination Date), then Parent shall pay to the Company no later than one business day after the date of termination of this Agreement a fee of $7,000,000 in cash plus the Company’s documented fees and expenses incurred in connection with this Agreement (not to exceed $1,000,000) by wire transfer of immediately available funds to an account designated by the Company; provided that if the condition set forth in Section 6.2(d) is not satisfied solely because of the failure of a condition that is specifically described in the Debt Commitment Letter to be satisfied or because of the failure of a condition to the Alternative Financing to be satisfied (in each case, other than the funding under the Equity Commitment Letter), then no amount shall be payable pursuant to this Section 7.2(e).

(f)   In no event shall Parent be entitled to receive more than one payment of the Termination Fee. Each of Parent and the Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if either Parent or the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.2, and, in order to obtain such payment, Parent or the Company, as applicable, makes a claim that results in a judgment against the party that failed to pay the amounts set forth in this Section 7.2, the party that failed to pay shall pay to the other party its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.2 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees and expenses described in this Section 7.2 shall be applied against any damages incurred in the event of a breach of this Agreement (which damages will be calculated without taking into account such offset for fees and expenses described in this Section 7.2).

7.3   Amendment.   This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of this Agreement and the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.4   Extension; Waiver.   At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

7.5   Return of Information.   Within ten business days following termination of this Agreement in accordance with Section 7.1, Parent shall, and shall cause Merger Sub and their respective Affiliates and representatives to, return to the Company, or destroy, all Evaluation Material (as defined in the

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Confidentiality Agreement) furnished or made available to Parent and Merger Sub and their respective Affiliates and representatives by or on behalf of the Company, and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by Parent or Merger Sub or any of their respective Affiliates or representatives (including electronic copies thereof) that refer to, relate to, discuss or contain, or are based on, in whole or in part, any such Evaluation Material. Parent shall deliver a certificate signed by its Chief Executive Officer, which certificate shall provide evidence reasonably substantiating the return or destruction of the Evaluation Material as required under this Section 7.5.

ARTICLE VIII

GENERAL PROVISIONS

8.1   Payment of Expenses.   Each party hereto shall pay its own expenses incident to preparing for entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger shall be consummated, except as expressly set forth in Section 7.2.

8.2   Nonsurvival of Representations, Warranties and Agreements.   Subject to the remaining provisions of this Section 8.2, the representations, warranties and agreements in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and any liability for breach or violation thereof shall terminate absolutely and be of no further force and effect at and as of the Effective Time, except for the agreements that by their terms survive the Effective Time. The Confidentiality Agreement shall survive the execution and delivery of this Agreement, and, subject to Section 7.5, the provisions of the Confidentiality Agreement shall apply to all information and material delivered hereunder.

8.3   Notices.   Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), or (c) five business days after the date of mailing to the following address or to such other address or addresses as such person may subsequently designate by notice given hereunder, if so delivered by mail:

(i)   if to Parent or Merger Sub, to:

Infinity Associates LLC
c/o Perseus L.L.C.
888 Seventh Avenue, 29th Floor
New York, New York 10106
Telecopy: (212) 561-6399
Attention: Marsden S. Carson
with a copy to:
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304-1050
Phone: (650) 493-9300
Telecopy: (650) 493-6811
Attention: Jeffrey D. Saper

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and
Wilson Sonsini Goodrich & Rosati, P.C.
12 East 49th Street, 30th Floor
New York, NY 10017
Phone: (212) 999-5800
Telecopy: (212) 999 5899
Attention: Selim Day

(ii)   if to the Company, to:

Haggar Corp.
11511 Luna Road
Dallas, Texas 75234
Telecopy: (214) 956-4561
Attention: Chief Executive Officer
with copies to:
Vinson & Elkins L.L.P.
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
Telecopy: (214) 220-7716
Attention: Michael D. Wortley
Haggar Corp.
11511 Luna Road
Dallas, Texas 75234
Telecopy: (214) 956-4561
Attention: General Counsel

8.4   Rules of Construction.

(a)   Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

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The inclusion of any information in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, that such items are material to the Company, Parent or Merger Sub, as the case may be. The headings, if any, of the individual sections of each of the Parent Disclosure Schedule and Company Disclosure Schedule are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Schedule and Parent Disclosure Schedule are arranged in sections corresponding to those contained in Section 3.1, Section 3.2, Section 4.1 and Section 5.5 merely for convenience, and the disclosure of an item in one section of the Company Disclosure Schedule or Parent Disclosure Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Schedule or Parent Disclosure Schedule with respect to such other representations or warranties or an appropriate cross-reference thereto.

(b)   The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Schedule or Parent Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(c)   All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof’ and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.”  The word “person” shall mean any individual, corporation, partnership or other entity, organization or enterprise. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Dallas, Texas time.

8.5   Counterparts.   This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.6   Entire Agreement; No Third Party Beneficiaries.   This Agreement (together with the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The provisions of Sections 5.5 and 5.6 are intended to be for the benefit of, and shall be enforceable by, the persons referred to therein and their respective heirs and representatives. Except as

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provided in the immediately preceding sentence, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

8.7   Governing Law.   This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof (other than with respect to issues relating to fiduciary duties, general corporation law and any other provisions set forth herein that are required to be governed by the NRS).

8.8   Severability.   Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, and a suitable and equitable provision shall be substituted for such provision subject to such holding or order. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under the Confidentiality Agreement or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

8.9   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

8.10   Affiliate Liability.   Each of the following is herein referred to as a “Company Affiliate”: (a) any direct or indirect holder of equity interests or securities in the Company (whether limited or general partners, members, stockholders or otherwise), and (b) any director, officer, employee, representative or agent of (i) the Company or (ii) any person who controls the Company. Except to the extent that a Company Affiliate is an express signatory thereto, absent fraud or intentional misrepresentation, no Company Affiliate shall have any liability or obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement, the Stock Voting Agreements or the transactions contemplated hereby or thereby, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation.

8.11   Schedule Definitions.   All capitalized terms in the Company Disclosure Schedule or Company Disclosure Schedule shall have the meanings ascribed to them herein, unless the context otherwise requires or as otherwise defined.

8.12   Joint Liability.   Each representation, warranty, covenant and agreement made by Parent or Merger Sub in this Agreement shall be deemed a representation, warranty, covenant and agreement made by Parent and Merger Sub jointly and all liability and obligations relating thereto shall be deemed a joint liability and obligation of Parent and Merger Sub.

8.13   Enforcement.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law of in equity.

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8.14   Waiver of Jury Trial.   EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

TEXAS CLOTHING HOLDING CORP.
By:	/s/ WILLIAM N. SIMON
Name:	William N. Simon
Title:	President
NEVADA CLOTHING ACQUISITION CORP.
By:	/s/ MARSDEN S. CASON
Name:	Marsden S. Cason
Title:	President
HAGGAR CORP.
By:	/s/ J.M. HAGGAR, III
Name:	J.M. Haggar, III
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Annex B

Bear, Stearns & Co. Inc. 383 Madison Avenue New York, NY 10179 Tel (212) 272-2000 www.bearstearns.com

August 31, 2005

The Board of Directors
Haggar Corp.
Two Colinas Crossing
11511 Luna Road
Dallas, Texas  75234

Ladies and Gentlemen:

We understand that Haggar Corp. (“Haggar”) and Texas Clothing Holding Corp. (“Parent”) have entered into an Agreement and Plan of Merger dated August 31, 2005 (the “Agreement”), pursuant to which Nevada Clothing Acquisition Corp. (“Merger Sub”), a Nevada corporation and direct wholly-owned subsidiary of Parent, will be merged with and into Haggar (the “Merger”), whereupon the separate existence of Merger Sub will cease and Haggar will be the surviving entity (the “Surviving Corporation”). Each share of common stock, $0.10 par value per share, of Haggar (“Haggar Common Stock”) outstanding, together with the associated right (the “Right”) (references to shares of Haggar Common Stock shall also be deemed to refer to the Rights associated therewith, as appropriate) to purchase Series B Junior Participating Preferred Stock, $0.10 par value per share, of Haggar (“Haggar Series B Preferred Stock”) will be converted into the right to receive $29.00 in cash (the “Consideration to be Received”). You have provided us with a draft copy of the Agreement dated August 30, 2005 in substantially final form.

You have asked us to render our opinion as to whether the Consideration to be Received is fair, from a financial point of view, to the shareholders of Haggar, excluding Parent, Merger Sub and those shareholders who are entering into a Stock Voting Agreement (as such term is defined in the Agreement) with respect to their shares of Haggar Common Stock.

In the course of performing our review and analyses for rendering this opinion, we have:

•       reviewed a draft of the Agreement dated August 30, 2005;

•       reviewed Haggar’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended September 30, 2002, 2003 and 2004, its Quarterly Reports on Form 10-Q for the periods ended December 31, 2004, March 31, 2005 and June 30, 2005, and its Current Reports on Form 8-K for the three years ended the date hereof;

•       reviewed certain operating and financial information relating to Haggar’s business and prospects, including a forecast for the fiscal year ended September 30, 2005 and selected estimates for the fiscal year ended September 30, 2006, all as prepared and provided to us by Haggar’s management;

•       met with certain members of Haggar’s senior management to discuss Haggar’s business, operations, historical and projected financial results and future prospects;

•       reviewed the historical prices, trading multiples and trading volume of the shares of Haggar Common Stock;

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•       reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Haggar;

•       reviewed the terms of recent mergers and acquisitions of companies which we deemed generally comparable to Haggar; and

•       conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information (including the calculation of Haggar’s current liability pursuant to its Supplemental Executive Retirement Plan effective October 1, 1999), provided to us by Haggar, including, without limitation, the forecast and estimates. With respect to Haggar’s projected financial results, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Haggar as to the expected future performance of Haggar. We have not assumed any responsibility for the independent verification of any such information or of the forecast/estimates provided to us, and we have further relied upon the assurances of the senior management of Haggar that they are unaware of any facts that would make the information and the forecast/estimates provided to us incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Haggar, nor have we been furnished with any such appraisals. During the course of our engagement, we were asked by the Board of Directors to solicit indications of interest from various third parties regarding a transaction with Haggar, and we have considered the results of such solicitation in rendering our opinion. We have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Haggar. We have assumed that the final Agreement is substantially the same as the draft of the Agreement dated August 30, 2005 that was provided to us.

We do not express any opinion as to the price or range of prices at which the shares of Haggar Common Stock may trade subsequent to the announcement of the Merger.

We have acted as a financial advisor to Haggar in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. Bear Stearns has been previously engaged by Haggar to provide certain investment banking and financial advisory services for which we received customary fees. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Haggar for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt. In addition, we have represented affiliates of Infinity Associates LLC in the past and have received customary fees with respect to such representation.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Haggar and does not constitute a recommendation to the Board of Directors of Haggar or any holders of Haggar Common Stock as to how to vote in connection with the Merger. This opinion does not address Haggar’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Haggar, the financing of the Merger or the effects of any other transaction in which Haggar might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Haggar Common Stock in connection with the Merger. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no

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responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be Received is fair, from a financial point of view, to the shareholders of Haggar, excluding Parent, Merger Sub and those shareholders who are entering into a Stock Voting Agreement with respect to their shares of Haggar Common Stock.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:	/s/ SHELDON STEIN
Senior Managing Director

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DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, AND 3.			Mark Here for Address Change or
Comments
SEE REVERSE SIDE

THE HAGGAR CORP. BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1, 2 AND 3.

The three proposals on the ballot are:
	FOR	AGAINST	ABSTAIN
1. Approval and adoption of the Agreement and Plan of Merger, dated August 31, 2005, among Haggar Corp., Texas Clothing Holding
Corp. and Nevada Clothing Acquisition Corp.

	FOR	AGAINST	ABSTAIN
2. Approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve and adopt the Agreement and Plan of Merger.
	FOR	AGAINST	ABSTAIN
3. Authorization of the proxies to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

 FOLD AND DETACH HERE

Submit Your Proxy by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Submission of proxies by Internet and telephone is available through 11:59 PM Eastern Time the day prior to the special meeting day.

Your Internet or telephone proxy authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/hggr		1-866-540-5760		Mark, sign and date
Use the Internet to submit your	OR	Use any touch-tone telephone to	OR	your proxy card and
proxy. Have your proxy card in hand		submit your proxy. Have your proxy		return it in the
when you access the web site.		card in hand when you call.		enclosed postage-paid
envelope.

If you submit your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Proxy Statement
on the Internet at www.haggar.com

Haggar Corp.

Two Colinas Crossing
11511 Luna Road
Dallas, Texas 75234

Proxy for Special Meeting of Stockholders
November 1, 2005

This Proxy is Solicited on Behalf of Haggar Corp.’s Board of Directors

The undersigned hereby appoints Alan C. Burks, John W. Feray and Marc W. Joseph, and each of them, proxies for the undersigned, with full power of substitution and revocation as to each of them, to vote all shares of Haggar Corp. Common Stock that the undersigned may be entitled to vote at the Special Meeting of Stockholders of Haggar Corp. to be held on Tuesday, November 1, 2005, at 9:00 a.m., Central Time, at the Haggar Corp. Conference Center, 11511 Luna Road, Dallas, Texas 75234, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

You are encouraged to specify your vote by marking the appropriate box ON THE REVERSE SIDE but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation, which is FOR the approval and adoption of the Agreement and Plan of Merger, dated August 31, 2005, among Haggar Corp., Texas Clothing Holding Corp. and Nevada Clothing Acquisition Corp., FOR the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, and FOR the authorization of the proxies to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof. The proxies cannot vote your shares unless you sign and return this card.

Address Change/Comments (Mark the corresponding box on the reverse side)

 FOLD AND DETACH HERE

You can now access your Haggar Corp. account online.

Access your Haggar Corp. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Haggar Corp., now makes it easy and convenient to get current information on your stockholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC